As filed with the Securities and Exchange Commission on March 23, 2005.
Registration No. 333-123288

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VALERA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	13-4119931
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8 Clarke Drive
Cranbury, New Jersey 08512
(609) 409-9010
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
David S. Tierney, M.D.
President and Chief Executive Officer
Valera Pharmaceuticals, Inc.
8 Clarke Drive
Cranbury, New Jersey 08512
(609) 409-9010
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Robert B. Murphy, Esq. Raymond A. Miller, Esq. Pepper Hamilton LLP 600 Fourteenth Street, N.W. Washington, D.C. 20005-2004 (202) 220-1200 Facsimile: (202) 220-1665	Richard B. Aftanas, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 (212) 735-3000 Facsimile: (212) 735-2000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED MARCH 23, 2005
                     Shares of Common Stock

           This is the initial public offering of our common stock. We are selling            shares of common stock. The public offering price of our common stock is expected to be between $          and $          .
           Prior to this offering, there has been no public market for our common stock. We have applied to have our common stock approved for quotation on The Nasdaq National Market under the symbol, “VLRX.”
           Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock under the heading “Risk Factors” beginning on page 7.
           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds, Before Expenses, to Us	$	$
           The underwriters may also purchase up to an additional                      shares from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus to cover over-allotments.
           The underwriters are offering the shares of our common stock as described in “Underwriting.” Delivery of the shares will be made on or about                     , 2005.

UBS Investment Bank	Banc of America Securities LLC

First Albany Capital	Fortis Securities LLC

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.
      “Vantas” is our registered trademark. Eligard®, Elmiron®, Lupron®, Lupron Depot-PED®, Sandostatin®, Sandostatin LAR®, Somavert®, Viadur® and Zoladex® are the registered trademarks of others.

i

PROSPECTUS SUMMARY
      This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the Risk Factors section beginning on page 7 and our financial statements and related notes and schedule beginning on page F-1 before making an investment decision. References to “we,” “us,” “our” or “Valera” refers to Valera Pharmaceuticals, Inc.
Our Company
      Valera is a fully-integrated specialty pharmaceutical company concentrating on the development and commercialization of products for the treatment of urological and endocrine conditions, diseases and disorders. Our first product, Vantas, was approved for commercial sale and distribution by the U.S. Food and Drug Administration, or FDA, in October 2004. Vantas is a 12-month implant for the palliative treatment of advanced prostate cancer that delivers histrelin, a luteinizing hormone-releasing hormone agonist, or LHRH agonist. Vantas is the only product indicated for the palliative treatment of prostate cancer that delivers histrelin, the most potent LHRH agonist available on the market. In November 2004, our sales force began marketing Vantas to the urologists in the United States that account for the majority of LHRH agonist product sales.
      In addition to Vantas, we are developing a pipeline of product candidates that are based on our patented polymer technology, or Hydron Technology, for indications that include central precocious puberty, acromegaly, and opioid addiction. Hydron Technology is our proprietary drug delivery technology that forms the Vantas implant.
Product Development
      The following table summarizes certain information regarding Vantas and our product candidates.

		Therapeutic	Delivery		Next Anticipated
Product	Indication	Area	Method	Status	Milestone

Vantas	Prostate Cancer	Urology	Implant	Commercial Sales	European Regulatory Filing in First Half of 2005

VP002 (Histrelin)	Central Precocious Puberty	Endocrinology	Implant	Phase III	New Drug Application Filing in First Half of 2006

VP003 (Octreotide)	Acromegaly	Endocrinology	Implant	Phase I/II	Phase IIb Clinical Trial in Second Half of 2005

VP004 (Naltrexone)	Addiction Disorders	Central Nervous System	Implant	Pre-clinical	Phase I/II Clinical Trial in First Half of 2006

VP005 (Anti-inflammatory)	Interstitial Cystitis	Urology	Bladder Instillation	Pre-clinical	Phase I/II Clinical Trial in First Half of 2006

      Vantas is a soft and flexible implant utilizing our Hydron Technology to deliver histrelin over a 12-month period for the palliative treatment of advanced prostate cancer. The total number of patients with advanced prostate cancer in the U.S. was approximately 652,000 in 2004, and we estimate the patient population in Europe to be of similar size. Total U.S. sales of LHRH agonist products for advanced prostate cancer were approximately $974 million in 2004 based on IMS Health market data. We believe that Vantas is a more comfortable and convenient alternative to competing products because it eliminates the requirement of multiple physician visits and repeated injections and is smaller, softer and more flexible than other implants. We have been marketing Vantas in the U.S. since November 2004, and we plan to file an application for regulatory approval in the European Union in the first half of 2005.

      VP002 is an implant utilizing Hydron Technology to deliver histrelin over a 12-month period for the treatment of central precocious puberty, or CPP, which is the early onset of puberty in young children. The prevalence of this condition is estimated to be between one in 5,000 to 10,000 children. This yields a potential population of up to 11,700 children who are 14 or younger with this condition in the U.S. The only therapy currently marketed to treat CPP is Lupron Depot-PED, which consists of monthly intramuscular injections of leuprolide to hormonally suppress these children. If approved, VP002 would provide hormonal suppression with histrelin over a 12-month period. We believe VP002 would have a competitive advantage over existing products because it eliminates multiple injections in children and offers increased convenience and reduced costs. We are currently conducting a single Phase III clinical trial for VP002 with 36 patients and expect to file a new drug application with the FDA in the first half of 2006.
      VP003 is an implant utilizing Hydron Technology to deliver octreotide over a six-month period for the treatment of acromegaly, a chronic hormonal disorder that occurs when a pituitary tumor produces excess growth hormone, or GH. We believe that there are approximately 1,000 new acromegalic patients per year in the U.S. and 16,000 total patients. We estimate the U.S. acromegalic market to be $160 million annually, consisting primarily of monthly injections of octreotide. Octreotide is used to substantially reduce GH levels and insulin-like growth factor levels in patients. We believe that there is a market for a longer-acting octreotide formulation such as VP003 in order to reduce the number of physician visits for injections. We believe patient compliance would also be significantly improved by a longer-acting treatment with VP003. We plan to initiate a Phase IIb clinical trial in the second half of 2005 to evaluate the efficacy of VP003 as compared to the monthly formulation of Sandostatin.
      We have several other products in pre-clinical development, including VP004, an implant using Hydron Technology to deliver naltrexone for the treatment of addictive disorders, and VP005, a solution instillation for the treatment of symptoms associated with interstitial cystitis, a chronic inflammatory condition of the bladder.
Our Drug Delivery System
      We believe that implantable drug delivery systems may provide safer and more effective administration of therapy by delivering drugs directly to the bloodstream. Our implant is designed to allow release of drugs continuously, at even, controlled rates for up to a 12-month period. We believe that such predictable release over 12 months has not been achieved by most other drug delivery systems. In addition, implants utilizing Hydron Technology eliminate the requirement of multiple physician visits and repeated injections and are smaller, softer and more flexible than other implants. We believe that these characteristics provide Vantas and our product candidates with the advantages of reduced costs, better patient comfort and increased patient compliance.
Our Competitive Strengths
      We believe that our key competitive strengths that distinguish us from our competitors include:

•	Technology. Implants using Hydron Technology can be adapted to deliver many different drugs. In addition, these implants are soft and flexible, which enhances patient comfort. Further, because we own the manufacturing know-how to develop products utilizing Hydron Technology, we are able to control and maximize its potential commercial uses.

•	Development Capability. As demonstrated by Vantas, we have the internal capability to efficiently develop a product and successfully take it through the regulatory process to market. We received FDA approval for Vantas within 10 months of submitting our new drug application. In addition, over the past three years, we have advanced two other product candidates into late-stage development.

•	Manufacturing Ability. We manufacture Vantas and our product candidates utilizing Hydron Technology in a patented process, and because we control the manufacturing process, we can ensure high quality and fully realize any manufacturing cost efficiencies.

•	Sales and Marketing. We have a highly focused sales force that call on the urologists that account for the majority of LHRH agonist product sales in the U.S. We plan to leverage our sales force to market to our current physician base and to physicians in additional specialty areas, such as endocrinology. We also believe that the direct physician distribution channel of Vantas may present a barrier to the future entry of competition from generic products as generic drug companies do not typically have field sales forces.
Our Business Strategy
      In addition to growing sales of our approved product, Vantas, our goal is to develop and commercialize products for the treatment of urological and endocrine conditions, diseases and disorders. To achieve this goal, our strategy includes the following key elements:

•	Continue to Focus on Urological and Endocrine Conditions, Diseases and Disorders;

•	Develop Proprietary Pharmaceutical Portfolio;

•	Develop or Acquire New Drug Delivery Technologies;

•	Leverage Sales and Marketing Expertise; and

•	Partner Outside the U.S. to Reach New Geographic Markets.
Corporate Information
      We were incorporated in the State of Delaware in 2000 as Hydro Med Sciences, Inc. Prior to that time, we operated as a division of GP Strategies Corporation. We changed our name from Hydro Med Sciences, Inc. to Valera Pharmaceuticals, Inc. in July 2003. Our principal executive offices are located at 8 Clarke Drive, Cranbury, New Jersey 08512, and our telephone number at that address is (609) 409-9010. Our website address is http://www.valerapharma.com. Information contained in our website is not a part of this prospectus.

The Offering

Common Stock Offered	shares

Common Stock Outstanding After the Offering	shares

Use of Proceeds	We expect to use the net proceeds from this offering to expand our sales and marketing capabilities, fund our research and development activities, and expand our manufacturing capabilities and for general corporate purposes. In addition, we may use a portion of the net proceeds to acquire products or technologies that are complementary to our current or future business and product lines.

Proposed Nasdaq Symbol	“VLRX”

Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in our common stock.
      The number of shares of our common stock outstanding after this offering is based on 61,515,582 shares outstanding as of December 31, 2004. Unless otherwise indicated, all information in this prospectus assumes the following:

•	a -for- reverse split of our common stock to be completed before the closing of this offering;

•	the conversion of 40,668,966 outstanding shares of our convertible preferred stock into 51,515,582 shares of our common stock, which will become effective upon the closing of this offering; and

•	the underwriters do not exercise their option to purchase up to shares of our common stock to cover over-allotments.
      The number of shares of our common stock to be outstanding immediately after this offering excludes:

•	6,716,550 shares of our common stock issuable upon exercise of options outstanding as of December 31, 2004, at a weighted average exercise price of $0.64 per share, of which options to purchase 2,004,888 shares were exercisable as of that date; and

•	1,133,450 shares of our common stock available for future grant under the Valera Pharmaceuticals, Inc. Equity Incentive Plan as of December 31, 2004.

SUMMARY FINANCIAL DATA
      The following tables set forth our summary financial data for the three years ended December 31, 2004 and as of December 31, 2004, which have been derived from our audited financial statements included elsewhere in this prospectus. It is important that you read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and our financial statements and the related notes and schedule to these financial statements beginning on page F-1 of this prospectus. The historical results presented below are not necessarily indicative of results to be expected in any future periods.

	Year Ended December 31,

	2002	2003	2004

	(Restated)(1)
Net product sales	$15,006	$7,353	$5,511,286
Licensing revenue	—	—	134,636

Total net revenue	15,006	7,353	5,645,922
Operating costs and expenses:
Cost of product sales	—	—	608,150
Research and development	4,319,709	5,229,529	6,375,819
Selling and marketing	269,633	509,514	5,025,038
General and administrative	1,324,378	1,838,101	5,897,435

Total operating expenses	5,913,720	7,577,144	17,905,442

Loss from operations	(5,898,714)	(7,569,791)	(12,260,520)
Interest income (expense), net	15,919	13,134	(6,152)

Loss before income taxes	(5,882,795)	(7,556,657)	(12,266,672)
Benefit for income taxes	—	—	243,618

Net loss	(5,882,795)	(7,556,657)	(12,023,054)
Deemed dividend(1)	—	(1,139,535)	(5,860,465)

Net loss attributable to common stockholders	$(5,882,795)	$(8,696,192)	$(17,883,519)

Basic and diluted net loss attributable to common shareholders per share	$(0.59)	$(0.87)	$(1.79)

Weighted average shares outstanding — basic and diluted	10,000,000	10,000,000	10,000,000

Unaudited pro forma basic and diluted net loss per share(2)			$(0.40)

Unaudited pro forma weighted average shares outstanding basic and diluted			44,206,980

	As of December 31, 2004

			Pro Forma
	Actual	Pro Forma(3)	as Adjusted(4)

Balance Sheet Data:
Cash and cash equivalents	$5,052,643	$5,052,643	$
Working capital	8,306,324	8,306,324
Total assets	13,323,193	13,323,193
Long-term capital lease obligations and convertible preferred stock	39,942,188	17,193
Accumulated deficit	(38,317,116)	(38,317,116)
Total stockholders’ (deficit) equity	(29,886,559)	10,038,436

(1)	We have determined that in connection with the issuance of our series B convertible preferred stock, certain anti-dilution provisions in our series A convertible preferred stock were activated. Because the shares of series B convertible preferred stock were sold at a price below the price that the shares of series A convertible preferred stock were sold, the conversion price and conversion ratio of the series A convertible preferred stock were adjusted in accordance with the original terms of that issuance when each tranche of series B convertible preferred stock was issued. These adjustments to the conversion price and the resulting conversion ratio resulted in deemed dividends being afforded to the holders of the series A convertible preferred stock. The total deemed dividend was not originally recorded in our 2003 financial statements, but such statements have been restated to reflect this deemed dividend.

(2)	The pro forma net loss per share information is computed using the weighted average number of common shares outstanding, after giving pro forma effect to the automatic conversion of all outstanding shares of our convertible preferred stock into shares of common stock effective upon the completion of this offering, as if the conversion had occurred at the date of the original issuance.

(3)	The pro forma balance sheet information gives effect to the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 51,515,582 shares of common stock upon the completion of this offering.

(4)	The pro forma as adjusted balance sheet information gives further effect to the sale of shares of common stock in this offering at an assumed initial public offering price of $ per share, which is the midpoint of the range set forth on the cover of this prospectus, after deducting underwriting discounts and commission and estimated offering expenses to be paid by us.

RISK FACTORS
      You should carefully consider the risk factors described below and all other information contained in this prospectus, including our historical financial statements and related notes and schedule, before you decide to invest in our common stock. If any of the following risk factors, as well as other risks and uncertainties that are not currently known to us or that we currently believe are not material, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose part or all of your investment.
Risks Related to Our Business

We are largely dependent on the success of Vantas, our first product to be approved for commercial sale by the FDA, and we cannot be certain that we will be able to successfully commercialize Vantas.
      We have invested and will invest a significant portion of our time and resources in the commercialization of Vantas, which was approved for commercial use by the FDA in October 2004. The commercial success of Vantas is dependent on many factors, including building a focused sales force, generating commercial sales, gaining acceptance of Vantas by patients and the medical community, and obtaining reimbursement from third party payors. All of our product revenues to date have been generated solely from sales of Vantas. Until our product candidates are approved for commercial use, our only source of revenue will be associated with Vantas sales. If we are unable to successfully commercialize Vantas, we may be required to cease or reduce our operations.

We have a history of operating losses and may not achieve profitability.
      The extent of our future operating losses and timing of profitability is highly uncertain, and we may never achieve profitability. Our product development and clinical activities will require significant continuing expenditures. Vantas is our only product that has been approved for commercial use by the FDA and that may generate any significant revenues. Since inception we have incurred operating losses, and as of December 31, 2004, we had an accumulated deficit of approximately $38.3 million. We expect to incur additional operating losses and capital expenditures and anticipate that our expenses will increase in the foreseeable future as we expand our sales of Vantas, continue our product development and clinical research, acquire or in-license other pharmaceutical products and expand our infrastructure.

We have limited sales, marketing, and distribution experience and may be unable to successfully commercialize our products.
      We have limited experience in marketing, selling, and distributing our products in the U.S. and abroad. To achieve commercial success, we must build on our current marketing and sales force or contract with other parties, including collaborators, to perform these services for us. We may not be able to negotiate favorable distribution or marketing arrangements. To the extent that we enter into co-promotion or other arrangements, any revenues we receive will depend upon the efforts of third parties which may not be successful and are only partially within our control. We will be competing with companies that have experienced and well-funded marketing and sales operations. The failure to adequately sell and distribute Vantas or our product candidates, if approved, could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on single suppliers for certain raw materials and services that are necessary for the manufacture of our Hydron implants. If any of these suppliers fail or are unable to perform in a timely and satisfactory manner, we may be unable to manufacture Vantas or some of our product candidates, which could delay the sale of Vantas and hinder research and development of our product candidates that use Hydron Technology.
      We currently rely on single suppliers for certain raw materials and services for the manufacture of our Hydron implants. Although we have identified alternate sources of raw materials and services, these raw materials and services may not be immediately available to us. Further, even if raw materials are immediately available, they must first meet our internal specifications. Consequently, if any of our suppliers are unable or unwilling to supply us with raw materials in sufficient quantities with the correct specifications, or provide services on commercially acceptable terms, we may not be able to manufacture Vantas or our product candidates in a timely manner or at all, which could delay the production or sale of Vantas and hinder the research and development of some of our product candidates. Our inability to obtain raw materials and services for the manufacture of our implants may force us to cease or reduce operations.

We may not be able to obtain additional capital that may be necessary for growth and market penetration or to continue our operations.
      We may need to raise additional funds through public or private debt or equity financings in order to fund our operations, expand our sales and marketing capabilities, develop product candidates, obtain FDA approval of our product candidates and continue commercial development. Financings may be on terms that are dilutive or potentially dilutive to our stockholders. Any debt financing we enter into may involve incurring significant interest expense and include covenants that restrict our operations. If we raise additional funds through collaborations and licensing arrangements, it may be necessary to relinquish some rights to our technologies, product candidates or products, or grant licenses on terms that are not favorable to us. Our ability to raise additional funds will depend on financial, economic and market conditions and other factors, many of which are beyond our control. We may not be able to obtain financing on terms acceptable to us or at all. If financing is insufficient or unavailable, we will have to modify our growth and marketing strategies and scale back operations by delaying, reducing the scope of, or eliminating one or more of our planned development, commercialization or expansion activities. This may negatively affect our ability to commercialize Vantas and develop and bring new products to market, which could have a material adverse effect on our business, financial condition and results of operations.
      Our future capital requirements may be significantly greater than we expect and depend on many factors, including:

•	costs associated with conducting pre-clinical and clinical testing;

•	costs associated with commercializing Vantas and other products we may develop, including expanding sales and marketing functions;

•	costs of establishing arrangements for manufacturing;

•	costs of acquiring new pharmaceutical products and drug delivery systems;

•	payments required under our current and any future license agreements and collaborations;

•	costs, timing and outcome of regulatory reviews;

•	costs of obtaining, maintaining and defending patents on proprietary technology; and

•	costs of increased general and administrative expenses.

The successful commercialization of Vantas and any other products we develop will depend on obtaining coverage and reimbursement for patient use of these products from third party payors and Medicare/Medicaid.
      Sales of pharmaceutical products largely depend on the reimbursement of patients’ medical expenses by government healthcare programs and private health insurers. These third party payors control healthcare costs by limiting both coverage and the level of reimbursement for healthcare products. Third party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services. The levels at which government authorities and third party payors reimburse patients for the price they pay for Vantas and other products we may develop could affect the extent to which we are able to commercialize these products. Our current sales of Vantas may be supported, in part, by favorable reimbursement rates, which we expect will decrease in the second half of 2005. In addition, significant uncertainty generally exists as to the reimbursement status of newly approved healthcare products. Our ability to achieve acceptable levels of reimbursement of product candidates will affect our ability to successfully commercialize, and attract collaborative partners to invest in the development of our product candidates. Vantas is currently eligible for insurance reimbursement coverage. Reimbursement may not be available for any other products that we develop and reimbursement or coverage levels may reduce the demand for, or the price of, Vantas or any other products that we may develop. If we cannot maintain coverage for Vantas and obtain adequate reimbursement for other products we develop, the market for those products may be limited.
      In both the U.S. and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals in recent years to change the healthcare system in ways that could impact our ability to profitably sell Vantas and any other products that we develop. These proposals include prescription drug benefit proposals for Medicare beneficiaries and measures that would limit or prohibit payments for certain medical treatments or subject the pricing of drugs to government control. Legislation creating a prescription drug benefit and making certain changes in Medicaid reimbursement has recently been enacted by Congress and signed by the President. Additionally, Medicare regulations implementing the prescription drug benefit have recently been published. These and other regulatory and legislative changes or proposals may affect our ability to raise capital, obtain additional collaborators and market Vantas and any other products that we may develop. In addition, in many foreign countries, particularly the countries of the European Union, the pricing of prescription drugs is subject to government control. If our products are or become subject to government regulation that limits or prohibits payment for our products, or that subject the price of our products to governmental control, our ability to sell Vantas and other products we develop in commercially acceptable quantities at profitable prices may be harmed.
                  If products utilizing our technology fail to gain market acceptance, we may be unable to generate significant revenue.
      Even if clinical trials demonstrate the safety and efficacy of products developed utilizing our technology and all regulatory approvals are obtained, such products may not gain market acceptance among physicians, patients, third party payors or the medical community. The current method of administration for our product candidates in late-stage development is implantation, which is generally less well received by patients than injection therapy. The degree of market acceptance of any product employing our technology will depend on a number of factors, including:

•	establishment and demonstration of clinical efficacy and safety;

•	cost-effectiveness;

•	adequate reimbursement by third parties;

•	relative convenience and ease of administration;

•	timing of market introduction of competitive products;

•	alternative treatment methods; and

•	marketing and distribution support.
      If our products do not achieve significant market acceptance, we may be unable to generate significant revenue, which could have a material adverse effect on our business, financial condition and results of operations.

Our failure to recruit, retain, and motivate qualified management and scientific personnel could adversely affect us.
      Our success depends, in part, on our continued ability to attract, retain and motivate highly qualified management, scientific and clinical and sales and marketing personnel. We are substantially dependent on our senior management and key scientific and technical personnel, particularly David S. Tierney, M.D., Matthew L. Rue, III, Pete J. Perron and Petr F. Kuzma, each of whose services are critical to the successful implementation of our development, regulatory strategies and commercialization. We will need to expand our employee base as we continue to commercialize Vantas and develop our product candidates. The loss of the services of any member of our senior management, scientific or technical staff may significantly delay or prevent the achievement of drug development and other business objectives, and could have a material adverse effect on our business, operating results and financial condition. We may not be able to recruit and retain qualified personnel in the future due to intense competition for personnel among pharmaceutical businesses, and our failure to do so could delay or curtail our product development efforts, impair our ability to execute our business strategy and adversely affect us. We also rely on consultants and advisors to assist us with research and development. All of our consultants and advisors are either self-employed or employed by other organizations, and they may have conflicts of interest or other commitments, such as consulting or advisory contracts with other organizations, that may affect their ability to contribute to us, which could have a material adverse effect on our business, financial condition and results of operations.

We face substantial competition and our competitors may discover, develop or commercialize products similar to ours before or more successfully than us.
      The biotechnology and pharmaceutical industries are very competitive. In particular, competition for the development and marketing of urological and endocrine pharmaceutical products is intense and is expected to increase. Many of our competitors have substantially greater financial and other resources, larger research and development staffs and more experience developing products, obtaining FDA and other regulatory approval and manufacturing and marketing products. We compete against all pharmaceutical companies that manufacture or market LHRH agonist products. In addition, we compete against biotechnology companies, universities, government agencies, and other research institutions in the development of urological and endocrine products, technologies and processes that are, or in the future may be, the basis for competitive commercial products.
      In particular, we compete against the following LHRH agonist products for the palliative treatment of advanced prostate cancer: TAP Pharmaceutical Products’ Lupron and Sanofi-Aventis’ Eligard, both multiple injection formulations that deliver leuprolide; AstraZeneca’s Zoladex, a biodegradable rod that delivers goserelin for up to three months; and Bayer Pharmaceuticals’ Viadur, a rigid metal implant that releases leuprolide over a 12-month period. With respect to our endocrine pharmaceuticals in late-stage development for the treatment of central precocious puberty and acromegaly, our competitors currently include TAP Pharmaceutical Products’ Lupron Depot-PED, Novartis’ Sandostatin injections and Sandostatin LAR Depots and Pfizer’s Somavert.
      Our competitors may discover, develop or commercialize products similar to ours before or more successfully than us and may compete with us in establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business. In addition, there may be product candidates of which we are not aware at an earlier stage of development that may compete with our product candidates. If any of them are successfully developed and approved, they could compete directly with our product candidates. This could result in reduced sales and pricing pressure on any similar products that we develop, which in turn would reduce our ability to generate revenue and could have a material adverse effect on our business, financial condition and results of operations.

Our sales of Vantas and any other products we may develop could suffer from competition by generic products.
      Although we have proprietary protection for Vantas and other products we are developing, we could face competition from generic substitutes of these products if generics are developed by other companies and approved by the FDA. Because generic manufacturers are not exposed to development risks for such generic substitutes, these manufacturers can capture market share by selling generic products at lower prices, which can reduce the market share held by the original product. Competition from the sale of generic products may cause a decrease in revenue, and could have a material adverse effect on our business, financial condition and results of operations.

We may encounter difficulties managing our growth, which could adversely affect our results of operations.
      In connection with our commercial launch of Vantas, we may experience rapid and significant growth in the number of our employees and the scope of our operations. We currently have approximately 40 employees devoted to sales and marketing, and we expect to hire approximately 10 additional employees in this area. Our future financial performance and our ability to commercialize Vantas and any other products that we develop and to compete effectively will depend, in part, on our ability to manage any future growth effectively. This growth and expansion is expected to place a significant demand on our financial, managerial and operational resources.
      Our success in managing our growth will also depend on the ability of our executive officers and senior management to continue to implement and improve our operational, management information and financial control systems and to expand, train and manage our employee base. Our inability to manage growth effectively could cause our operating costs to grow at a faster pace than is currently anticipated and could have a material adverse effect on our business, financial condition and results of operations.

We face a risk of product liability claims and may not be able to obtain adequate insurance.
      Our business exposes us to potential liability risks that may arise from the clinical testing of our product candidates and the manufacture and sale of Vantas and other products that we may develop. Plaintiffs have received substantial damage awards in some jurisdictions against pharmaceutical companies based upon claims for injuries allegedly caused by the use of their products. Such liability claims may be expensive to defend and may result in large judgments against us. Although we have liability insurance with a coverage limit of $10 million, our insurance may not reimburse us, or this coverage may not be sufficient to cover claims that may be made against us. In addition, if we are no longer able to maintain this coverage or have to obtain additional coverage, we may not be able to obtain liability insurance on acceptable terms or at all. Whether or not we are ultimately successful in any product liability litigation, such litigation could consume substantial amounts of our financial and managerial resources and could result in:

•	significant awards against us;

•	substantial litigation costs;

•	recall of the product;

•	injury to our reputation; and

•	withdrawal of clinical trial participants;
all of which could have a material adverse effect on our business, financial condition and results of operations.

Because we have operated as a private company, we have no experience attempting to comply with public company obligations, including recently enacted changes in securities laws and regulations; attempting to comply with these requirements will increase our costs and require additional management resources and we still may fail to comply.
      We are a small company with limited resources. We have operated as a private company, not subject to many of the requirements applicable to public companies. The number and qualifications of our finance and accounting staff are consistent with those of a private company. While we plan to expand our staff if we become public, we may encounter substantial difficulty attracting qualified staff with requisite experience due to the high level of competition for experienced financial professionals.
      As a public reporting company, we will need to comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, including expanded periodic reports, disclosures and accelerated reporting requirements and more complex accounting rules.
      As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports on Form 10-K. In addition, the public accounting firm auditing the company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. This requirement will first apply to our annual report on Form 10-K for our fiscal year ending December 31, 2006. If we are unable to conclude that we have effective internal controls over financial reporting or, if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as of December 31, 2006 and future year ends as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.
Risks Related to Clinical Trials and Other Regulatory Matters

If our clinical trials are unsuccessful, significantly delayed, or if we do not complete our clinical trials, we may not be able to commercialize our product candidates.
      We must provide the FDA and similar foreign regulatory authorities with pre-clinical and clinical data to demonstrate that our product candidates are safe and effective for each indication before they can be approved for commercialization. The pre-clinical testing and clinical trials of any product candidates that we develop must comply with the regulations of numerous federal, state and local government authorities in the U.S., principally the FDA, and by similar agencies in other countries. Clinical development is a long, expensive and uncertain process and is subject to delays. We may encounter delays or rejections for various reasons, including our inability to enroll enough patients to complete our clinical trials.
      It may take several years to complete the testing of a product, and failure can occur at any stage of development, for many reasons, including:

•	interim results of pre-clinical or clinical studies does not necessarily predict their final results, and acceptable results in early studies might not be seen in later studies;

•	product candidates that appear promising at early stages of development may ultimately fail because the products may be ineffective, may be less effective than competitors’ products or may cause harmful side effects;

•	any pre-clinical or clinical test may fail to produce results satisfactory to the FDA or foreign regulatory authorities;

•	pre-clinical or clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval;

•	negative or inconclusive results from a pre-clinical study or clinical trial or adverse medical events during a clinical trial could cause a pre-clinical study or clinical trial to be repeated or a program to be terminated, even if other studies or trials relating to the program are successful;

•	the FDA can place a clinical hold on a trial if, among other reasons, it finds that patients enrolled in the trial are or would be exposed to an unreasonable and significant risk of illness or injury;

•	we may encounter delays or rejections based on changes in regulatory agency policies during the period in which we are developing a product candidate or the period required for review of any application for regulatory agency approval;

•	our clinical trials may not demonstrate the safety and efficacy of any product candidates or result in marketable products;

•	the FDA may change its approval policies or adopt new regulations that may negatively affect or delay our ability to bring a product candidate to market; and

•	a product candidate may not be approved for all the indications which we request.

The development and approval process may take many years, require substantial resources and may never lead to the approval of a product. With the exception of Vantas, we do not have, and may never obtain, the regulatory approvals we need to market our product candidates. Our failure to obtain, or delays in obtaining, regulatory approvals would have a material adverse effect on our business, financial condition and results of operations.
      Product candidates are subject to extensive and rigorous government regulation by the FDA, other regulatory agencies, and their respective foreign equivalents. The FDA regulates the research, development, pre-clinical and clinical testing, manufacture, safety, effectiveness, record keeping, reporting, labeling, storage, approval, advertising, promotion, sale, distribution, import and export of pharmaceutical products. Any of our products marketed abroad will also be subject to extensive regulation by foreign governments, whether or not we have obtained FDA approval for a given product and its uses.
      Government regulation substantially increases the cost of researching, developing, manufacturing and selling pharmaceutical products. The regulatory review and approval process, which includes pre-clinical testing and clinical trials of each product candidate, is lengthy, expensive and uncertain. We must obtain regulatory approval for each product we intend to market, and the manufacturing facilities used for the products must be inspected and meet legal requirements. Securing regulatory approval requires the submission of extensive pre-clinical and clinical data and other supporting information for each proposed therapeutic indication in order to establish the product’s safety, efficacy, potency and purity for each intended use. Moreover, approval policies or regulations may change. We will not be able to commercialize our product candidates until we obtain FDA approval in the U.S. or approval by comparable authorities in other countries. The development and approval process takes many years, requires substantial resources and may never lead to the approval of a product. We received FDA approval for the commercial sale of Vantas in October 2004. Approval of any of our product candidates is not anticipated until 2007 and thereafter. Failure to obtain or delays in obtaining, regulatory approvals may:

•	adversely affect the commercialization of any products that we develop;

•	impose additional costs on us;

•	diminish any competitive advantages that we may attain; and

•	adversely affect our receipt of revenues or royalties.

Even if we receive regulatory approval for our product candidates, our approval may be limited and, we will be subject to significant ongoing regulatory obligations and oversight.
      Even if we are able to obtain regulatory approval for a particular product, the approval may limit the indicated uses for the product, may otherwise limit our ability to promote, sell and distribute the product, may require that we conduct costly post-marketing surveillance and may require that we conduct ongoing post-marketing studies. Material changes to an approved product, such as manufacturing changes or revised labeling, may require further regulatory review and approval. Once obtained, any approvals may be withdrawn for a number of reasons, including the later discovery of previously unknown problems with the product. If we or our contract manufacturers fail to comply with applicable regulatory requirements at any stage during the regulatory process, such noncompliance could result in:

•	refusals or delays in the approval of applications or supplements to approved applications;

•	refusal of a regulatory authority, including the FDA, to review pending market approval applications or supplements to approved applications;

•	warning letters;

•	fines;

•	import or export restrictions;

•	product recalls or seizures;

•	injunctions;

•	total or partial suspension of clinical trials or production;

•	civil penalties;

•	withdrawals of previously approved marketing applications or licenses;

•	recommendations by the FDA or other regulatory authorities against entering into governmental contracts with us; or

•	criminal prosecutions.

The regulatory approval process outside the U.S. varies depending on foreign regulatory requirements, and failure to obtain regulatory approval in foreign jurisdictions would prevent the marketing of our products abroad.
      We intend to also market our products outside of the U.S. To market our products in the European Union and many other foreign jurisdictions, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. Approval of a product by the comparable regulatory authorities of foreign countries must still be obtained prior to manufacturing or marketing that product in those countries. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth above, and approval by the FDA does not ensure approval by the regulatory authorities of any other country, nor does the approval by foreign regulatory authorities in one country ensure approval by regulatory authorities in other foreign countries or the FDA. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any foreign market. If we fail to comply with these regulatory requirements or obtain and maintain required approvals, our target market will be reduced and our ability to generate revenue will be adversely affected.

We rely on third parties to conduct certain of the clinical trials for our product candidates, and if they do not perform their obligations to us, we may not be able to obtain regulatory approvals for our product candidates.
      We design the clinical trials for our product candidates, but we rely on academic institutions, corporate partners, contract research organizations and other third parties to assist us in managing, monitoring and otherwise carrying out these trials. Accordingly, we may have less control over the timing and other aspects of these clinical trials than if they conducted them entirely on our own. We are currently conducting the clinical trials for VP002 (histrelin) for CPP, however, the data management will be contracted to an outside data management firm. We are also conducting the clinical trials for VP003 (octreotide) in Brazil, however, we have employed a local contract research organization to monitor the trials for us, and we will contract with a third party to handle the data management. Although we rely on these third parties to manage the data from these clinical trials, we are responsible for confirming that each of our clinical trials is conducted in accordance with its general investigational plan and protocol. Moreover, FDA and foreign regulatory agencies require us to comply with regulations and standards, commonly referred to as good clinical practice, for conducting, recording and reporting the results of clinical trials to assure that the data and results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties does not relieve us of these responsibilities and requirements, and we may fail to obtain regulatory approval for our product candidates, if these requirements are not met.

As manufacturers of our products, we are subject to regulatory requirements. If we do not comply with such requirements, the development and sales of our products and our financial performance may be materially harmed.
      Pharmaceutical products are required to be manufactured under current good manufacturing practice, or cGMP. Before commercializing a new product, manufacturers must demonstrate compliance with the applicable cGMP regulations, which include quality control, and quality assurance requirements, as well as the maintenance of extensive records and documentation. Manufacturing facilities are subject to ongoing periodic inspection by the FDA and corresponding foreign and state authorities, including unannounced inspections, and must be licensed before they can be used in commercial manufacturing for products generated through the use of their technology. In addition, cGMP requirements are constantly evolving, and new or different requirements may apply in the future. After regulatory approvals are obtained, the subsequent discovery of previously unknown problems or the failure to maintain compliance with existing or new regulatory requirements may result in restrictions on the marketing of a product, withdrawal of the product from the market, seizures, the shutdown of manufacturing facilities, injunctions, monetary fines and civil or criminal sanctions.
      We may also encounter problems with the following:

•	production yields;

•	shortages of qualified personnel;

•	compliance with FDA regulations, including the demonstration of purity and potency;

•	changes in FDA requirements;

•	controlling production costs; and

•	development of advanced manufacturing techniques and process controls.
      In addition, we will be required to register our manufacturing facilities with the FDA and other regulatory authorities. The facilities will be subject to inspections confirming compliance with cGMP or other regulations. If we fail to maintain regulatory compliance, the FDA can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new drug product, or revocation of a pre-existing approval, which could have a material adverse effect on our business, financial condition and results of operations.
Risks Related to Intellectual Property

Our success depends on the protection of our intellectual property rights, and our failure to secure these rights would materially harm our business.
      We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. We protect our proprietary position by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. We may not be able to obtain patent protection for our pending patent applications, those we may file in the future, or those we may license from third parties. Moreover, patents issued or that may be issued or licensed may not be enforceable or valid or may expire prior to the commercialization of our product candidates. The patent position of a pharmaceutical company involves complex legal and factual questions and, therefore, enforceability or validity cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or license from third parties may not provide sufficient protection against our competitors. Also, patent rights may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Further, the laws of foreign countries may not protect our intellectual property rights to the same extent as do the laws of the U.S.

If we are unable to protect the confidentiality of our proprietary information and know-how, our competitive position would be impaired and our business could be adversely affected.
      In addition to patent protection, we also rely on the protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade secrets and proprietary information, we have entered into confidentiality agreements with our employees, consultants and collaborators upon the commencement of their relationships with us. These agreements require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. Our agreements with employees also provide that inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with the terms of these agreements. In the event of unauthorized use or disclosure of their trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection for our trade secrets or other confidential information. Further, to the extent that our employees, consultants or contractors use technology or know-how owned by others in their work for us, disputes may arise as to the rights in related inventions.
      Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information. The disclosure of our trade secrets would impair our competitive position and could harm our business.

Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties.
      Others may obtain patents that could limit our ability to use, import, manufacture, market or sell products or impair our competitive position. We cannot assure you that our products and/or actions in developing or selling their products will not infringe such patents. In the event our technologies infringe or violate the proprietary rights of third parties, we may be prevented from pursuing product development, manufacturing or commercialization of our products that utilize such technologies. Our failure to protect our patents or to obtain a license to any technology that we may require have a material adverse effect on our business, financial condition and results of operations.

Protecting our intellectual property is expensive and time consuming and could harm our business.
      Third parties may challenge the validity of our patents and other intellectual property rights, resulting in costly litigation or other time-consuming and expensive proceedings, which could deprive us of valuable rights. If we become involved in any intellectual property litigation, interference or other judicial or administrative proceedings, we will incur substantial expenses and the diversion of financial resources and technical and management personnel. An adverse determination may subject us to significant liabilities or require us to seek licenses that may not be available from third parties on commercially favorable terms, if at all. Further, if such claims are proven valid, through litigation or otherwise, we may be enjoined from marketing, selling or licensing the affected products and proprietary and intellectual property rights, and we may be required to pay financial damages, which could have a material adverse effect on our business, financial condition and results of operations.
Risks Related to This Offering and Our Common Stock

There has been no prior market for our common stock, and it may trade at prices below the initial public offering price.
      Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which a trading market for our common stock will develop or be sustained after this offering. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters based on factors that may not be indicative of future performance, and may not bear any relationship to the price at which our common stock will trade upon completion of this offering. You may be unable to sell your shares of common stock at or above the initial public offering price.

The trading price of the shares of our common stock could be highly volatile.
      The trading price of the shares could be highly volatile in response to various factors, many of which are beyond our control, including:

•	developments concerning Vantas or any of our product candidates;

•	announcements of technological innovations by us or our competitors;

•	new products introduced or announced by us or our competitors;

•	changes in reimbursement levels;

•	changes in financial estimates by securities analysts;

•	actual or anticipated variations in operating results;

•	expiration or termination of licenses, research contracts or other collaboration agreements;

•	conditions or trends in the regulatory climate and the biotechnology and pharmaceutical industries;

•	intellectual property, product liability or other litigation against us;

•	changes in the market valuations of similar companies; and

•	sales of shares of our common stock, particularly sales by our officers, directors and significant stockholders.
      In addition, equity markets in general, and the market for biotechnology and life sciences companies in particular, have experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies traded in those markets. In addition, changes in economic conditions in the U.S., Europe or globally, could impact upon our ability to grow profitably. Adverse economic changes are outside our control and may result in material adverse impacts on the business or its results. These broad market and industry factors may materially affect the market price of the shares, regardless of our development and operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us could cause us to incur substantial costs and divert management’s attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.
      If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. As a result, you will incur immediate and substantial dilution of $           per share, representing the difference between our pro forma net tangible book value per share after giving effect to this offering and the initial public offering price. In addition, purchasers of shares of our common stock in this offering will have contributed approximately      % of the aggregate price paid by all purchasers of our stock, but will own only approximately      % of the shares of our common stock outstanding after this offering based on the number of shares of our common stock outstanding as of December 31, 2004. In the past, we issued options to acquire shares of common stock at prices significantly below the initial public offering price. To the extent these options are ultimately exercised, you will sustain future dilution. We may also acquire or license other technologies or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders.

The ownership interests of our officers, directors and largest stockholders could conflict with the interests of our other stockholders.
      Following completion of this offering, our directors, executive officers and holders of 5% or more of our outstanding common stock will beneficially own approximately      % of our common stock (after giving effect

to the conversion of all outstanding shares of our convertible preferred stock, but assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding options). As a result, these stockholders, acting together, will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and approval of mergers or other significant corporate transactions. The interests of this group of stockholders may not always coincide with our interests or the interests of other stockholders.

Our use of the offering proceeds may not yield a favorable return on your investment.
      We expect to use the net proceeds from this offering to expand our sales and marketing capabilities, fund our research and development activities, expand our manufacturing capabilities and for general corporate purposes. In addition, we may use a portion of the net proceeds to acquire businesses, products or technologies that are complementary to our current or future business and product lines. Our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. Pending the use of the proceeds in this offering, we may invest them. However, the proceeds may not be invested effectively or in a manner that yields a favorable or any return, and consequently, this could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our product candidates.

Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could delay and discourage takeover attempts that stockholders may consider favorable.
      Certain provisions of our amended and restated certificate of incorporation, or certificate of incorporation, and amended and restated bylaws, or bylaws, and applicable provisions of Delaware corporate law may make it more difficult for or prevent a third party from acquiring control of us or changing our board of directors and management. These provisions include:

•	our board of directors has the ability to issue preferred stock with voting or other rights or preferences;

•	only the chairman of our board of directors, our president, secretary, any two or more directors, or stockholders who together own of record a majority of the outstanding stock of all classes entitled to vote upon written request, may call special meetings of our stockholders; and

•	our stockholders must comply with advance notice procedures in order to nominate candidates for election to our board of directors or to place stockholders’ proposals on the agenda for consideration at meetings of stockholders.
      Any delay or prevention of a change of control transaction or changes in our board of directors or management could deter potential acquirors or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then current market price for their shares.

Future sales of our common stock may depress our stock price.
      Persons who were our stockholders prior to the sale of shares in our initial public offering continue to hold a substantial number of shares of our common stock that they will be able to sell in the public market in the near future. Significant portions of these shares are held by a small number of stockholders. Sales by our current stockholders of a substantial number of shares, or the expectation that such sales may occur, could significantly reduce the market price of our common stock. Moreover, the holders of approximately 61,515,582 shares of our common stock, including shares issuable upon conversion of our outstanding preferred stock, will have rights, subject to certain conditions, to require us to file registration statements to permit the resale of their shares in the public market or to include their shares in registration statements that we may file for ourselves or other stockholders.
      The holders of approximately                      shares of our outstanding common stock as of December 31, 2004 have agreed with the underwriters of our initial public offering to be bound by a 180-day lock-up agreement that generally prohibits these holders from selling or transferring their stock until the end of the

180-day period, subject to specified exceptions. If we issue an earnings release or material news or a material event relating to us occurs during the 15 calendar days plus 3 business days before the last day of the lock-up period, or if prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16 days following the last day of the lock-up period, the restrictions provided in the lock-up agreements will continue to apply until 18 days after the issuance of the earnings release or the occurrence of material news or a material event. At any time and without public notice, UBS Securities LLC and Banc of America Securities LLC may in their sole discretion release all or some of the securities from these lock-up agreements. If the restrictions of the lock-up agreements are waived, shares of our common stock will be available for sale into the market, subject only to applicable securities rules and regulations, which may cause our stock price to decline.

Our quarterly financial results are likely to fluctuate significantly because our sales prospects are uncertain.
      Our quarterly operating results are difficult to predict and may fluctuate significantly from period to period. The level of our revenues, if any, and results of operations at any given time will be based primarily on the following factors:

•	success of the commercial launch of Vantas and any other product candidates that may be approved;

•	changes in our ability to obtain FDA approval for our other product candidates;

•	results of our clinical trials;

•	timing of new product offerings, acquisitions, licenses or other significant events by us or our competitors;

•	regulatory approvals and legislative changes affecting the products we may offer or those of our competitors;

•	our ability to establish, grow and maintain a productive sales force;

•	demand and pricing of products we may offer;

•	physician and patient acceptance of Vantas and other products we may offer;

•	levels of third-party reimbursement for Vantas and other products we may offer;

•	interruption in the manufacturing or distribution of Vantas and other products we may offer; and

•	the effect of competing technological and market developments.
      As we have just launched Vantas, our first product, it will be difficult for us to forecast demand for Vantas and our product candidates that may be approved with any degree of certainty, and therefore, our sales prospects are uncertain. In addition, we will be increasing our operating expenses as we expand our commercial capabilities. Accordingly, we may experience significant, unanticipated quarterly losses. Because of these factors, our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors, which could cause our stock price to decline significantly.

FORWARD-LOOKING STATEMENTS
      This prospectus contains forward-looking statements. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks” and “estimates,” and variations of these words and similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed, implied or forecasted in the forward-looking statements. In addition, the forward-looking events discussed in this prospectus might not occur. These risks and uncertainties include, among others, those described in “Risk Factors” and elsewhere in this prospectus. You are cautioned not to place undue reliance on these forward-looking statements. You should read this prospectus, and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part, with the understanding that actual future results and events may be materially different from what we currently expect.
      The forward-looking statements included in this prospectus reflect our views and assumptions only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.
      This prospectus also contains or refers to market data and industry statistics, forecasts and projections that we obtained from industry publications and publicly-available data. These sources generally indicated that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy or completeness of their information. We do not guarantee, and we have not independently verified this information. Accordingly, investors should not place undue reliance on this information.

USE OF PROCEEDS
      We will receive approximately $          million in net proceeds from the sale of our common stock in this offering, assuming an initial public offering price of $          , which is the midpoint of the range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $           million.
      We currently expect to use the net proceeds of this offering as follows:

•	approximately $ million to expand our sales and marketing capabilities;

•	approximately $ million to fund our research and development activities, including clinical trials;

•	approximately $ million to expand our manufacturing capabilities; and

•	approximately $ million for general corporate purposes.
      In addition, we may use a portion of the net proceeds from this offering to acquire products or technologies that are complementary to our current or future business and product lines, but we currently have no commitments, agreements, or understandings relating to any of these types of transactions.
      We believe that the net proceeds from this offering, together with our existing cash, cash equivalents and short-term investments, will be sufficient to meet our projected operating requirements for at least the next            months, including our requirements related to the commercialization of Vantas and further development of our product candidates.
      The allocation of the net proceeds of this offering described above represents our best current estimate of our projected operating requirements. However, the exact amount and timing of our expenditures will depend on several factors, including the success of our commercialization activities and the progress of our clinical trials and other development efforts as well as the amount of cash used in our operations. Accordingly, our management will have broad discretion in the application of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering. We reserve the right to change the use of these proceeds as a result of certain contingencies such as the results of our commercialization activities, competitive developments, opportunities to acquire or in-license products, technologies or businesses and other factors.
      Pending the uses described above, we plan to invest the net proceeds of this offering in short- and medium-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY
      We have not declared or paid any dividends to date. We currently intend to retain future earnings, if any, to fund the development and expansion of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future financing instruments and other factors our board of directors deems relevant.

CAPITALIZATION
      The following table sets forth our capitalization as of December 31, 2004:

•	on an actual basis;

•	on a pro forma basis to give effect to the automatic conversion of all of our outstanding convertible preferred stock into 51,515,582 shares of our common stock immediately prior to the closing of this offering; and

•	on a pro forma as adjusted basis to give further effect to the sale of a total of shares of common stock in this offering at an assumed initial public offering price of $ per share, which is the midpoint of the range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
      This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes and schedule thereto included elsewhere in this prospectus.

	As of December 31, 2004

			Pro Forma
	Actual	Pro Forma	As Adjusted

Long-term capitalized lease obligations, less current portion	$17,193	$17,193
Convertible Preferred Stock	39,924,995	—

Stockholders’ (deficit) equity:
Common Stock, $.001 par value, 75,000,000 shares authorized, 10,000,000 shares issued and outstanding actual; 61,515,582 shares issued and outstanding pro forma; and shares issued and outstanding, pro forma as adjusted	10,000	61,516
Additional paid-in capital	9,953,323	49,826,802
Deferred stock-based compensation	(1,532,766)	(1,532,766)
Accumulated deficit	(38,317,116)	(38,317,116)

Total stockholders’ (deficit) equity	(29,886,559)	10,038,436

Total capitalization	$10,055,629	$10,055,629

DILUTION
      If you invest in our common stock your interest will be diluted immediately to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share after this offering.
      Our historical net tangible book value at December 31, 2004, before adjustment for this offering, was approximately $(29.9) million, or approximately $(2.99) per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Pro forma net tangible book value as of December 31, 2004 was approximately $10.0 million or $0.16 per share of common stock. Pro forma net tangible book value gives effect to the conversion of all of our outstanding convertible preferred stock into 51,515,582 shares of our common stock, which will occur automatically immediately prior to the closing of this offering and to the reverse stock split. After giving effect to the sale of              shares of common stock in this offering, at an assumed initial public offering price of $           per share, which is the midpoint of the range set forth on the cover of this prospectus, and after deducting the estimated offering expenses, our pro forma net tangible book value at December 31, 2004 would have been $          or $           per share. This represents an increase in net tangible book value of $           per share to our existing stockholders and an immediate dilution (i.e., the difference between the public offering price per share and the net tangible book value per share adjusted for this offering) at December 31, 2004 of $           per share to purchasers of the common stock offered hereby. The following table illustrates this per share dilution:

Assumed initial public offering price per share
Historical net tangible book value per share as of December 31, 2004	$(2.99)
Increase in net tangible book value per share due to reverse stock split
Increase in net tangible book value per share due to the conversion of all shares of preferred stock
Pro forma net tangible book value per share before the offering	$0.16
Increase in net tangible book value per share attributable to this offering
Pro forma net tangible book value per share after this offering
Dilution per share to new investors		$

      Assuming the underwriters’ over-allotment option is exercised in full, the net tangible book value as of December 31, 2004 would have been             , or             per share, the immediate increase in net tangible book value of shares owned by existing stockholders would have been $           per share, and the immediate dilution to purchasers of common stock in this offering would have been $           per share.
      The following table summarizes as of December 31, 2004, after giving effect to this offering and the pro forma adjustments described above, the number of shares of common stock purchased from us, the total consideration paid to us for those shares and the average price per share paid by the existing stockholders and by the new investors.

	Shares Purchased		Total Consideration
						Average Price
	Number	Percent	Amount		Percent	per Share

Existing stockholders	50,668,966	%		$39,872,559	%	$0.79
New investors		%			%

Total		100.0%	$		100.0%

      If the underwriters exercise their over-allotment option in full, the following will occur:

•	the pro forma as adjusted percentage of shares of our common stock held by existing stockholders will decrease to approximately % of the total number of pro forma as adjusted shares of our common stock outstanding after this offering; and

•	the pro forma as adjusted number of shares of our common stock held by new public investors will increase to , or approximately % of the total pro forma as adjusted number of shares of our common stock outstanding after this offering.
      The tables and calculations above are based on shares outstanding as of December 31, 2004 and exclude:

•	6,716,550 shares of our common stock issuable upon exercise of options outstanding as of December 31, 2004, at a weighted average exercise price of $0.64 per share, of which options to purchase 2,004,888 shares were exercisable as of that date; and

•	1,133,450 shares of our common stock available for future grant under the Valera Pharmaceuticals, Inc. Equity Incentive Plan as of December 31, 2004.

SELECTED HISTORICAL FINANCIAL DATA
      The following tables set forth our selected historical financial data as of December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003 and 2004, which have been derived from our audited financial statements, included elsewhere in this prospectus. The selected historical financial data as of December 31, 2000, 2001 and 2002 and for the period from May 30, 2000 to December 31, 2000 and the year ended December 31, 2001 have been derived from our audited financial statements, which are not included in this prospectus. We have also presented financial data while we were a division of GP Strategies Corporation for the period of January 1, 2000 through May  29, 2000. It is important that you read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Risk Factors” and our financial statements and related notes and schedule to these financial statements beginning on page F-1 of this prospectus. The historical results presented below are not necessarily indicative of the results to be expected in any future period.

		For the
	Predecessor	Period
	Five Months	May 30,
	Ended	2000 to	Year Ended December 31,
	May 29,	December 31,
	2000	2000	2001	2002	2003	2004

					(Restated)(1)
Net product sales	$120,282	$47,073	$8,521	$15,006	$7,353	$5,511,286
Licensing revenue	43,183	39,398		—	—	134,636

Total net revenue	163,465	86,471	8,521	15,006	7,353	5,645,922
Operating costs and expenses:
Cost of product sales	—	—	—	—	—	608,150
Research and development	824,517	1,147,741	2,616,136	4,319,709	5,229,529	6,375,819
Selling and marketing	—	—	—	269,633	509,514	5,025,038
General and administrative	1,507,003	609,688	1,521,892	1,324,378	1,838,101	5,897,435

Total operating expenses	2,331,520	1,757,429	4,138,028	5,913,720	7,577,144	17,906,442

Loss from operations	(2,168,055)	(1,670,958)	(4,129,507)	(5,898,714)	(7,569,791)	(12,260,520)
Interest income (expense), net	(2,747)	(23,750)	(30,398)	15,919	13,134	(6,152)

Loss before income taxes	(2,170,802)	(1,694,708)	(4,159,905)	(5,882,795)	(7,556,657)	(12,266,672)
Benefit for income taxes	—	—	—	—	—	243,618

Net loss	(2,170,802)	(1,694,708)	(4,159,905)	(5,882,795)	(7,556,657)	(12,023,054)
Deemed dividend(1)	—	—	—	—	(1,139,535)	(5,860,465)

Net loss attributable to common stockholders	$(2,170,802)	$(1,694,708)	$(4,159,905)	$(5,882,795)	$(8,696,192)	$(17,883,519)

Basic and diluted net loss attributable to common stockholders per share	$(0.72)	$(0.56)	$(1.34)	$(0.59)	$(0.87)	$(1.79)

Weighted average shares outstanding — basic and diluted	3,000,000	3,000,000	3,095,890	10,000,000	10,000,000	10,000,000

Unaudited pro forma basic and diluted net loss per share(2)						$(0.40)

Unaudited pro forma weighted average shares outstanding basic and diluted						44,206,980

	As of December 31,

	2000	2001	2002	2003	2004

				(Restated)(1)
Balance Sheet Data:
Cash and cash equivalents	$—	$6,620,869	$640,577	$5,241,246	$5,052,643
Working capital	(92,874)	5,657,823	(403,548)	4,585,488	8,306,324
Total assets	586,251	7,172,082	1,296,188	6,664,550	13,323,193
Long-term liabilities	200,711	123,887	66,753	32,709	17,193
Convertible preferred stock	—	6,603,856	6,603,856	20,469,446	39,924,995
Accumulated deficit	(1,694,708)	(5,854,610)	(11,737,405)	(20,433,597)	(38,317,116)
Total stockholders’ (deficit) equity	$186,081	$(582,051)	$(6,464,846)	$(15,158,330)	$(29,886,559)

(1)	We have determined that in connection with the issuance of our series B convertible preferred stock, certain anti-dilution provisions in our series A convertible preferred stock were activated. Because the shares of series B convertible preferred stock were sold at a price below the price that the shares of series A convertible preferred stock were sold, the conversion price and conversion ratio of the series A convertible preferred stock were adjusted in accordance with the original terms of that issuance when each tranche of series B convertible preferred stock was issued. These adjustments to the conversion price and the resulting conversion ratio resulted in deemed dividends being afforded to the holders of the series A convertible preferred stock. The total deemed dividend was not originally recorded in our 2003 financial statements, but such statements have been restated to reflect this deemed dividend.

(2)	The pro forma net loss per share information is computed using the weighted average number of common shares outstanding, after giving pro forma effect to the automatic conversion of all outstanding shares of our convertible preferred stock into shares of common stock effective upon the completion of this offering, as if the conversion had occurred at the date of the original issuance.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following discussion and analysis should be read in conjunction with our financial statements and the related notes and schedule thereto appearing elsewhere in this prospectus. This discussion and analysis may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this prospectus.
Overview
      We are a fully-integrated specialty pharmaceutical company concentrating on the development and commercialization of products for the treatment of urological and endocrine conditions, diseases and disorders. Our first product, Vantas, was approved by the FDA in October 2004. Vantas is a 12-month implant that delivers histrelin, a luteinizing hormone-releasing hormone agonist, or LHRH agonist, for the palliative treatment of advanced prostate cancer. We began selling Vantas in November 2004 utilizing our sales force that is currently calling on the urologists in the U.S. that account for the majority of LHRH agonist product sales.
      Total U.S. sales of LHRH agonist products for the palliative treatment of prostate cancer were approximately $974 million in 2004 based on IMS Health Incorporated data, with the leading products being the three- and four-month injection formulations. We believe that Vantas has a competitive advantage over these products because it delivers an even, predetermined dose of LHRH agonist over a 12-month period, and is the only product indicated for the palliative treatment of advanced prostate cancer that delivers histrelin, the most potent LHRH agonist available.
      In addition to Vantas, a hydrogel implant based on our patented Hydron Technology, we are developing a pipeline of proprietary product candidates for indications that include central precocious puberty, acromegaly, opioid addiction and interstitial cystitis. Several of our product candidates also utilize our Hydron Technology delivery system. We intend to leverage our existing specialized sales force to market certain of our product candidates, if approved, since the indications of these product candidates are treated by many of the same physicians we are calling on for Vantas.
Basis of Presentation

Product Sales and Costs
      We generate revenues from sales of Vantas, our lead product. We began commercial sales of Vantas in November 2004. Currently, all sales are in the U.S. We distribute Vantas directly to physicians, or through International Urology Network, or IUN, a group purchasing organization, or GPO, and a subsidiary of AmerisourceBergen Corporation. Approximately 10% of our sales went through IUN in 2004. Our business may be affected by physician utilization, pricing pressure and Medicare or third party reimbursement, as well as other factors which may cause variances in our revenue. We describe the factors affecting reimbursement in more detail in the section entitled “Business — Reimbursement” in this prospectus.
      In prior years, we received all of our revenue from the sale of certain polymer products. We discontinued manufacturing these polymers in 1996, as they were no longer profitable, so that we could concentrate all of our efforts on developing pharmaceutical products.
      Our cost of product sales are all related to the production of Vantas and represent the cost of materials, overhead associated with the manufacture of Vantas, direct labor, delivery charges, lab services and royalties. We expect our margins to improve as the sales of Vantas increase, and other products are commercialized. Prior to October 2004, we expensed all of our manufacturing costs as research and development. Aggregate royalty costs were $307,258 or 5% of net revenue for the year ending December 31, 2004. No royalties were due in prior years. For a more complete description of our royalty arrangements, see “Business — Material Agreements.”

Research and Development Expenses
      Our research and development expenses consist of costs incurred for company-sponsored and collaborative research and development activities. These expenses consist primarily of direct and research-related allocated overhead expenses such as facilities costs, salaries and benefits and material supply costs.

Selling and Marketing Expenses
      Selling and marketing expenses consist primarily of sales and marketing personnel compensation, sales force incentive compensation, travel, tradeshows, promotional materials and programs, advertising and healthcare provider education materials and events.

General and Administrative Expenses
      Our general and administrative expenses consist primarily of personnel expenses for accounting, human resources, outside consulting, information technology and corporate administration functions. Other costs include administrative facility costs and professional fees for legal and accounting services.
Critical Accounting Policies and Estimates
      Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported revenue and expenses during the reporting periods. We continually evaluate our judgments, estimates and assumptions. We base our estimates on the terms of underlying agreements, the expected course of development, historical experience and other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
      The list below is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles, or GAAP. There are also areas in which our management’s judgment in selecting any available alternative would not produce a materially different result. Our audited financial statements and the notes thereto included elsewhere in the prospectus contain accounting policies and other disclosures required by GAAP.

Revenue Recognition
      Our revenue recognition policies are in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, or SAB No. 104, Revenue Recognition in Financial Statements, which provides guidance on revenue recognition in financial statements, and is based on the interpretations and practices developed by the Securities and Exchange Commission. SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on our management’s judgments regarding the fixed nature of the fee charged for products delivered and the collectibility of those fees. Should changes in conditions cause our management to determine that these criteria are not met for certain future transactions, revenue recognition for those transactions will be delayed and our revenues could be adversely affected.

Pre-clinical Study and Clinical Trial Expenses
      Research and development expenditures are charged to operations as incurred. Our expenses related to clinical trials are based on actual and estimates of the services received and efforts expended pursuant to contracts with multiple research institutions and clinical research organizations that conduct and manage clinical trials on our behalf. The financial terms of these agreements are subject to negotiation and vary from contract to contract and may result in uneven payment flows. Generally, these agreements set forth the scope of work to be performed at a fixed fee or unit price. Payments under the contracts depend on factors such as the successful enrollment of patients or the completion of clinical trial milestones. Expenses related to clinical trials generally are accrued based on contracted amounts applied to the level of patient enrollment and activity according to the protocol. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, we modify our estimates accordingly on a prospective basis.

Stock-based Compensation
      In December 2002, Statement of Financial Accounting Standards, or SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of FASB Statement No. 123 was issued. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation from the intrinsic value-based method of accounting prescribed by Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees, or APB 25. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123, Accounting for Stock Based Compensation. We adopted the disclosure requirements of SFAS No. 148 effective December 31, 2002. As allowed by SFAS No. 123, we have elected to continue to apply the intrinsic value-based method of accounting prescribed in APB No. 25 and, accordingly, do not recognize compensation expense for stock option grants made at an exercise price equal to or in excess of the estimated fair value of the stock at the date of grant. Deferred compensation is recognized and amortized on an accelerated basis in accordance with Financial Accounting Standards Board Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, over the vesting period of the related options.
      We account for options issued to non-employees under SFAS No. 123 and Emerging Issues Task Force, or EITF, Issue 96-18, Accounting for Equity Investments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods or Services. As such, the value of such options is periodically remeasured and income or expense is recognized during their vesting terms. The amount of stock-based compensation expense to be recorded in future periods may decrease if unvested options, for which deferred stock compensation has been recorded, are subsequently canceled.

Valuation of Inventory
      We value inventory at the lower of cost, or market, on a first in first out, or FIFO, basis. We calculate an inventory reserve for estimated obsolescence or excess inventory based upon historical demand and assumptions about future demand for our products and market conditions. If our current assumptions about future demand change and if actual market conditions are less favorable than anticipated, additional inventory reserves may be required which would negatively impact our gross margin.

Cost of Product Sales
      Royalty costs are included as a cost of product sales. The royalty costs are determined by applying the royalty rate in each license agreement to the specific product offering included in that particular agreement, including any deductions to sales or royalty cost allowed under the royalty terms. The determination of royalty costs can be affected by various factors including changes in the terms of the underlying agreements, changes in our interpretation of the application of the terms of the underlying agreement, changes in the level of revenue, changes in the level of allowed deductions and additional product licenses.
      We expect our margins to improve as the sales of Vantas increase, and other products are commercialized. If our current assumptions about additional sales and product approval change, or if actual market conditions are less favorable than anticipated, additional inventory reserves may be required which would negatively impact our gross margin.

Allowance for Doubtful Accounts
      We maintain an allowance for doubtful accounts related to the estimated losses that may result from the inability of our customers to make required payments. This allowance is determined based upon historical experience, industry experience, investigative techniques, and any specific customer collection issues that have been identified. We only recently began selling our first product, Vantas, in November 2004. Accordingly, we do not have significant history to draw upon. Deterioration in our ability to collect our receivables could result in an increase in our allowance for doubtful accounts and increase our general and administrative expenses.

Income Taxes
      We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. In the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amounts, an adjustment to the deferred tax assets would increase our income in the period such determination was made. For the years ended December 31, 2002, 2003, and 2004, we had net deferred tax assets prior to valuation allowance of $2.5 million, $5.7 million, and $10.6 million respectively, which were fully offset by a valuation allowance.
Results of Operations

Comparison of Years Ended December 31, 2003 and 2004
      Net Product Sales. After receiving FDA approval in October 2004 of our lead product Vantas, we commenced commercial sales in November 2004. Net sales for the year ending December 31, 2004 were $5,511,286. We sold approximately 2,200 units of Vantas at an average net selling price of approximately $2,500. Net sales for the year ending December 31, 2003 were $7,353 and were completely derived from the sale of certain polymer products.
      Licensing Revenue. During the year ended December 31, 2003 through September 2004 we did not recognize any licensing revenue, as we were attempting to eliminate the cross licensing arrangement we have with Hydron Technologies. During this time, no licensing fees were paid to us. In 2004, back fees of $134,636 were paid, as an agreement with Hydron Technologies to terminate the cross licensing agreement could not be reached. We estimate that we will receive royalties of approximately $35,000 annually in the future under this arrangement.
      Cost of Product Sales. Our cost of product sales for the year ending December 31, 2004 was $608,150 resulting in a gross margin of 89%. Such gross margin includes the sale of 1,020 units of products manufactured prior to FDA approval. In the future, we expect our gross margin to be lower as we sell through product at fully burdened manufacturing cost. The cost of product sales calculation includes an accrued royalty expense of $307,258 for the year ended December 31, 2004. Through October 2004, all manufacturing costs were included in research and developments costs. There were no sales for the year ended December 31, 2003 that were subject to a royalty. For the year ended December 31, 2003, there was not a cost of product sales, as the value of the polymer products were written off in prior years.
      Research and Development Expenses. Research and development expense for the years ended December 31, 2003 and 2004 were $5,229,529 and $6,375,819, respectively. The 21.9% increase from 2003 to 2004 was primarily attributable to manufacturing costs of Vantas through October 2004, and a stock-based compensation charge of $297,314.
      Expenses related to clinical trials pursuant to contracts with research institutions and clinical research organizations represented 55% of our total research and development expenses in 2003 and 24% of our research and development expenses in 2004.
      Selling and Marketing Expenses. Selling and marketing expense for the years ending December 31, 2003 and 2004 were $509,514 and $5,025,038 respectively. The increase in 2004 over 2003 was primarily the result of expenses related to the launch of our lead product Vantas in November 2004. We hired a national sales force consisting of approximately thirty experienced individuals. In addition, marketing expense was increased due to the promotion of Vantas and a stock-based compensation charge of $579,884.
      General and Administrative Expenses. General and administrative expenses were $1,838,101 for 2003, and $5,897,435 for 2004. The increase from 2003 to 2004 was primarily attributable to a stock-based compensation charge of $2,226,988, the hiring of additional personnel, increased legal fees associated with pursuing and maintaining patent protection for our product candidates and other corporate matters, accounting fees relative to our expanding business, and other professional services required to support the hiring of personnel.
      Stock-Based Compensation. We recorded non-cash compensation charges of $2,708 and $51,104 in 2003 and 2004, respectively, relative to non-employee stock options. The exercise price of all options issued prior to 2003 was amended to $0.50 in October 2003, the fair market value. In connection with the grant of stock options to employees, we recorded stock-based compensation of $3,031,119 in 2004 which is related to a repricing of grants made in 2002. In accordance with FASB Interpretation, or FIN, No. 44, the re-priced options will be accounted for as variable from the date of the modification to the date the accruals are exercised, forfeited, or expire. The 2004 stock-based compensation charge also includes stock-based compensation of $73,067 for stock options granted in 2004 at prices below the deemed fair value on the option grant dates. The stock-based compensation is included in the following line items in the statement of operations:

General and administration	$2,226,988
Sales and marketing	579,884
Research and development	297,314
      Net Interest Income (Expense). Net interest income was $13,134 in 2003 and $(6,152) in 2004. The variances are primarily attributable to fluctuations in our average cash balances and lower interest rates.
      Income Taxes. We have incurred net operating losses since inception and, consequently, have not recorded any federal or state income tax benefit. In 2004, the New Jersey Economic Development Authority approved our application to sell New Jersey State income tax benefits under the New Jersey Technology Tax Transfer Program. During the fourth quarter of 2004, we recognized $243,618 from the sale of State of New Jersey income tax benefits. The program requires that we maintain certain employment levels in New Jersey and that the proceeds from the sale of the tax benefits be spent in New Jersey. Our deferred tax assets primarily consist of net operating loss carryforwards and research and development tax credits. We have recorded a valuation allowance for the full amount of our deferred tax asset, as the realization of the deferred tax asset is uncertain. As of December 31, 2004, we had federal and state tax net operating loss carryforwards of approximately $20.0 million and $17.0 million, respectively. These federal and state tax loss carryforwards will begin expiring in 2022 for federal purposes and 2011 for state purposes. Annual limitations may result in the expiration of net operating loss and credit carryforwards before they are used. Under the provisions of the Internal Revenue Code, substantial changes in our ownership may limit the amount of net operating loss carryforwards that could be utilized annually in the future to offset taxable income.

Comparison of Years Ended December 31, 2002 and 2003
      Net Product Sales. Product sales for the years ending December 31, 2002 and 2003 were derived from the sale of certain polymer products. There was no cost of product sales as the value of the polymer products were written off in prior years. Net product sales for 2002 and 2003 were $15,006 and $7,353 respectively.
      Licensing Revenue. For the years ended December 31, 2002 and 2003 no licensing fees were paid to us as we were attempting to eliminate the cross licensing arrangement we have with Hydron Technologies.
      Research and Development Expenses. Research and development expense for the years ended December 31, 2002 and 2003 were $4,319,709 and $5,229,529, respectively. The 21.1% increase from 2002 to 2003 was primarily attributable to the hiring of additional consultants and increased clinical trial activities associated with the completion of our Phase III clinical trials of our lead product Vantas.

      Expenses related to clinical trials pursuant to contracts with research institutions and clinical research organizations represented 58% of our total research and development expenses in 2002 and 55% of our total research and development expenses in 2003.
      Selling and Marketing Expenses. Selling and marketing expense for the years ending December 31, 2002 and 2003 were $269,633 and $509,514 respectively. The 89.0% increase in 2003 over 2002 was predominantly due to additional market research costs and related materials, attending urological conferences and business development.
      General and Administrative Expenses. General and administrative expenses were $1,324,378 for 2002 and $1,838,101 for 2003. The 38.8% increase from 2002 to 2003 was largely due to additional legal and consulting fees required to complete the new drug application filed in December 2003 for Vantas.
      Stock-Based Compensation. We recorded non-cash compensation charges of $2,708 in 2003 relative to non-employee stock options. There were no options granted to non-employees in 2002. The exercise price of all options issued prior to 2003 was amended in October 2003 to $0.50, the fair market value at that time.
      Net Interest Income (Expense). Net interest income was $15,919 in 2002 and $13,134 in 2003. The variance is primarily attributable to fluctuations in our average cash balances and lower interest rates.
Liquidity and Capital Resources
      We have financed our operations primarily from private placements of our equity securities, and as of December 31, 2004, we had received total consideration of approximately $33 million from the issuance of our series A, B and C convertible preferred stock.
      As of December 31, 2004, cash and cash equivalents were $5,052,643, compared to $5,241,246 as of December 31, 2003.
      Net cash used in operating activities was $12,141,622 for 2004. The primary use of cash was to fund net losses for the period, adjusted for non-cash expenses including $257,495 for depreciation and amortization and $3,155,290 in stock-based compensation expense. In addition, working capital increased by $3,780,836 as a result of the commercialization of Vantas and the related increase in accounts receivable and inventory.
      Net cash used in investing activities was $1,610,378 for 2004. These activities consisted of purchases of manufacturing equipment and leasehold improvements to our facilities.
      Net cash provided by financing activities was $13,563,397 in 2004. This activity consisted primarily of the private sales of convertible preferred stock, which was offset in part by ongoing payment of capitalized lease obligations. The principal balance of our capitalized lease obligations was $35,066 at December 31, 2004.
      In November 2004, we launched Vantas, and net sales for the period ended December 31, 2004 were $5,511,286. We anticipate that cash flows from sales of Vantas will reduce our need for additional financing. We expect our cash requirements to continue to increase in the foreseeable future as we continue to sponsor additional clinical trials, seek regulatory approvals of, and develop, manufacture and market our current product candidates. As we continue to expand our commercial organization to include the development of our field sales force, expand our research and development efforts and pursue additional opportunities, we anticipate significant cash requirements for hiring of personnel, capital expenditures and investment in additional internal systems and infrastructure.
      The amount and timing of cash requirements will depend on market acceptance of our lead product, Vantas, and regulatory as well as market acceptance of our product candidates, if any, and the resources we devote to researching, developing, formulating, manufacturing, commercializing and supporting our product candidates, and our ability to enter into third-party collaborations.
      We believe that our current cash, cash equivalents and short-term investments, together with the proceeds from this offering, will be sufficient to fund our operations for at least the next 12 months. Until we can generate significant cash from our operations, we expect to continue to fund our operations with existing cash resources that were primarily generated from the proceeds of offerings of our equity securities. In addition, we may receive revenue from our sublicense agreements with Paladin Labs Inc., Key Oncologics (Pty) Ltd. and BioPro Pharmaceutical, Inc.
      We may finance future cash needs through strategic collaboration agreements, the sale of other equity securities or debt financing. However, we may not be successful in obtaining collaboration agreements or in receiving milestone or royalty payments under those agreements. In addition, we cannot be sure that in the future our existing cash resources will be adequate or that additional financing will be available when needed or that, if available, financing will be obtained on terms favorable to us or our stockholders. Insufficient funds may require us to delay, scale back or eliminate some or all of our research or development programs or delay the launch of our product candidates.
Contractual Obligations and Commitments
      The following table summarizes our long-term contractual obligations as of December 31, 2004.

	Payments Due in

Contractual Obligations	Total	2005	2006	2007	2008	2009	After 2009

Operating leases(1)	$7,757,985	$826,753	$844,877	$839,497	$839,497	$839,497	$3,567,864
Capital lease obligations	41,039	22,316	18,723	—	—	—	—
Accrued royalties(2)	307,258	307,258	—	—	—	—	—

	$8,106,282	$1,156,327	$863,600	$839,497	$839,497	$839,497	$3,567,864

(1)	On March 8, 2005, we entered into an additional building lease of approximately 21,300 square feet for our office and research and development needs. The lease will be co-terminus with our existing building lease. From inception through June 30, 2005, the base rent will be $43,044 per month. From July 1, 2005 until June 30, 2010, the annual base rent will be $537,808. Commencing July 1, 2010, the annual base rent will be $707,999.

(2)	Royalty payments have only been determined for 2005 based upon 2004 sales. Future royalties have not been estimated as they are based on future sales levels.
Off-balance Sheet Arrangements
      As of December 31, 2004 we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not engage in trading activities involving non-exchange traded contracts. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.
Quantitative and Qualitative Disclosures About Market Risk
      To date, all of our sales have been denominated in U.S. dollars, although we do conduct some clinical and safety studies with vendors located outside the U.S. All of these expenses are paid in U.S. dollars. If the exchange rate undergoes a change of 10%, we do not believe that it would have a material impact on our results of operations or cash flows. Accordingly, we believe that there is no material exposure to risk from changes in foreign currency exchange rates.
      We hold no derivative financial instruments and do not currently engage in hedging activities.
      Our exposure to interest rate risk at December 31, 2004 is related to the investment of our excess cash into highly liquid financial investments with original maturities of three months or less. We invest in money market funds in accordance with our investment policy. The primary objectives of our investment policy are to preserve principal, maintain proper liquidity to meet operating needs and maximize yields. Our investment policy specifies credit quality standards for our investments. Due to the short term nature of our investments, we have assessed that there is no material exposure to interest rate risk arising from them.
Recent Accounting Pronouncements
      On December 16, 2004, FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 123(R) supersedes APB 25 and amends SFAS No. 95 Statement of Cash Flows. Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.
      SFAS 123(R) must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statements have not been issued. We expect to adopt SFAS 123(R) on July 1, 2005.

BUSINESS
      We are a fully-integrated specialty pharmaceutical company concentrating on the development and commercialization of products for the treatment of urological and endocrine conditions, diseases and disorders. Our first product, Vantas, was approved by the FDA in October 2004. Vantas is a 12-month implant that delivers histrelin, a luteinizing hormone-releasing hormone agonist, or LHRH agonist, for the palliative treatment of advanced prostate cancer. We began marketing Vantas in November 2004 utilizing our sales force that is currently calling on the urologists in the U.S. that account for the majority of LHRH agonist product sales. In addition to Vantas, we are developing a pipeline of proprietary product candidates for indications that include central precocious puberty, acromegaly, opioid addiction and interstitial cystitis.
      Total U.S. sales of LHRH agonist products for the palliative treatment of prostate cancer were approximately $974 million in 2004 based on IMS Health Incorporated data, with the leading products being three- and four-month injection formulations. We believe that Vantas has a competitive advantage over these products because it delivers an even, controlled dose of LHRH agonist over a 12-month period, and is the only product indicated for the palliative treatment of advanced prostate cancer that delivers histrelin, the most potent LHRH agonist available.
      Vantas is a hydrogel implant based on our patented Hydron Technology. Hydron Technology is a drug delivery system that allows us to control the amount and timing of the release of drugs into the body for up to 12 months. Several of our product candidates utilize Hydron Technology delivery system. We intend to leverage our specialized sales force to market certain of our product candidates, if approved, since the indications of these product candidates are treated by many of the same physicians we are calling on for Vantas.
Our Competitive Strengths
      We believe that our key competitive strengths that distinguish us from our competitors include:

•	Technology. We believe that Hydron Technology offers significant advantages over existing drug delivery systems. Implants using Hydron Technology can be adapted to deliver many kinds of drugs over an extended period of time. In addition, these implants are soft and flexible, which enhances patient comfort. Further, because we own the manufacturing know-how to develop products utilizing Hydron Technology, we are able to control and maximize the potential commercial uses of this technology.

•	Development Capability. As demonstrated by Vantas, we have the internal capability to efficiently develop a product and successfully take it through the regulatory process to market. We received FDA approval for Vantas within 10 months of submitting our new drug application. In addition, over the past three years, we have advanced two other product candidates into late-stage clinical development. We expect to continue to utilize this capability to efficiently develop future products.

•	Manufacturing Ability. We manufacture Vantas and our product candidates utilizing Hydron Technology using a patented process. In addition, we have developed proprietary equipment and scalable manufacturing methods to achieve cost-effective commercial production. Further, because we control the manufacture of Vantas and our product candidates, we can ensure high quality and fully realize manufacturing cost efficiencies.

•	Sales and Marketing. We are currently calling on the urologists that account for the majority of LHRH agonist product sales in the U.S. By adjusting our current sales force structure slightly, we will be able to call on physicians in additional specialty areas, such as endocrinology. These therapeutic areas are attractive because a small, focused sales force can effectively target them. We also believe that the direct physician distribution channel of Vantas may present a barrier to the future entry of competition from generic products because generic drug companies do not typically have field sales forces. As part of our marketing strategy, we have entered into a strategic partnership with IUN, a group purchasing organization, for over 40% of all practicing urologists. Outside the U.S., we intend to partner with companies with a local presence and proven distribution channels in the urology market for distribution of Vantas.

Product Development
      The following table summarizes certain information regarding Vantas and our product candidates:

		Therapeutic	Delivery
Product	Indication	Area	Method	Status	Next Anticipated Milestone

Vantas	Prostate Cancer	Urology	Implant	Commercial Sales	European Regulatory Filing in First Half of 2005

VP002 (Histrelin)	Central Precocious Puberty	Endocrinology	Implant	Phase III	New Drug Application Filing in First Half of 2006

VP003 (Octreotide)	Acromegaly	Endocrinology	Implant	Phase I/II	Phase IIb Clinical Trial in Second Half of 2005

VP004 (Naltrexone)	Addiction Disorders	Central Nervous System	Implant	Pre-clinical	Phase I/II Clinical Trial in First Half of 2006

VP005 (Anti- inflammatory)	Interstitial Cystitis	Urology	Bladder Instillation	Pre-clinical	Phase I/II Clinical Trial in First Half of 2006

     Vantas
      Vantas is an implant utilizing Hydron Technology to deliver histrelin over a 12-month period for the palliative treatment of advanced prostate cancer. The total number of patients with advanced prostate cancer in the U.S. was 652,000 in 2004. We estimate the patient population to be similar in Europe, and we plan to file an application for regulatory approval in the European Union in the first half of 2005. The current standard of care for the palliative treatment of prostate cancer is LHRH agonist therapy. An agonist is a chemical substance capable of activating a receptor to induce a full or partial pharmacological response. LHRH agonist therapies for advanced prostate cancer are designed to suppress the production of testosterone because testosterone promotes and accelerates the growth of tumors associated with prostate cancer. Histrelin, a powerful inhibitor of testosterone production, is the most potent LHRH agonist available.
      Total U.S. sales of LHRH agonist products for the palliative treatment of prostate cancer were approximately $974 million in 2004 based on IMS Health market data. The most common dosage forms for the administration of LHRH agonists involve three- and four-month injection formulations such as Lupron and Eligard, which deliver leuprolide, and Zoladex, a biodegradable rod, which delivers goserelin. Another product is Viadur, a rigid metal implant that releases leuprolide over a 12-month period. We believe that Vantas is a more comfortable and convenient alternative to competing products because it eliminates the requirement of multiple physician visits and repeated injections and is smaller, softer and more flexible than other implants. In addition, in our Phase III clinical trial for Vantas, 100% of the evaluable patients achieved chemical castration at week four and testosterone suppression was maintained throughout the 52-week study period for 99% of the patients. Based on these data, we believe Vantas is a highly effective product for the palliative treatment of advanced prostate cancer.
      Prostate cancer is the most common cancer for men and the second leading cause of cancer death in men. According to the American Cancer Society, every year approximately 200,000 men are diagnosed with prostate cancer and 40,000 die from this disease. The National Cancer Institute’s SEER Program and the National Oncology Database each project that this patient group will grow at an annual rate of 2-3% per year through 2008 and beyond.
      We are currently selling and marketing Vantas through our sales force to the urologists that account for the majority of LHRH agonist product sales in the U.S. Our product specialists utilize various promotional materials when making clinical presentations, including instructional videos on proper implantation technique. In remote areas where our product specialists cannot make personal visits, we conduct direct mail programs and telemarketing campaigns to selected physicians. We may also supply physicians, health plan administrators and specialty pharmacies with a pharmaco-economic model to demonstrate the cost effectiveness of Vantas compared to other LHRH agonist products due to decreased utilization of staff time for repeated injections and a single reimbursement claim per year as opposed to three or four. Additionally, we support our sales efforts by employing a wide range of marketing programs to promote Vantas, including journal advertising, industry publications, medical educational conferences and internet initiatives.
     VP002 (Histrelin)
      VP002 is an implant utilizing Hydron Technology to deliver histrelin over a 12-month period for the treatment of central precocious puberty, or CPP. The prevalence of this condition is estimated to be between one in 5,000 to 10,000 children. This yields a potential population of up to 11,700 children with this condition who are 14 or younger in the U.S. CPP is the early onset of puberty in young children, resulting in the development of secondary sexual characteristics and short stature, if left untreated. The development of these secondary sexual characteristics is due to an increase in the secretion of sex hormones, the cause of which is unknown. The standard of care of CPP involves the use of LHRH agonists to suppress the secretion of sex hormones in order to delay the onset of puberty.
      The only therapy currently marketed to treat CPP is Lupron Depot-PED, which is manufactured and marketed by TAP Pharmaceutical Products, Inc. According to IMS Health market data, Lupron Depot-PED generated revenues in excess of $71 million in the U.S. in 2004. CPP treatment using Lupron Depot-PED consists of monthly intramuscular injections of leuprolide to hormonally suppress these children. Our research indicates that, in many cases, hormonal suppression may not be achieved by a monthly injection schedule, and leuprolide needs to be administered more frequently. VP002 delivers histrelin, which has 10 times the relative potency of leuprolide, and which has been previously approved for this condition as a daily injection for children. VP002 is formulated to release a higher daily dose of histrelin than Vantas because children with CPP need higher doses of LHRH agonist to achieve hormonal suppression. If approved, VP002 would provide hormonal suppression over a 12-month period. We believe VP002 would have a competitive advantage over existing products because it eliminates the monthly injections given to these children and offers increased convenience and reduced costs by eliminating the need for monthly physician visits.
      In a survey conducted by D2 Market Research at the 2004 Pediatric Academic Society conference, over 50% of the pediatric endocrinologists who completed a self-administered questionnaire indicated they would be likely to use a one-year implant like VP002. There are approximately 700 pediatric endocrinologists in the U.S., and most of them are located in the same major metropolitan areas as the urologists we are calling on for Vantas. We intend to market VP002, if approved, by leveraging our existing sales force and hiring only a small number of additional product specialists.
      Results from our Phase II clinical trial of VP002 showed that all patients were hormonally suppressed for the entire 12-month period. As demonstrated by blood tests, the primary efficacy endpoints of our Phase II clinical trial were the suppression of testosterone in boys and estradiol in girls. Based on the successful outcome of our Phase II clinical trials, we are currently conducting a single Phase III clinical trial with 36 patients. Because the patient population for CPP is small, clinical studies with smaller sample sizes are permitted by the FDA. The endpoints of this clinical trial, as agreed with the FDA, will be the suppression of luteinizing hormone upon a gonadotropin releasing hormone challenge. We completed enrollment of patients in our Phase III clinical trial in March 2005 and plan on filing a new drug application with the FDA in the first half of 2006.

     VP003 (Octreotide)
      VP003 is an implant utilizing Hydron Technology to deliver octreotide over a six-month period for the treatment of acromegaly. We believe there are approximately 1,000 new acromegalic patients per year in the U.S. and 16,000 total patients. Acromegaly is a chronic hormonal disorder that occurs when a pituitary tumor produces excess growth hormone, or GH. It most commonly affects middle-aged adults, and if untreated, causes enlargement of certain bones, cartilage, muscles, organs and other tissue, leading to serious illness and potential premature death.
      Octreotide is a treatment used to substantially reduce GH levels and insulin-like growth factor levels, or IGF-1 levels, in patients with acromegaly. Octreotide is also approved to treat the symptoms associated with metastatic carcinoid tumors and vasoactive intestinal peptide secreting adenomas, which are gastrointestinal tumors. Octreotide is currently being marketed by Novartis as Sandostatin injections in several strengths in both daily and monthly formulations.
      Worldwide sales of Sandostatin generated revenues in excess of $827 million in 2004 according to Scrip World Pharmaceuticals News. We estimate the U.S. acromegalic market, with an estimated 16,000 acromegalics, to be approximately $160 million annually, consisting mostly of monthly injections. We believe there is a market for a longer-acting octreotide formulation such as VP003 in order to reduce the number of physician visits for injections of octreotide. In addition, since there are a limited number of endocrinologists dispensing octreotide and patients are dispersed throughout the country, we believe patient compliance would also be significantly improved by longer-acting treatment with VP003.
      Research conducted by D2 Market Research shows that a longer-acting octreotide product would be favorably received in the endocrinology market. The endocrinologists interviewed by D2 cited the poor compliance of acromegalics who are required to visit a doctor every month to get injections for a disease in which patients rarely notice the changes being caused by the condition. Another reason cited for poor compliance was the long distances many patients have to travel for treatment because of the limited number of physicians willing to administer the monthly formulation of Sandostatin due to the complexity of the technique involved.
      There are about 4,400 endocrinologists practicing in the U.S., and most of them are located in the same metropolitan areas where we are marketing Vantas to urologists. We intend to market VP003 by leveraging our existing sales force and hiring only a small number of additional product specialists. Furthermore, we may already have a presence with endocrinologists to market VP003, if approved, as a result of the potential marketing of VP002, our histrelin implant to treat CPP.
      In 2004, we initiated and completed a Phase I/ II pharmacokinetic clinical trial with 11 acromegalic patients to evaluate the release characteristics of VP003 and examine safety and efficacy parameters. The endpoints of this clinical trial were the reductions in GH and IGF-1 levels in the blood in these patients. We plan to initiate a Phase IIb clinical trial to evaluate the efficacy of VP003 as compared to the monthly formulation of Sandostatin in the second half of 2005. The endpoints of our Phase IIb clinical trial will be the reductions in GH and IGF-1 levels in the blood in these patients, which were the endpoints in the Phase III clinical trial of Sandostatin.
     VP004 (Naltrexone)
      VP004 is an implant utilizing Hydron Technology to deliver naltrexone for the treatment of opioid addiction over a six-month period. The National Institute for Drug Addiction estimates that there are approximately one million heroin addicts in the U.S. of which only 25% seek treatment. Naltrexone is an opiate antagonist currently approved as an oral daily formulation in the U.S. for the treatment of opiate dependence. Naltrexone competitively binds at the opiate receptor sites in the brain, thereby blocking the euphoric effects of opiates such as heroin.
      Although naltrexone is effective, the addict population is typically non-compliant. We believe that this creates an attractive opportunity for VP004 because it provides controlled release of naltrexone over a six-month period. There are 214 registered addiction medicine specialists practicing in the U.S. Further, a significant number of primary care providers treat opioid addicts. In addition to opioid addiction, naltrexone is also currently approved in the U.S. for the treatment of alcoholism.
      VP004 is presently undergoing animal testing for evaluation of safety and pharmacokinetics. Upon successful completion of these tests, we intend to file an investigational new drug application and initiate a pilot Phase I/ II clinical trial among an opioid addict population in the first half of 2006. While we are currently developing VP004 for the treatment of opioid addiction, we may decide in the future to pursue an indication for the treatment of alcoholism as well. We plan to license the rights to use VP004 to an addiction specialty firm prior to conducting Phase III clinical trials.
     VP005 (Anti-inflammatory)
      VP005 is a proprietary polymer solution instillation for the treatment of symptoms associated with interstitial cystitis, a chronic inflammatory condition of the bladder. Interstitial cystitis, or IC, affects approximately one million people in the U.S. IC is characterized by frequent urination and pain above the pubic region. The cause of IC is unknown but is believed to involve inflammation of the lining of the bladder.
      We believe that IC is a disease that has been poorly served by the pharmaceutical industry. Elmiron is the only product currently approved for the relief of bladder pain or discomfort associated with IC. Elmiron is manufactured and marketed by Ortho-McNeil Pharmaceutical, Inc. and is an oral formulation containing 100 milligrams of pentosan polysulfate sodium, a semi-synthetic molecule that is taken three times a day. According to IMS Health market data, Elmiron generated revenues in excess of $100 million in the U.S. in 2004. Our discussions with urologists indicate that Elmiron is only occasionally effective and that many patients require instillation therapy, a more invasive form of treatment utilizing a catheter to fill up the bladder with various solutions. Instillation therapy has been shown to abate the symptoms of IC in some patients. VP005 is an instillation therapy that forms a temporary coating on the internal lining of the bladder and facilitates the slow, controlled release of the drug in VP005 into the bladder. We intend to license the drug delivery technology used in VP005 and intend to apply for patent protection for this application of that technology.
      VP005 has been successful in animal models in treating what we believe to be the major contributing factor in producing the painful symptoms of IC. We have drafted a Phase I/II protocol to evaluate VP005 in humans. We are planning a meeting in March 2005 with a panel of IC experts from the U.S. to help refine the protocol and conduct clinical trials. We expect to file an investigational new drug application with the FDA and initiate a Phase I/II trial in the first half of 2006.
Our Drug Delivery System
      Human implantable drug delivery is a relatively new therapeutic drug delivery approach in which drugs are administered directly into the circulatory system through a biocompatible, non-toxic device. We believe this type of drug delivery is suitable for certain drugs that are not amenable to oral delivery, such as therapeutic peptides that are destroyed in the gastrointestinal tract, or GI tract, or drugs poorly absorbed by the GI tract or destroyed in the liver. In such cases, increasing the dosage of these drugs to increase absorption may result in harmful side effects. As a result, we believe that implantable drug delivery systems may provide safer and more effective administration of therapy by delivering the drug directly to the bloodstream at even, predetermined rates.
      Hydron Technology, our proprietary drug delivery technology, is the basis of our patented hydrogel implant, which is inserted under a patient’s skin. This technology, which evolved from similar technology used in soft contact lenses, is flexible and can be adapted to deliver many types of drugs. The implant is designed to allow release of drugs continuously, at even, controlled rates for up to a 12-month period. We believe that such predictable release over a period of 12 months has not been achieved by most other drug delivery systems, including sustained release injections, bioerodible implants and transdermal devices. In addition, implants utilizing Hydron Technology are smaller, softer and more flexible than other implants and eliminate the requirement of multiple physician visits and repeated injections. Utilizing Hydron Technology, we are able to manufacture implants to the exact chemical and physical specifications required by the particular drugs to be released. By modifying the geometric characteristics (wall thickness, diameter and length) and the polymer make-up of the implants, we can vary the release rates of a broad spectrum of drugs according to the therapeutic levels required. Once filled with an active ingredient, sealed and sterilized, the implant is inserted into a patient in a minor outpatient procedure generally performed in a physician’s office. If necessary, the physician can easily remove the implant from the body in a similar procedure. We believe that advantages of our Hydron Technology include:

•	Increased Patient Compliance. Hydron Technology releases drugs for up to a 12-month period. As a result, the need for multiple physician visits and the inconvenience associated with frequent injections are eliminated, reducing the risk that a patient will miss a treatment.

•	Adaptability. Hydron Technology can be adapted to deliver many types of drugs. In addition, it provides a controlled and even drug release over a period of time that can result in increased efficacy and safety.

•	Decreased Cost. As a result of the reduced number of patient visits to doctors’ offices, the overall costs associated with such visits, including scheduling, office visit and reimbursement claim costs, are significantly lowered. In addition, use of Hydron Technology lessens the administrative burden on private insurance and Medicare by reducing the number of reimbursement claims processed per year.
      Finally, since Vantas is based on Hydron Technology, we believe that the regulatory approval of Vantas may be helpful in obtaining approval of our product candidates that utilize this technology.
Our Business Strategy
      In addition to increasing sales of our approved product, Vantas, our goal is to develop and commercialize products for the treatment of urological and endocrine conditions, diseases and disorders. To achieve this goal, our strategy includes the following key elements:

•	Continue to Focus on Urological and Endocrine Conditions, Diseases and Disorders. We intend to continue to focus on the development and commercialization of products for the treatment of urological and endocrine conditions, diseases and disorders. Our aim is to build our urological and endocrine product portfolio and opportunistically acquire or in-license later-stage urological and endocrine products that are currently on the market or require minimal development expenditures, or have some patent protection or potential for market exclusivity or product differentiation. We intend to collaborate with major and specialty pharmaceutical companies to develop and commercialize products that are outside of our core urology and endocrinology focus.

•	Develop Proprietary Pharmaceutical Portfolio. We are building a product portfolio based on Hydron Technology. We have demonstrated the utility of Hydron Technology through Vantas and we believe that we can utilize this technology to bring additional products to market. We intend to apply Hydron Technology to the delivery of drugs with established safety and efficacy profiles to reduce product development risk and speed time to market.

•	Develop or Acquire New Drug Delivery Technologies. In addition to Hydron Technology, we intend to continue to evaluate other drug delivery technologies as candidates for in-license, acquisition and development, including various implantable technologies and other drug delivery systems. We believe that, by devoting our resources to continued development of new drug delivery technologies, we can develop a broader base that will enable us to deliver a greater variety of drugs than would be possible using a single drug delivery technology.

•	Leverage Sales and Marketing Expertise. We will continue to expand our commercialization efforts by leveraging our existing sales and marketing expertise to market new products as they are approved. We intend to expand our sales force, currently consisting of approximately 40 employees, incrementally in a cost-effective manner and expand or realign territories as products emerge from our development pipeline or are acquired.

•	Partner Outside the U.S. to Reach New Geographic Markets. To reach markets outside the U.S., we intend to pursue primarily a licensing strategy, whereby we partner with companies with a local presence and proven distribution channels in the urology and endocrinology markets for distribution of our products. We may retain co-marketing rights, however, on a select territory-by-territory basis to further leverage our sales and marketing expertise.
Sales and Marketing and Distribution
      Our sales force consists of approximately 40 employees. Our product specialists have an average of seven years of pharmaceutical sales experience and the majority of our sales force have sold other LHRH agonist products prior to joining us. At present, we are calling on the urologists that account for the majority of LHRH agonist products in the U.S. As revenue increases and resources become available, we intend to scale up our sales force. We continue to analyze physician prescribing habits so that we can direct our product specialists to physicians who maintain the largest prostate cancer practices. We will also evaluate the need to hire additional product specialists as we get closer to acquiring a new product or launching VP002, our histrelin implant for CPP. By adjusting our current sales force structure slightly, we will be able to call on our current physician base and on physicians in additional specialty areas, such as endocrinology. Further, we believe that the direct physician distribution channel of Vantas may present a barrier to the future entry of competition from generic products because generic drug companies do not typically have a field sales force.
      Our product specialists utilize various promotional materials when making clinical presentations, including, instructional videos on proper implantation technique. In remote areas where our product specialists cannot productively make personal visits, we conduct direct mail programs and telemarketing campaigns. We also supply physicians, health plan administrators and specialty pharmacies with a pharmaco-economic model to demonstrate the cost effectiveness of Vantas compared to LHRH agonist products due to decreased utilization of staff time for repeated injections and one reimbursement claim per patient per year as opposed to three or four.
      Additionally, we support sales efforts by employing a wide range of marketing programs to promote Vantas, including journal advertising, industry publications, medical educational conferences and internet initiatives. We will hold meetings in major cities where a Vantas clinical investigator presents data about Vantas, relates his own impressions and demonstrates proper implantation technique. In addition, our product specialists plan to utilize local thought leaders as peer influence speakers in their specific markets.
      As part of our marketing strategy, we have entered into a group purchasing agreement with IUN, a subsidiary of AmerisourceBergen Corporation. IUN was founded in 2001 as a group purchasing organization for over 40% of practicing urologists. This network designs and supports practice management, business planning and accredited continuing medical education for all of its members. Our agreement with IUN includes access to their physician members, support from their strategic account managers and services from two other AmerisourceBergen subsidiaries: US Bioservices Corporation, a specialty pharmacy, and Besse Medical Supply, a wholesale distributor for many group purchasing organizations, including IUN. Under the agreement, physician practices and clients who are members of IUN or US Bioservices are eligible to purchase Vantas from Besse Medical. In addition, US Bioservices can dispense Vantas purchased under the agreement to patients of member physicians upon request by healthcare providers, patients, or third party payors, as well as provide drug management and patient care support services.
      IUN will inform its members about the terms of the purchasing arrangements, as well as provide them with appropriate clinical and scientific information about Vantas. If certain sales targets are achieved, IUN will provide additional educational services to its members with respect to Vantas. In addition, IUN will supply us with member information, including authorized specialty distributors and wholesalers of the members.
      Outside the U.S., we intend to primarily pursue a licensing strategy, whereby we partner with companies with a local presence and proven distribution channels in the urology market for distribution of Vantas. We may retain co-marketing rights, however, on a select territory-by-territory, basis. For example, we have executed an agreement with Paladin Labs, Inc., a Canadian company, under which it will distribute Vantas and file all required regulatory applications in Canada, and have signed a similar agreements with Key Oncologics (Pty) Ltd., a South African company, and BioPro Pharmaceutical, Inc., a marketing organization specializing in oncology drugs in the pan Asian region. We are actively seeking relationships or distribution arrangements with additional GPOs, specialty pharmacies and local companies abroad.
Reimbursement
      Advanced prostate cancer is generally treated by urologists in their offices. LHRH agonist products are sold directly from the pharmaceutical manufacturer to the physician and are administered in the office through injections or a 12-month implant. Once a physician acquires and administers the LHRH agonist product, he files a claim with Medicare or the patient’s private insurance for reimbursement.
      Approximately 70% of patients diagnosed with prostate cancer and receiving LHRH agonist therapy are over the age of 65 and therefore covered by Medicare. In light of this, we have retained a group of Medicare experts to monitor pricing of LHRH agonist products and Medicare reimbursement environment. Medicare reimbursement for LHRH agonist therapy is in two parts. The first part of the reimbursement is based on the manufacturers’ average sales price, or ASP. This method was introduced in 2005. Under the ASP method, each LHRH agonist product manufacturer must calculate a quarterly average unit sales price and report it to the Centers for Medicare and Medicaid Services (CMS). CMS will then post the ASP on their web page for the physicians to reference. A physician will be reimbursed by Medicare at 106% of the ASP. The second part of the reimbursement is derived from the actual procedure the physician completes to administer the LHRH agonist product. A physician can expect to receive approximately $125 for an implant procedure, such as Vantas, as compared to $28 for an injection procedure.
      Reimbursement is often confusing and requires exacting procedures in order to be honored by Medicare or private insurance carriers. As a result, we have set up a toll-free phone number for physicians to call for help in resolving any billing issues concerning reimbursement for Vantas.
Intellectual Property
      Our success will depend in large part on our ability to maintain a proprietary position in our products and product candidates through patents, trade secrets and FDA exclusivity. We rely upon patents, trade secrets, know-how and continuing technological innovation to develop and maintain our competitive position. We plan to aggressively protect and defend our proprietary position.
      As of February 2005, we own three issued U.S. patents and 24 issued foreign patents relating to our Hydron Technology. We own five pending foreign patent applications relating to our Hydron Technology. Our patents and patent applications cover a variety of novel pharmaceutical formulations, methods of use, and processes to manufacture hydrogel polymers and implants incorporating active agents. Within the Hydron Technology patent portfolio, we own two issued U.S. patents and 24 issued foreign patents relating to Vantas. We own one pending foreign patent application relating to Vantas.
      The following table sets forth information related to U.S. and foreign patents and patent applications owned by us:

				Date of
		No. of	No. of Pending	Grant/
Technology Family	Brief Description of Coverage	Patents	Applications	Expiration

Water-Swellable Hydrophilic Articles	Method of preparing a hydrophilic plastic cartridge	15	0	1994/2011

Homogenous Hydrogel Copolymers	Method of preparing homogeneous copolymers having a predetermined equilibrium water content value	10	1	1993/2010

				Date of
		No. of	No. of Pending	Grant/
Technology Family	Brief Description of Coverage	Patents	Applications	Expiration

Hydrogel Composition	Method of preparing homogenous porous hydrogel	1	4	2002/2020

Implanting Device	Device for inserting implantable objects under the skin	0	2	Not Applicable/ 2023

Implanting Device Design	Design for an implanting device	3	2	2004/2017

Compositions and Treatments for Central Precocious Puberty	Controlled delivery of gonadotropin- release hormone agonists for the treatment of central precocious puberty	0	1	Not Applicable/ 2025

Polyurethane Implant Formulations	Polyurethane implant formulations and methods of preparing	0	1	Not Applicable/ 2024

Total		29	11

      We have filed U.S. and foreign patent applications covering pharmaceutical formulations, processes and methods of use relating to VP002 (histrelin) for CPP. In addition, as of February 2005, we also own three other issued patents and have approximately five other patent applications pending worldwide relating to other areas, including implanting devices and designs thereof.
      Our commercial success will depend in part on obtaining this patent protection. Other intellectual property and know-how, including the Hydron Technology, that we have produced and own, are safeguarded through copyrights, trademarks, trade secret protections and contractual safeguards such as confidentiality and proprietary information agreements. The development of our technology and many of our processes are dependent upon the knowledge, experience and skills of key scientific and technical personnel. To protect our rights to this proprietary information and technology, which are not patentable, we require all employees, consultants and advisors to enter into confidentiality agreements that prohibit the disclosure of confidential information to anyone outside our company. As a matter of company policy, all scientific employees are “hired to invent” and all have executed agreements that recognize this policy and generally require disclosure and assignment to us of ideas, developments, discoveries and inventions made by employees. However, these agreements may not effectively prevent disclosure of our confidential information or provide meaningful protection for our confidential information if there is unauthorized use or disclosure.
Material Agreements
      We are a party to certain material agreements including:

GP Strategies Corporation
      In June 2000, we entered into a contribution agreement with GP Strategies Corporation, our former parent. Under this contribution agreement, GP Strategies contributed, assigned, transferred and conveyed to us the assets of GP Strategies’ drug delivery business, including all intellectual property and certain agreements with Hydron Technologies, Inc., formerly known as Dento-Med Industries, Inc., The Population Council, Inc., and Shire US Inc., successor to Roberts Laboratories Inc.
      We assumed all assets, liabilities and obligations of GP Strategies relating or arising from the operation of the drug delivery business and the assets.

Hydron Technologies, Inc.
      In November 1989, National Patent Development Corporation entered into an agreement with Dento-Med Industries, Inc., now known as Hydron Technologies. Under the contribution agreement in June 2000 between us and GP Strategies, GP Strategies transferred its rights and obligations under the agreement with Hydron Technologies to us.
      Under the agreement, Hydron Technologies was granted an exclusive, worldwide license, with the right to grant sublicenses, in and to presently owned or subsequently issued patents and the Hydron trademark, to manufacture, market or use products composed of the Hydron polymer or produced with the use of the Hydron polymer in certain consumer and oral health fields, excluding prescription and non-prescription drugs. The agreement purports to continue indefinitely, unless terminated earlier by the parties. We have the exclusive right to manufacture, sell or distribute any prescription drug or medical device as defined under the Federal Food, Drug and Cosmetic Act made with the Hydron polymer, however, we will not have the right to sell or distribute any Hydron polymer product in the oral health field, except for prescription drug products for lip sores and oral ulcers. We also have the exclusive right to manufacture, sell or distribute certain other excepted Hydron products from Hydron Technologies’ license. Neither party is prohibited from manufacturing, exploiting, using or transferring the rights to any new non-prescription drug product containing the Hydron polymer, subject to certain exceptions, for limited exclusivity periods.
      In the event we withdraw from the business of manufacturing the Hydron polymer, we shall assign all of our right and interest in the Hydron trademark to Hydron Technologies. Upon request from Hydron Technologies, we may provide certain research services, including limited use of our facilities, for Hydron Technologies’ research activities, for which we will be reimbursed a specified amount. In addition, subject to certain conditions and exceptions, Hydron Technologies has the right to purchase from us and we are obligated to supply to Hydron Technologies certain types of Hydron polymers.
      Subject to certain exceptions (including Vantas), each party will pay to the other a 5% royalty on net sales for Hydron polymer products marketed by us or Hydron Technology, as applicable, or a third party. Subject to certain excepted Hydron polymer products, in the event either party sells any non-prescription Hydron polymer drug products itself, such party will pay a 5% royalty fee on net sales, including research payments, to the other party. Subject to certain Hydron polymer excepted products, if either party sells non-prescription drug products to a third party and receives up-front license fees, royalties or similar payments, such party will pay a 25% royalty on such payments to the other.

The Population Council
      In September 1990, National Patent Development Corporation entered into a joint development agreement with The Population Council regarding the development of hydrogel implants containing LHRH. Under the contribution agreement entered into in June 2000 between us and GP Strategies, GP Strategies transferred its rights and obligations under the agreement with The Population Council to us.
      By amendment to the agreement dated October 1, 1997, the Joint Development Agreement was terminated in its entirety and superseded by the terms and conditions of the amendment. Under the amendment, The Population Council concluded all ongoing prostate cancer clinical studies and provided us with all data and records relating to those trials to enable us to advance the clinical trials and seek regulatory approval to commercially develop and market any polymer implant containing any LHRH analog or any polymer implant containing any other active agent, other than an LHRH analog. We can enter into licensing and marketing agreements for the commercial development of those implants without the consent of The Population Council. The term of the agreement is the shorter of twenty five years from the date of the amendment or until the date on which The Population Council receives approximately $40,000,000 in payments from us.
      By a further amendment to the agreement dated August 2004, The Population Council is entitled to 30% of certain revenues received by us from the licensing of Vantas or any other polymer implant containing an LHRH analog and 5% of certain revenues received by us from the licensing of any other polymer implant to the extent those revenues are related to the use or sale of implants in all areas other than the European Union and certain Southeast Asian countries. We are required to pay to The Population Council 3% of our net sales of Vantas and any polymer implant containing an LHRH analog and 0.5% of our net sales of any other polymer implant. The Population Council is also entitled to 4% of any licensee’s net sales of Vantas and any other polymer implant containing an LHRH analog within the European Union and certain Southeast Asian countries and 0.667% of any licensee’s net sales for any other polymer implant within the European Union and certain Southeast Asian countries. In addition, we are required to establish a patient assistance program within one year after the first commercial sale of Vantas in the U.S. and maintain the program for a period ending on the earlier of ten years after establishment of the program or the cessation of the marketing of Vantas.

Shire Pharmaceuticals Group plc
      In March 1998, GP Strategies entered into a license agreement and a related manufacturing and supply agreement with Roberts Laboratories Inc. under which Roberts was responsible for conducting Phase III clinical trials, managing the regulatory approval process and marketing the product now known as Vantas. When Roberts was acquired by Shire Pharmaceuticals Group in December 1999, Shire took over the development of Vantas. In December 2001, we entered into a termination, license back and option agreement with Shire US, a subsidiary of Shire Pharmaceuticals Group, which terminated and released all claims of the parties under the previous license and manufacturing agreements. Under this agreement, Shire transferred to us all on-going activities under the development program for Vantas, including all data, know-how and other information with respect to Vantas generated in connection with the development program, and granted us an exclusive license to such data, know-how and information for the development, manufacture, use, supply and sale of Vantas in the designated territory, including, but not limited to, the U.S., Canada, and various European and other countries. We must use our reasonable efforts to secure a sublicense for the purposes of developing and commercializing Vantas, however, we may market Vantas in the U.S.
      The term of the license continues for ten years from the date of the first commercial sale of Vantas. Thereafter, we will have a fully paid up license in the designated territory with respect to all data, know-how and other information related to Vantas generated under Shire’s previous development program for Vantas.
      We are required to pay Shire 2% of net sales of Vantas in the designated territory. However, for the purposes of this agreement, net sales are reduced by the amount of any royalty payments we make to the Population Council with respect to sales of Vantas. If we sublicense Vantas to another entity in the designated territory, we will pay Shire fees of 20% of royalty income and 20% of any milestone payments we receive, up to a maximum of $5,000,000, relating to any sublicensing of Vantas. Royalty income does not include amounts paid to The Population Council with respect to sales of Vantas by a sublicensee. However, the $5,000,000 cap on our royalties payments with respect to milestone payments is only applicable if we are entitled to receive at least 10% of net sales under the sublicense agreement.
      We also granted Shire an exclusive, irrevocable option, on a country-by-country basis in the designated territory, to exclusively market and distribute Vantas in each country of the designated territory, other than in the U.S. This option, with respect to each country, will expire on the earlier of the date we enter into a sublicense agreement for that particular country or 180 days following the date of regulatory approval in that particular country for Vantas. We may market Vantas in any country at the expiration of the option with respect to that country. Upon exercise of the option, with respect to a particular county, Shire is obligated to pay us milestone payments of $2,000,000 in respect of the European Union and $500,000 in respect of any other countries within the designated territory. This amount will be reduced by $250,000 if we enter into a sublicense agreement within the European Union. These milestone payments are payable with respect to a particular country when Vantas is approved for marketing in the applicable country. If Shire exercises the option with respect to a particular country, we will supply Vantas at the cost of manufacture. Shire will pay us 13.5% of its net sales within the option territory. Each marketing and distribution arrangement requested by Shire under its option will have a term of 10 years.

Paladin Labs, Inc.
      In October 2002, we entered into a license and distribution agreement with Paladin Labs under which we granted Paladin Labs an exclusive, royalty bearing license under our intellectual property, including our patents, trademarks and know-how, to seek regulatory approval for the marketing, distribution and sale in Canada and its territories of (i) Vantas for the treatment of prostate cancer and (ii) any other Hydron histrelin implant, which is, or may be, developed by us for other indications. Paladin Labs also has the exclusive right to market, distribute and sell in Canada and its territories, Vantas and any other Hydron histrelin implant for any such indication. Paladin Labs is obligated to use commercially reasonable efforts to apply for and maintain regulatory approval for Vantas and any other Hydron histrelin implant and to sell, market and distribute those implants in Canada and its territories. The initial term of the agreement is for fifteen years after the date on which regulatory approval for Vantas in Canada is obtained for the treatment of advanced prostate cancer and will automatically renew for subsequent three year terms, unless terminated earlier. We also granted Paladin Labs an exclusive license to use the trademarks owned by us, including all trademarks and trade names approved by us, in connection with the marketing, distribution and sale of Vantas or any other Hydron histrelin implant in the designated territory. We have given Paladin Labs the exclusive right, but not the obligation, to conduct Phase IV clinical trials relating to the use of Vantas for the treatment of prostate cancer in the designated territory. If Paladin Labs does not conduct such trials within one year of our request to do so, we will have the right to conduct such Phase IV clinical trials on our own.
      We have the sole right and responsibility for the manufacturing, assembling, packaging and labeling of Vantas or any other Hydron histrelin implant in such quantities required for Paladin Labs’ demand forecast and we must use all reasonable efforts to supply those products. In addition, Paladin granted us a non-exclusive license to use its trademarks on labeling of Vantas or any other Hydron histrelin implant. We have agreed not to supply Vantas or any other Hydron histrelin implant for distribution or sale in Canada and its territories for use in any indication to any other party except Paladin Labs. Paladin Labs will pay us a flat transfer fee of $190 per unit and a royalty of 8% of its net sales of Vantas or any other Hydron histrelin implant.
      We are obligated to use commercially reasonable efforts to complete all necessary pre-clinical and clinical trials that are required by the Therapeutic Products Directorate of Health Canada, Canada’s federal regulatory authority for pharmaceutical drugs, for use of Vantas in the treatment of prostate cancer in Canada. However, we are not required to undertake any pre-clinical or clinical trials beyond those activities conducted in the U.S. and Canada. If the Therapeutic Products Directorate of Health Canada requires pre-clinical or clinical activities beyond those activities currently being undertaken by us at our own expense to obtain approval to sell Vantas, we will pay the first $250,000 of such pre-clinical and/or clinical activities and Paladin Labs shall pay all amounts above $250,000.
      Under the terms of the agreement, we and Paladin have agreed not to develop, market, distribute or sell in Canada or its territories any products that contain the same active ingredient as that which is contained in Vantas, or any products similar to or competitive with Vantas or any other Hydron histrelin implant approved in Canada during the term of the agreement and for a period of three years following the expiration or termination of the agreement; provided that we are permitted to make, market, distribute and sell Vantas in the designated territory for all indications following the expiration or termination of the agreement.

Key Oncologics (Pty) Ltd.
      In September 2003, we entered into a license and distribution agreement with Key Oncologics, under which we appointed Key Oncologics as the exclusive agent to apply for regulatory approval for and distribute Vantas in South Africa and its territories for use in the treatment of prostate cancer. The initial term of the agreement is for five years after the date on which regulatory approval for Vantas for the treatment of prostate cancer is obtained in South Africa, subject to automatic one year renewal periods unless terminated earlier. Key Oncologics is obligated to use commercially reasonable efforts to apply for and maintain regulatory approval in South Africa for Vantas for use in the treatment of prostate cancer. Key Oncologics is required to use its best efforts to market, distribute and sell Vantas in South Africa.

      We have agreed to supply Vantas, as well as containers for and components of Vantas, to Key Oncologics exclusively in South Africa. We are obligated to supply Key Oncologics with all data and information in our possession or control as is necessary for the purpose of obtaining regulatory approval of Vantas for use in the treatment of prostate cancer in South Africa. We have given Key Oncologics the exclusive right, but not the obligation, to conduct Phase IV clinical trials relating to the use of Vantas for the treatment of prostate cancer in the designated territory. If Key Oncologics does not conduct such trials within one year of our request to do so, we will have the right to conduct such Phase IV clinical trials on our own. We will receive a perpetual, fully-paid, royalty-free license to use any data developed by Key Oncologics in the Phase IV trials.
      Under the terms of the agreement, Key Oncologics has agreed not to develop, market, distribute or sell in South Africa any products that contain the same active ingredient contained in Vantas, or any products similar to or competitive with Vantas that are used to treat prostate cancer during the term of the agreement and for a period of three years following the expiration or termination of the agreement, except that Key Oncologics may market, distribute and sell a certain product under a previous third party license agreement.
      We have granted Key Oncologics an exclusive license to use our trademarks owned by us, including all trademarks and trade names approved by us, in connection with the marketing, distribution and sale of Vantas in South Africa in connection with the treatment of prostate cancer. Key Oncologics has granted us a non-exclusive license to use Key Oncologics’ trademarks on labeling of Vantas. We have the sole right and responsibility for manufacturing, assembling, packaging and labeling Vantas and we are required to supply Vantas in sufficient quantities to meet Key Oncologics’ demand forecast. We have agreed not to supply Vantas for distribution or sale in any of the designated countries for use in the treatment of prostate cancer to any other party except Key Oncologics. For a period of twelve months following the receipt of regulatory approval, Key Oncologics will pay us a flat transfer fee of $250 per unit of Vantas, plus 10% of the net sales collected by Key Oncologics. After the end of the first twelve-month period, we will have the right to adjust the price per unit once per year, subject to certain exceptions.

International Urology Network
      To supplement our own marketing and distribution efforts, we entered into two group purchasing agreements in November 2004 with the group purchasing organization, IUN. These agreements make Vantas available for purchase to IUN members with respect to facilities located in the U.S. The agreements were amended in March 2005 and expire on November 30, 2005.
      Under the agreements, physician practices and clients who are members of IUN or US Bioservices, Inc. a specialty pharmacy, are eligible to purchase Vantas from Besse Medical Supply, IUN’s wholesale distributor. In addition, US Bioservices can dispense Vantas purchased under the agreements to patients of member physicians upon request by healthcare providers, patients, or third party payors, as well as provide drug management and patient care support services.
      IUN will inform its members about the terms of the purchasing arrangements and provide them with appropriate clinical and scientific information about Vantas. If certain quarterly sales targets are achieved, IUN will provide additional educational services to its members with respect to Vantas. In addition, IUN will supply us with member information, including a list of all members and authorized specialty distributors and wholesalers of the members.

Besse Medical
      In connection with the amended IUN agreements described above, we entered into a separate letter agreement with Besse Medical in March 2005, with respect to Besse’s distribution of Vantas. Under this agreement, we have designated Besse as an authorized specialty distributor of Vantas to those purchasers eligible to buy Vantas under the IUN agreements. Besse will be responsible for services customarily provided by a wholesale distributor under the agreement, including the stocking, packing and shipment of our products, and will be paid a distribution services fee based on the purchases of Vantas through Besse under the IUN agreements. The agreement expires on November 30, 2005.

BioPro Pharmaceutical, Inc.
      In January 2005, we entered into an exclusive license and distribution agreement with BioPro. The initial term of the agreement is for ten years after the date on which the first regulatory approval allowing sales of Vantas to proceed in any country of the designated territory is issued, unless terminated earlier and automatically renews for additional periods of one year unless notice of termination is given.
      Under the agreement, BioPro will be the exclusive distributor of Vantas in the designated territory consisting of Brunei, Cambodia, China (including Hong Kong), Laos, India, Indonesia, Malaysia, the Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam. BioPro is required to use commercially reasonable efforts to apply for and maintain regulatory approval for Vantas for the treatment of prostate cancer in the designated territory. In connection with obtaining regulatory approval for Vantas, we are required to supply BioPro with all data and information in our possession or control as is necessary for that purpose. We also granted BioPro an exclusive license to use the trademarks owned by us, including all trademarks and trade names approved by us, in connection with the marketing, distribution and sale of Vantas in the designated territory. We have given BioPro the non-exclusive right, but not the obligation, to conduct Phase IV clinical trials relating to the use of Vantas for the palliative treatment of prostate cancer in each country of the designated territory.
      BioPro granted us the right to use BioPro’s trademarks on labeling of Vantas. We have the sole right and responsibility to manufacture, assemble, package and label Vantas and are required to supply Vantas in quantities sufficient to meet BioPro’s demand forecast. We have agreed not to supply Vantas for distribution or sale in any of the countries in the designated territory for use in any indication to any other party except BioPro. BioPro shall pay us a flat transfer fee of $250 per unit and a royalty of 25% of net sales of Vantas, in addition to various milestone payments. BioPro must pay us a minimum amount if it fails to achieve certain minimum net sales. In addition, BioPro is obligated to pay a royalty of 2% of net sales of Vantas directly to The Population Council or a minimum payment if certain minimum net sales are not achieved. Twelve months following the first commercial sales of Vantas in the designated territory, we will have the right, subject to certain exceptions, to adjust the price per unit once per year.
Manufacturing and Facilities
      We maintain our headquarters and manufacturing facility in Cranbury, New Jersey in one leased facility consisting of a total of 51,046 square feet. The following table sets forth more information regarding our facilities.

Address	Square Feet	Function	Lease Expiration

7 Clarke Drive Cranbury, NJ	21,274	Research and Development; Administration	2014

8 Clarke Drive Cranbury, NJ	29,772	Manufacturing	2014
      Our manufacturing facility is subject to periodic inspections by the FDA and other federal and state regulatory agencies and is subject to cGMP regulations. Our existing manufacturing facilities are capable of producing commercial quantities of our implants. In order to achieve cost-effective production, we have developed proprietary equipment and scalable commercial manufacturing methods that we use in our production line. We believe that our current manufacturing facilities, as well as the space under construction, will provide sufficient capacity to meet our current needs and support the introduction of new products over the next several years, and that suitable additional space will be available in the future on commercially reasonable terms as needed.

Competition
      The biotechnology and pharmaceutical industries are very competitive. In particular, competition for the development and marketing of urological and endocrine pharmaceutical products is intense and is expected to increase. Many of our competitors have substantially greater financial and other resources, larger research and development staffs and more experience developing products, obtaining FDA and other regulatory approval of products and manufacturing and marketing products. We compete against all pharmaceutical companies that manufacture or market LHRH agonist products. In addition, we compete against biotechnology companies, universities, government agencies, and other research institutions in the development of urological and endocrine products, technologies and processes that are, or in the future may be, the basis for competitive commercial products.
      In particular, we compete against the following LHRH agonist products for the palliative treatment of advanced prostate cancer: TAP Pharmaceutical Products’ Lupron and Sanofi-Aventis’ Eligard, both multiple injection formulations that deliver leuprolide; AstraZeneca’s Zoladex, a biodegradable rod that delivers goserelin for up to three months; and Bayer Pharmaceuticals’ Viadur, a rigid metal implant that releases leuprolide over a 12-month period. With respect to our endocrine pharmaceuticals in late-stage development for the treatment of CPP and acromegaly, our competitors currently include TAP Pharmaceutical Products’ Lupron Depot-PED and Novartis’ Sandostatin injections and Sandostatin LAR Depots and Pfizer’s Somavert. We believe that Vantas represents a more comfortable and convenient alternative to competing products because it eliminates the requirement of multiple physician visits and repeated injections, and is smaller, softer and more flexible than other implants.
Regulatory Issues

General
      The production, distribution and marketing of products employing our technology, and our research and development activities, are subject to extensive governmental regulation in the U.S. and in other countries. In the U.S., our product candidates are regulated as drugs, and are subject to the Federal Food, Drug and Cosmetic Act, the Public Health Service Act and the regulations promulgated under these statutes, as well as to other federal, state and local statutes and regulations. These laws govern the clinical and non-clinical testing, manufacture, safety, effectiveness, approval, labeling, distribution, import, export, storage, record keeping, reporting, advertising and promotion of our products. Product development and approval within this regulatory framework, if successful, will take many years and involve the expenditure of substantial resources. Violation of regulatory requirements at any stage may result in various adverse consequences, including FDA’s delay in approving or refusal to approve a product. Violations of regulatory requirements also may result in enforcement actions including withdrawal of approval, labeling restrictions, seizure of products, fines, injunctions and civil or criminal penalties.

Research, Development and Product Approval Process
      The research, development and approval process in the U.S. is intensive and rigorous, and generally takes many years. The typical process required by the FDA before a therapeutic drug may be marketed in the U.S. includes:

•	pre-clinical laboratory and animal tests and analysis;

•	submission to the FDA of an application for an investigational new drug application, which must become effective before human clinical trials may commence;

•	preliminary human clinical studies to evaluate the drug and its manner of use;

•	adequate and well-controlled human clinical trials to establish whether the drug is safe and effective for its intended uses;

•	FDA review of whether the facility in which the drug is manufactured, processed, packed or held meets standards designed to assure the product’s continued quality; and

•	submission and approval of an appropriate product application to the FDA, and approval of the application by the FDA.
      During pre-clinical testing, studies are performed with respect to the chemical and physical properties of candidate formulations. Biological testing is typically done in animal models to demonstrate the activity of the compound against the targeted disease or condition and to assess the apparent effects of the new product candidate on various organ systems, as well as its relative therapeutic effectiveness and safety. An investigational new drug application must be submitted to the FDA and become effective before studies in humans may commence.
      In the U.S., clinical trial programs in humans generally follow a three-phase process:

•	Phase I studies are typically conducted in small numbers of healthy volunteers or, on occasion, in patients afflicted with the target disease, to determine the metabolic and pharmacological action of the product candidate in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

•	Phase II studies are generally conducted in larger groups of patients having the target disease or condition in order to validate the clinical endpoint and to obtain preliminary data on both the effectiveness of the product candidate and optimal dosage. This phase also helps determine further the safety profile of the product candidate.

•	Phase III large-scale clinical trials are generally conducted in hundreds of patients having the target disease or condition to provide sufficient data for the statistical proof of effectiveness and safety of the product candidate.
      In the case of products for cancer and certain other life-threatening diseases, however, the initial Phase I testing may be done in patients with the disease rather than in healthy volunteers. Because these patients are already afflicted with the target disease or condition, it is possible that such studies will provide results traditionally obtained in Phase II studies. These studies are often referred to as “Phase I/II” studies. Even if patients are used in initial human testing in a Phase I/II study, the sponsor is still responsible for obtaining all the data usually obtained in both Phase I and Phase II studies.
      U.S. law requires that studies conducted to support approval for product marketing be “adequate and well controlled.” In general, this means that either a placebo or a product already approved for the treatment of the disease or condition under study must be used as a reference control. Studies must also be conducted in compliance with the FDA’s good clinical practice regulations.
      The clinical trial process can take up to ten years or more to complete, and the data may not be collected in compliance with good clinical practice regulations, demonstrate that the product is safe or effective, or be sufficient to support FDA approval of the product candidate. The FDA may place clinical trials on hold at any point in this process if, among other reasons, it concludes that clinical subjects are being exposed to an unacceptable health risk. Trials may also be terminated by institutional review boards, which must review and approve all research involving human subjects. Side effects or adverse events that are reported during clinical trials can delay, impede or prevent marketing authorization. Similarly, adverse events that are reported after marketing authorization can result in additional limitations being placed on a product’s use and, potentially, withdrawal of the product from the market. Any adverse event, either before or after marketing authorization, can result in liability claims against us.
      During the course of, and following the completion of clinical trials, the data are analyzed to determine whether the trials successfully demonstrated safety and effectiveness and whether a product approval application may be submitted. In the U.S., if the product is regulated as a drug, a new drug application must be submitted and approved before commercial marketing may begin. The FDA Center for Drug Evaluation and Research, known as CDER, has responsibility for the review and approval of drugs. The new drug application must include a substantial amount of data and other information concerning the safety and effectiveness of the compound from laboratory, animal and clinical testing, as well as data and information on manufacturing, product stability and proposed product labeling.

      Each domestic and foreign biopharmaceutical manufacturing establishment, including any contract manufacturers we may decide to use must be listed in the new drug application and must be registered with the FDA. The application will not be approved until the FDA conducts a manufacturing inspection, approves the applicable manufacturing process for the drug product and determines that the facility is in compliance with the FDA’s current good manufacturing practice requirements. If the manufacturing facilities and processes fail to pass the FDA inspection, we will not receive approval to market these products.
      Under the Prescription Drug User Fee Act, the FDA receives fees for reviewing a new drug application and supplements thereto, as well as annual fees for both commercial manufacturing establishments and approved products. These fees can be significant. The new drug application review fee alone can exceed $0.5 million, although certain deferrals, waivers and reductions may be available.
      Under applicable laws and FDA regulations, each new drug application submitted for FDA approval is usually reviewed for administrative completeness and reviewability within 45 to 60 days following submission of the application. If deemed complete, the FDA will “file” the new drug application, thereby triggering substantive review of the application. The FDA can refuse to file any new drug application that it deems incomplete or not properly reviewable. If the FDA refuses to file an application, the FDA will retain 25% percent of the user fee as a penalty. The FDA has established performance goals for the review of new drug applications — six months for priority applications and ten months for regular applications. However, the FDA is not legally required to complete its review within these periods and these performance goals may change over time. Moreover, the outcome of the review, even if generally favorable, typically is not an actual approval but an “action letter” that describes additional work that must be done before the application can be approved. The FDA’s review of an application may involve review and recommendations by an independent FDA advisory committee. Even if the FDA approves a product, it may limit the approved therapeutic uses for the product as described in the product labeling, require that warning statements be included in the product labeling, require that additional studies be conducted following approval as a condition of the approval or otherwise limit the scope of any approval.
      Significant legal and regulatory requirements also apply after FDA approval to market under a new drug application. These include, among other things, requirements related to adverse events and other reporting, product advertising and promotion and ongoing adherence to current good manufacturing practices, as well as the need to submit appropriate new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. The FDA also enforces the requirements of the Prescription Drug Marketing Act, which, among other things, imposes various requirements in connection with the distribution of product samples to physicians.
      Overall research, development and approval times depend on a number of factors, including the period of review at the FDA, the number of questions posed by the FDA during review, how long it takes to respond to the FDA questions, the severity of life-threatening nature of the disease in question, the available of alternative treatments, the availability of clinical investigators and eligible patients, the rate of enrollment of patients in clinical trials and the risks and benefits demonstrated in the clinical trials.

Drugs for Serious or Life-threatening Illnesses
      The Federal Food, Drug and Cosmetic Act and FDA regulations provide certain mechanisms for the accelerated “Fast Track” approval of products intended to treat serious or life-threatening illnesses which have been studied for safety and effectiveness and which demonstrate the potential to address unmet medical needs. The procedures permit early consultation and commitment from the FDA regarding the pre-clinical and clinical studies necessary to gain marketing approval. Provisions of this regulatory framework also permit, in certain cases, new drug applications to be approved on the basis of valid surrogate markers of product effectiveness, thus accelerating the normal approval process. Certain product candidates employing our Hydron Technology might qualify for this accelerated regulatory procedure. However, the FDA may not agree, and even if the FDA agrees that these products qualify for accelerated approval procedures, the FDA may deny approval of our drugs or may require that additional studies be required before approval. The FDA may also require us to perform post-approval, or Phase IV, studies as a condition of such early approval. In addition, the FDA may impose restrictions on distribution and promotion in connection with any accelerated approval and may withdraw approval if post-approval studies do not confirm the intended clinical benefit or safety of the product candidates.

Other U.S. Regulatory Requirements
      In the U.S., the research, manufacturing, distribution, sale and promotion of drugs may also be subject to regulation by various federal, state and local authorities including the Centers for Medicare and Medicaid Services (formerly the Health Care Financing Administration), the U.S. Department of Health and Human Services and state and local governments. For example, sales, marketing and scientific and educational grant programs must comply with the Medicare-Medicaid Anti-Fraud and Abuse Act, and False Claims Act and similar state laws. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection and unfair competition laws.
      Moreover, we are now, and may become, subject to additional federal state and local laws, regulations and policies relating to safe working conditions, laboratory practices, and experimental use of animals, and the use, storage, handling, transportation and disposal of human tissue, waste and hazardous substances, including radioactive and toxic materials and infectious disease agents used in conjunction with our research work.

European Union Regulatory Requirements
      Our ability to market our products outside the U.S. will be contingent upon receiving marketing authorizations from the appropriate regulatory authorities and compliance with applicable post-approval regulatory requirements. Although the specific requirements and restrictions vary from country to country, as a general matter, foreign regulatory systems include risks similar to those associated with FDA regulation, described above. Under the European Union regulatory systems, marketing authorizations may be submitted either under a centralized or decentralized procedure. Under the centralized procedure, a single application to the European Medicines Agency, known as the EMEA, leads to an approval granted by the European Commission which permits the marketing of the product throughout the European Union. We assume that the centralized procedure will apply to our products that are developed by means of a biotechnology process. The decentralized procedure provides for mutual recognition of nationally approved decisions and is used for product that do not qualify under the centralized procedure. Under the decentralized procedure, the holders of a national marketing authorization may submit further applications to the competent authorities of the remaining member states, which will then be requested to recognize the original authorization based upon an assessment report prepared by the original authorizing competent authority. The recognition process should take no longer than 90 days, but if one member state made an objection, which under the legislation can only be based on a possible risk to human health, we have the option to withdraw the application from that country or take the application to arbitration by the Committee for Proprietary Medicinal Products, known as CPMP, of the EMEA. If a referral for arbitration is made, the procedure is suspended, and in the intervening time, the only European Union country in which the product can be marketed will be the country where the original authorization has been granted, even if all the other designated countries are ready to recognize the product. The opinion of the CPMP, which is binding, could support or reject the objection or alternatively could reach a compromise position acceptable to all European Union countries concerned. Arbitration can be avoided if the application is withdrawn in the objecting country, but once the application has been referred to arbitration, it cannot be withdrawn. The arbitration procedure may take an additional year before a final decision is reached and may require the delivery of additional data.
      As with FDA approval, we may not be able to secure regulatory approvals in Europe in a timely manner, if at all. Additionally, as in the U.S., post-approval regulatory requirements, such as those regarding product manufacturers, marketing or distribution, would apply to any product that is approved in Europe, and failure to comply with such obligations could have a material adverse effect on our ability to successfully commercialize any product.

      There has recently been introduced in Europe new legislation designed to harmonize the regulation of clinical trials across the European Union, and that legislation is currently being implemented on a country-by-country basis. In addition, new proposals are under advanced consideration which, if brought into law, will effect substantial and material changes in the regulation of medicinal products in Europe. Accordingly, in seeking approval for our products in Europe we face a marked degree of chance and uncertainty both in the regulation of clinical trials and in respect of marketing authorizations.

Other Foreign Regulatory Requirements
      We and our collaborative partners are subject to widely varying foreign regulations, which may be quite different from those of the FDA, governing clinical trials, product registration and approval and pharmaceutical sales. Whether or not FDA approval has been obtained, we must obtain a separate approval for a product by the comparable regulatory authorities of foreign countries prior to the commencement of product marketing in these countries. In certain countries, regulatory authorities also establish pricing and reimbursement criteria. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. In addition, under current U.S. law, there are significant restrictions on the export of products not approved by the FDA, depending on the country involved and the status of the product in that country.
Employees
      As of February 28, 2005, we had approximately 79 full-time employees, consisting of 21 individuals in management and administration, 34 individuals in sales and marketing, 15 individuals in research and development and manufacturing and 9 individuals in quality assurance and control. From time to time, we also employ independent contractors or consultants to support our clinical and regulatory efforts. None of our employees are represented by a collective bargaining unit and we have never experienced a work stoppage. We believe that our relations with our employees are good.
Litigation
      We are not subject to any pending or, to our knowledge, threatened litigation.

MANAGEMENT
Directors and Executive Officers
      The following sets forth information for each of our directors and executive officers as of February 11, 2005.

Name	Age	Position

David S. Tierney, M.D.	41	President, Chief Executive Officer and Director
Matthew L. Rue, III	54	Vice President of Marketing and Commercial Development
Petr F. Kuzma	61	Vice President of Research and Development
Pete J. Perron	38	Vice President of Sales
James C. Gale	55	Chairman of the Board of Directors
David R. Dantzker, M.D.	61	Director
Jerome Feldman	76	Director
Hubert Huckel, M.D.	73	Director
Jeffrey M. Krauss	48	Director
Ogden R. Reid	79	Director
Howard Silverman	69	Director
John T. Spitznagel	63	Director
      David S. Tierney, M.D. is our President and Chief Executive Officer and a member of our board of directors and has been with us since August 2000 as an officer and since December 2001 as a director. Prior to joining us, Dr. Tierney was president of Biovail Technologies, a division of Biovail Corporation, a Canadian drug delivery company, from January 2000 to August 2000. Prior to Biovail, Dr. Tierney spent three years at Roberts Pharmaceutical Corporation as senior vice president of drug development from March 1997 to January 2000. Prior to joining Roberts, Dr. Tierney spent eight years at Elan Corporation, plc, a pharmaceutical company, in a variety of management positions. Dr. Tierney currently serves as a director on the boards of Able Laboratories, a pharmaceutical company, and Catalyst Pharmaceutical Partners, a pharmaceutical company. Dr. Tierney received a medical degree from the Royal College of Surgeons in Dublin, Ireland and was subsequently trained in internal medicine.
      Matthew L. Rue, III is currently our Vice President of Marketing and Commercial Development and has been with us since August 2000. Prior to joining us, Mr. Rue previously served as director of marketing, product manager, and consultant at Roberts Pharmaceuticals Corporation from 1996 to 2000. Mr. Rue’s expertise is in prescription marketing and product launches and he has launched or re-launched three prescription brands. Prior to joining Roberts, Mr. Rue served as an account supervisor at Cline, Davis & Mann, an advertising company, and was a senior product manager at Reed & Carnick, a specialty pharmaceutical firm, where he developed and launched numerous over-the-counter and prescription pharmaceuticals. Mr. Rue received a B.F.A. in English from Emerson College.
      Petr F. Kuzma is currently our Vice President of Research and Development and has been with us since 1987. Mr Kuzma has over thirty years of experience in the polymer, medical device and pharmaceutical industries. He joined GP Strategies, our former parent and a global provider of training, e-Learning solutions, management consulting, engineering and simulation services in 1975. During his tenure at GP Strategies, he held numerous research and development positions of increasing scope and responsibility with various divisions of GP Strategies. Mr. Kuzma received a M.S. in chemical engineering from Slovak University in Czechoslovakia, a B.S. in chemistry from St. Peter’s College, and a B.S. in chemical technology from the Institute of Industrial Chemistry in Czechoslovakia.
      Pete J. Perron is currently our Vice President of Sales and has been with us since April 2004. Prior to joining us, Mr. Perron was at Ortho-McNeil Pharmaceutical, Inc., a Johnson & Johnson company from July 2001 to April 2004, where he served as product director for several brands, including two with combined annual sales in excess of $500 million, and as a regional business director responsible for overseeing several district managers and more than 75 sales representatives. Prior to Ortho-McNeil, Mr. Perron was product manager at G.D. Searle/ Pharmacia from October 1999 to July 2001. Mr. Perron received a B.A. and an M.S. in business communications from the University of North Texas.
      James C. Gale is currently the Chairman of our board of directors and has served as a member of our board of directors since December 2001. Mr. Gale is a managing director of Sanders Morris Harris, Inc., a national investment management and investment banking company and affiliate of several stockholders of ours, and is the managing partner of LOF Partners, an affiliate of Sanders Morris Harris that manages several stockholders of ours and has served in this capacity since 1998. From 1992 to 1998, Mr. Gale was head of investment banking at Gruntal & Co., L.L.C., a large brokerage and investment banking company. Prior to joining Gruntal, Mr. Gale originated and managed private equity investments for the Home Insurance Co., Gruntal’s parent, from 1989 to 1992. Mr. Gale also serves on the board of directors of Relm Wireless Corporation.
      David R. Dantzker, M.D. has served as a member of our board of directors since June 2003. Dr. Dantzker has been a general partner at Wheatley Partners, L.P., a New York-based venture capital firm and one of our stockholders, since January 2001. He has served on the faculty and in leadership positions of four major research-oriented medical schools and has authored or co-authored 130 research papers and five textbooks. He is an internationally recognized expert in the area of pulmonary medicine and critical care. Prior to serving with Wheatley Partners, Dr. Dantzker served as chief executive officer of Redox Pharmaceuticals Corporation from November 2000 until October 2001. From January 2000 to May 2000, Dr. Dantzker was president of North Shore-LIJ Health System, one of the largest academic health systems in the country. Dr. Dantzker is currently chairman of the board of directors of Versamed, Inc. and Q-RNA, Inc. and a director of CNS, Visionsense, Ltd., and Surgical Sealants, Inc.
      Jerome I. Feldman has served as a member of our board of directors since January 2005. Mr. Feldman is the founder of GP Strategies Corporation, and since 1959, has served as its chief executive officer. He has also served as chairman of the board of directors of GP Strategies Corporation since 1999. Mr. Feldman was president of GP Strategies from 1959 until 2001. He has been chairman of the board of directors of Five Star Products, Inc., a wholesale distributor of home decorating, hardware and finishing products, since 1994, a director of GSE Systems, Inc., a global provider of real-time simulation and training solutions, since 1994, and chairman of the board of directors of GSE since 1997. Mr. Feldman is also chairman of the board of directors and chief executive officer of National Patent Development Corporation, the parent of one of our stockholders, MXL Industries, Inc., and a holding company with interests in optical plastics, paint and hardware distribution and pharmaceuticals. Mr. Feldman is also chairman of the New England Colleges Fund and a Trustee of Northern Westchester Hospital Center.
      Hubert E. Huckel, M.D. has served as a member of our board of directors since January 2002. From 1964 until his retirement in December 1992, Dr. Huckel served in various positions with the Hoechst Group, an agri-chemical company. At the time of his retirement, he was chairman of the board of Hoechst-Roussel Pharmaceuticals, Inc., chairman and president of Hoechst-Roussel Agri-Vet Company and a member of the executive committee of Hoechst Celanese Corporation. Dr. Huckel currently serves as a director on the boards of Titan Pharmaceuticals, Inc., Thermogenesis Corporation, a biotechnology firm, Concordia Pharmaceuticals, Inc. and Catalyst Pharmaceutical Partners.
      Jeffrey M. Krauss has served as a member of our board of directors since August 2004. Mr. Krauss has been a managing member of the Psilos Group, a New York-based venture capital firm since 2000 and one of our stockholders since August 2004. Prior to joining Psilos, Mr. Krauss spent ten years at Nazem & Company as a general partner of three venture capital funds from 1990 to 2000. Prior to joining Nazem, Mr. Krauss was an attorney at the law firm of Simpson Thacher & Bartlett LLP, where he specialized in private equity transactions. Mr. Krauss is currently a member of the Healthcare Sector Group of the New York City Investment Fund. Mr. Krauss is also a certified public accountant. Mr. Krauss currently serves as a director on the boards of Quovadx, Inc. and Tegal Corporation.

      Ogden R. Reid has served as a member of our board of directors since December 2001. Mr. Reid was formerly vice chairman of GTS Duratek, Inc. and is currently director of General Physics Corporation. From 1953 to 1959, he was president and executive editor of both the New York Herald Tribune Inc. and the New York Herald Tribune S.A. As a member of the U.S. Congress from 1961 to 1974, he served on the Foreign Affairs, Education and Labor, and Government Operations Committees. A candidate for Governor of New York in 1974, he later became Commissioner of the New York State Department of Environmental Conservation. He was also chairman of the executive committee for the Board of MGM from 1956 to 1957. Mr. Reid is currently chairman of the Council of American Ambassadors.
      Howard Silverman has served as a member of our board of directors since December 2001. Mr. Silverman is currently a director of Getty Petroleum Corporation. From 1974 to 1995, Mr. Silverman was chairman, president and chief executive officer of Gruntal and Company, a large brokerage and investment banking company. While at Gruntal, Mr. Silverman served on numerous committees for the New York Stock Exchange. Mr. Silverman formerly served as a director on the boards of Getty Petroleum, Work Wear Corp., Inc., and Carteret Savings Bank. He has also served as a trustee of Long Island University and Chemotherapy Foundation. Mr. Silverman currently serves as a charter member for the Financial Analysts Federation and The New York Society of Analysts.
      John T. Spitznagel has served as a member of our board of directors since December 2001. Mr. Spitznagel has been chairman and chief executive officer of ESP Pharmaceuticals, Inc. since 2002. Previously, from 1996 to 1999, Mr. Spitznagel served as president and chief executive officer of Roberts Pharmaceutical Corporation, a specialty pharmaceutical firm, which merged with Shire Pharmaceuticals Group plc in 1999. Prior to joining Roberts, Mr. Spitznagel was president of Reed and Carnick, a specialty pharmaceutical firm, from 1990 to 1995. Mr. Spitznagel is the chairman of the board of directors of ESP Pharmaceuticals, Inc. and a director of Saturn Pharmaceuticals, Barbeau Pharma, Inc. and IRX Theapeutics, Inc. and a trustee of Rider College.
Board Composition
      Upon closing of this offering, our board of directors will consist of eight directors, each serving a one year term expiring at the next annual meeting of stockholders. The board will observe all criteria for independence established by The Nasdaq National Market, or Nasdaq, and other governing laws and regulations. No director will be deemed to be independent unless the board affirmatively determines that the director has no material relationship with us directly, or as an officer, stockholder or partner of an organization that has a relationship with us.
Board Committees
      Upon the completion of this offering, the standing committees of our board of directors will consist of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. These committees are described below. Our board of directors may also establish various other committees to assist it in its responsibilities.
Audit Committee
      The Audit Committee is primarily concerned with the accuracy and effectiveness of the audits of our financial statements by our internal audit staff and by our independent auditors. Its duties include:

•	selecting independent auditors;

•	reviewing the scope of the audit to be conducted by them and the results of their audit;

•	approving non-audit services provided to us by the independent auditor;

•	reviewing the integrity, adequacy and effectiveness of our financial reporting process and internal controls; assessing our financial reporting practices, including the disclosures in our annual and quarterly reports and the accounting standards and principles followed; and

•	conducting other reviews relating to compliance by our employees with our policies and applicable laws.
      Currently, the Audit Committee is comprised of Messrs. Krauss and Reid and Dr. Huckel, each of whom is independent as defined under Nasdaq rules. Mr. Krauss currently serves as Chairman of the committee. The board of directors has determined that Mr. Krauss qualifies as “audit committee financial expert” as that term is defined under the rules of the Securities and Exchange Commission, or SEC.
Compensation Committee
      This Compensation Committee’s primary responsibility is to discharge our board of director’s responsibilities relating to compensation of our senior executives. Its duties include:

•	developing guidelines and reviewing the compensation and performance of our executive officers;

•	setting the compensation of the chief executive officer and evaluating his performance based on corporate goals and objectives;

•	making recommendations to the board of directors with respect to incentive compensation plans, equity-based plans and deferred compensation plans; and

•	reviewing director compensation levels and practices, and recommending, from time to time, changes in such compensation levels and practices to the board of directors.
      Currently, the Compensation Committee is comprised of Messrs. Spitznagel and Silverman and Dr. Dantzker, each of whom is independent as defined under Nasdaq rules. Mr. Silverman currently serves as Chairman of the committee.
Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee’s responsibilities include the selection of potential candidates for our board of directors and the development and annual review of our governance principles. This committee also annually reviews director compensation and benefits, and oversees the annual self-evaluations of our board of directors and its committees. It also makes recommendations to our board of directors concerning the structure and membership of the other board committees.
      The Nominating and Corporate Governance Committee is comprised of Messrs. Gale, Krauss and Feldman, each of whom is independent as defined under Nasdaq rules. Mr. Gale currently serves as Chairman of the committee.
Compensation Committee Interlocks and Insider Participation
      None of the members of our Compensation Committee were at any time an officer or employee of ours. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee. Dr. Dantzker has voting control over 428,571 shares of our series C convertible preferred stock, which was purchased by Wheatley Med Tech Partners, L.P. in 2004. Mr. Silverman invested $126,846 in SMH Valera LLC, which purchased shares of our series C convertible preferred stock in 2004. In addition, Dr. Dantzker was elected a director as a representative of Wheatley Med Tech Partners, L.P. under our second amended and restated investor rights agreement dated August 16, 2004.

Compensation of Directors
      Our directors currently do not receive, and have not received, any cash compensation for serving on our board, but are eligible to receive options and restricted shares of our common stock under the Valera Pharmaceutical Equity Incentive Plan. In 2004, Mr. Gale and Mr. Krauss received 5,000 and 90,000 options, respectively.
Executive Compensation
      The following table summarizes the compensation earned in the year ended December 31, 2004 by our Chief Executive Officer and the other three most highly paid executive officers whose total salary and bonus awards exceeded $100,000 for the year ended December 31, 2004. In this prospectus, we refer to these individuals as our “named executive officers.”
Summary Compensation Table

				Long-term
				Compensation
	Annual Compensation			Awards

			Other	Shares
Name and Principal Position	Salary	Bonus	Compensation(1)	Underlying
				Options
David S. Tierney, M.D.	$300,000	$75,000	$6,500	475,000
President and Chief Executive Officer
Matthew L. Rue, III	168,000	25,000	6,324	200,000
Vice President of Marketing and Commercial Development
Pete J. Perron(2)	119,109	30,000	—	500,000
Vice President of Sales
Petr F. Kuzma	135,000	20,000	4,801	150,000
Vice President of Research and Development

(1)	Such amounts represent matching contributions under our 401(k) plan.

(2)	Mr. Perron joined Valera in April 2004 at an annual salary of $170,000.
Option Grants
      The following table contains information concerning the grant of options to purchase shares of our common stock to each of the named executive officers during the year ended December 31, 2004. The percentage of total options granted to employees set forth below is based on an aggregate of 2,123,000 shares subject to options granted in 2004, including options granted to named executive officers.

	Option Grants in Last Fiscal Year
						Potential Realizable
		Percent of				Value at Assumed
	Number of	Total				Annual Rates of Stock
	Securities	Options		Fair Market		Price Appreciation for
	Underlying	Granted to	Exercise or	Value on		Option Term
	Options	Employees	Base Price	Date of	Expiration
Name	Granted	in 2004	($/share)(1)	Grant(2)	Date	5%(3)	10%(3)

David S. Tierney, M.D.	475,000	22%	$0.50	$0.90	9/27/2014	$	$
Matthew L. Rue, III	200,000	9%	$0.50	$0.90	9/27/2014
Pete J. Perron	500,000	24%	$0.50	$0.90	9/27/2014
Petr F. Kuzma	150,000	7%	$0.50	$0.90	9/27/2014

(1)	These options become exercisable as to 25% of the underlying shares upon the yearly anniversary of the date of grant.

(2)	There was no public trading market for our common stock during 2004. Accordingly, these prices represent the fair market value, as established by our board of directors, of our common stock on the date of grant of the options.

(3)	Potential realizable values are computed by multiplying the number of shares of common stock subject to a given option by the assumed initial public offering price of $ per share, which is the midpoint of the range set forth on the cover of this prospectus, assuming that the aggregate stock value derived from that calculation compounds at an annual 5% or 10% rate shown in the table for the entire ten-year term of the option and subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock appreciation are mandated by the rules of the SEC and do not reflect our estimate or projection of future stock price growth.
Aggregated Options Values at December 31, 2004
      The following table sets forth the number and value of securities underlying unexercised options held by the named executive officers at December 31, 2004. Because there was no public market for our common stock as of December 31, 2004, amounts described in the following table under the heading “Value of Unexercised In-the-Money Options at December 31, 2004” are determined by multiplying the number of shares issued or issuable upon exercise of the option by the difference between the assumed initial public offering price of $           per share, which is the midpoint of the range set forth on the cover and the per share option exercise price. In 2004, none of our named executive officers exercised any options.

			Value of Unexercised
	Number of		In-the-money Options at
	Unexercised Options at		December 31, 2004
	December 31, 2004		($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

David S. Tierney, M.D.	1,075,000	1,700,000
Matthew L. Rue, III	275,000	425,000
Pete J. Perron	—	500,000
Petr F. Kuzma	137,500	362,500

(1)	Based upon an assumed initial public offering price of $ per share, which is the midpoint of the range set forth on the cover of this prospectus.
Employment Agreements
      We entered into an employment agreement with David Tierney, our President and Chief Executive Officer, on September 16, 2003. In connection with the employment agreement, Dr. Tierney also entered into an employee confidentiality and non-competition agreement with us setting forth his obligations not to compete with us or disclose confidential information of ours. Pursuant to his employment agreement, Dr. Tierney is required to devote his full time, attention, skill and efforts to our business and affairs. Dr. Tierney’s current base salary, as adjusted by our board of directors in accordance with the terms of the agreement, is $300,000. In addition, Dr. Tierney is eligible to participate in any annual bonus program or benefit plans and programs adopted by our board of directors. Following July 1, 2006, unless this employment agreement is renewed, Dr. Tierney will become an “at-will” employee. The employment agreement provides that we may terminate Dr. Tierney’s employment with or without cause and that Dr. Tierney may terminate his employment with or without good reason.
      In the event of Dr. Tierney’s employment is terminated as a result of his death or permanent disability, Dr. Tierney and/or his spouse or dependents, as applicable, will receive 24 months in the case of death and 29 months in the case of permanent disability, of healthcare and dental insurance continuation at our expense.
      In the event Dr. Tierney’s employment is terminated by us other than for cause or if he resigns with good reason, Dr. Tierney will receive any earned and accrued but unpaid annual bonus and the continuation of his current base salary until the later of July 1, 2006 or the last day of the 12-month period, or 18-month period, if following a change in control, following such termination or resignation.
      For purposes of the employment agreement, “cause” means (i) the commission by the executive of an act of fraud, misappropriation or personal dishonesty relating to or involving us in any way; (ii) the executive’s arrest for, conviction of, or plea of no contest to a felony, the willful failure, neglect or refusal to perform, or gross negligence, in the performance of duties and responsibilities; (iii) the violation by the executive of our rules, regulations, policies or plans regarding the conduct of our employees, where such violation continues for 10 days following the executive’s receipt of notice from our board of directors; or (iv) the violation of any obligations under the employee confidentiality and non-competition agreement or the employment agreement, where such violation continues for 10 days following the executive’s receipt of notice from our board of directors.
      In addition, for purposes of the employment agreement, “good reason” means (i) a change by us in the executive’s position that materially reduces his duties or responsibilities (where such change continues for 10 days following our receipt of notice from the executive); (ii) a reduction by us in the executive’s base salary (other than pursuant to a company-wide reduction of base salaries for executives generally); (iii) an executive’s relocation by us to a facility or location more than 50 miles from the greater Cranbury, New Jersey area, or (iv) our failure to perform any obligations under the employment agreement (where such failure continues for 10 days following our receipt of notice from the executive).
     Valera Pharmaceuticals, Inc. Equity Incentive Plan
      In September 2002, we adopted our Equity Incentive Plan or Equity Plan, which was approved by our stockholders in May 2003. Our Equity Plan provides for the award of:

•	restricted shares of our common stock;

•	incentive stock options;

•	non-qualified stock options; or

•	any combination of the foregoing.
      Grants of restricted shares and non-qualified stock options can be made to our employees, directors, consultants, and other individuals who perform services for us. Grants of incentive stock options may only be made to our employees. The principal features of our Equity Plan are summarized below, but the summary is qualified in its entirety by reference to our Equity Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.
     Number of shares of our common stock available under our Equity Plan
      As of March 10, 2005, we have reserved a total of 11,000,000 shares of our common stock for issuance pursuant to our Equity Plan. Shares subject to forfeited, cancelled, or expired awards and shares received in satisfaction of the exercise price of an option become available for grant again under our Equity Plan. In addition, shares withheld in payment of any exercise price or in satisfaction of any withholding obligation arising in connection with an award granted under our Equity Plan become available for grant again under our Equity Plan. In connection with recapitalizations, stock splits, combinations, stock dividends, and other events affecting our common stock, the compensation committee may make adjustments or equitable substitutions it deems appropriate in its sole discretion to the maximum number, type and issuer of the securities reserved for issuance under the Equity Plan, to the maximum number, type and issuer of shares of our common stock subject to outstanding options, to the exercise price of the options and to the number, type and issuer of restricted shares.
     Administration of our Equity Plan
      Our compensation committee administers our Equity Plan under authority granted to it by our board of directors in accordance with the terms of our Equity Plan. To administer our Equity Plan, our compensation committee must consist of at least two members of our board of directors, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, or the Exchange Act and, with respect to awards that are intended to constitute performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, an “outside director” for the purposes of Section 162(m). Our compensation committee, among other things, interprets our Equity Plan, selects award recipients, determines the type of awards to be granted to such recipients and determines the number of shares subject to each award and the terms and conditions thereof. Our compensation committee may also determine if or when the exercise price of an option may be paid in the form of shares of our common stock and the extent to which shares or other amounts payable with respect to an award can be deferred by the participant. Our board of directors may amend or modify our Equity Plan at any time. In addition, our board of directors is also authorized to adopt, alter and repeal any rules relating to the administration of our Equity Plan and to rescind the authority of the compensation committee and thereafter directly administer our Equity Plan. However, subject to certain exceptions, no amendment or modification will impair the rights and obligations of a participant with respect to an award unless the participant consents to that amendment or modification.
      Our Equity Plan will continue in effect until terminated by us in accordance with its terms, although incentive stock options may not be granted more than 10 years after the adoption of our Equity Plan.
     Restricted shares under our Equity Plan
      Under the Equity Plan, we may issue restricted shares under a restricted share agreement, the terms and conditions of which will be set forth by our compensation committee at the time of the grant. Restricted shares are shares of our common stock issued to a participant that may not be sold or otherwise transferred by the participant until certain vesting conditions established by our compensation committee, in its discretion, at the time of grant (such as a specified period of continued employment or the fulfillment of specified individual or corporate performance goals) are met or until such time as set by our compensation committee. Holders of the restricted shares will not have voting rights with respect to such restricted shares until the lapse of the transfer restrictions described above. If a participant’s service with us terminates prior to the end of the transfer restrictions, all of that participant’s restricted shares which have not vested will be forfeited. Restricted shares may be sold under our Equity Plan (at its full value or at a discount) or may be granted solely in consideration for services.
      Upon or in anticipation of a change in control, our compensation committee may, in its discretion:

•	cause restrictions on all outstanding shares of restricted stock to lapse;

•	cancel restricted stock in exchange for shares of restricted stock of a successor corporation; or

•	redeem restricted shares for cash or other substitute consideration.
     Stock options under our Equity Plan
      Our Equity Plan permits the grant of incentive stock options and non-qualified stock options. The exercise price of any incentive stock options granted under our Equity Plan may not be less than 100% of the fair market value of our common stock on the date of grant. In the case of any incentive stock option granted to a participant who owns at least 10% of the total combined voting power of all classes of our capital stock, our Equity Plan provides that the exercise price must be at least 110% of the fair market value of our common stock on the date of the grant and the incentive stock option must expire on the fifth anniversary of the date of the grant. In addition, the aggregate fair market value of shares of our common stock into which incentive stock options are exercisable, for the first time by a participant, in any calendar year may not exceed $100,000. Options granted under our Equity Plan may be exercised for cash and/or in exchange for previously acquired shares of our common stock owned by the option holder having a combined value on the date of exercise equal to the option exercise price.
      Under our Equity Plan, each option will vest and be exercisable at such time and to such extent as specified in the pertinent option agreement between us and the option recipient. However, no award will be exercisable with respect to any shares of our common stock more than 10 years after the date of such award.

Unless otherwise specified by our compensation committee with respect to a particular option, all options are non-transferable, except upon death. If a participant’s service with us terminates due to death or disability, any options held by the participant may be exercised until (i) such time specified by the compensation committee, (ii) if not specified by the compensation committee, 12 months from termination of service, or (iii) if earlier than the foregoing, the expiration for the stated term of the option. If a participant’s service with us is terminated for cause, any unexercised options will be automatically forfeited, and any shares of our common stock into which options are exercisable but for which certificates have not been issued, will be automatically forfeited and any exercise price paid for such shares will be refunded. In addition, if a participant’s service with us is terminated for any other reason, any option held by the participant may be exercised until (i) such time specified by the compensation committee, (ii) if not specified by the compensation committee, 90 days from termination of service, or (ii) if earlier than the foregoing, the expiration of the stated term of the option.
      Upon our change in control, our compensation committee may:

•	cause outstanding options to become immediately and fully vested and exercisable;

•	require that the grantees surrender their outstanding options in exchange for a payment by us of an amount equal to the amount by which the fair market value of the shares of stock subject to the option exceeds the option exercise price; or

•	cancel any outstanding option in exchange for an option to purchase common stock of any successor corporation.
     401(k) plan
      We maintain a retirement plan for all employees who satisfy certain eligibility requirements, including requirements, including requirements relating to age and length of service. The retirement plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code. The retirement plan provides that each participant may contribute up to, up to a statutory limit, which for most employees is $14,000 in 2005. Under the plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee at the direction of the employee. The retirement plan also permits us to make discretionary contributions and matching contributions, subject to established limits and vesting schedule. To date, we have not made any discretionary contributions to the retirement and deferred savings plan on behalf of participating employees.

PRINCIPAL STOCKHOLDERS
      The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2004, before and after this offering, for the following individuals, entities or groups:

•	each person or entity who we know beneficially owns more than 5% of our outstanding common stock;

•	each of the named executive officers;

•	each of our directors; and

•	all directors and executive officers as a group.
      Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the shares. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of December 31, 2004 are deemed outstanding and are included in the number of shares beneficially owned and are also are shown separately in the column below entitled “Options Exercisable within 60 Days of December 31, 2004”, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.
      Applicable percentage ownership in the following table is based on 61,515,582 shares of common stock outstanding as of December 31, 2004 and           shares of common stock immediately following the completion of this offering. Unless otherwise indicated, the address for each stockholder listed in the table is c/o Valera Pharmaceuticals, Inc., 8 Clarke Drive, Cranbury, New Jersey 08512.

			Percentage of
			Shares
			Outstanding
		Options Exercisable
	Number of Shares	within 60 Days of	Before	After
Name	Beneficially Owned	December 31, 2004	Offering	Offering

Five Percent Stockholders:
Sanders Morris Harris, Inc.(1)	30,090,559	11,249	48.91%		%
MXL Industries, Inc.(2)	12,176,064	—	19.79%		%
Wheatley Partners(3)	7,101,582	—	11.54%		%
Psilos Group(4)	4,091,793	—	6.65%		%
NJTC Venture Fund(5)	3,323,123	—	5.40%		%
Directors and Named Executive Officers:
David S. Tierney, M.D.	1,075,000	1,075,000	1.72%		%
Matthew L. Rue, III	275,000	275,000	*		%
Petr F. Kuzma	137,500	137,500	*		%
Pete J. Perron	—	—	*		%
James C. Gale(6)	30,098,059	7,500	48.91%		%
David R. Dantzker, M.D.(7)	3,315,668	22,500	5.39%		%
Jerome I. Feldman(8)	12,187,314	11,250	19.81%		%
Hubert Huckel, M.D.	83,750	83,750	*		%
Jeffrey M. Krauss(9)	4,091,793	—	6.65%
Ogden R. Reid	131,714	131,714	*		%
Howard Silverman	22,500	22,500	*		%
John T. Spitznagel	83,750	83,750	*		%
All Directors and Executive Officers as a group	51,502,048	1,850,464	81.28%		%

*	Less than 1%.

(1)	Represents shares held by SMH Hydro Med, LLC, SMH Hydro Med II, LLC, SMH Valera, LLC, Corporate Opportunities Fund, L.P., by Corporate Opportunities Fund (Institutional), L.P., Life Sciences Opportunities Fund, L.P., Life Sciences Opportunities Fund (Institutional), L.P., each an affiliate of Sanders Morris Harris, Inc. The address for Sanders Morris Harris, Inc. is 3100 JP Morgan Chase Tower, 600 Travis, Suite 3100, Houston, TX 77002.

(2)	Mr. Feldman is the chairman of the board of directors and chief executive officer of National Patent Development Corporation, the parent of MXL Industries, Inc. The address for MXL Industries, Inc. is 777 Westchester Avenue, Fourth Floor, White Plains, NY 10604.

(3)	Represents shares held by Wheatley Med Tech Partners, LP, Wheatley Partners III, LP, Wheatley Associates III, LP, Wheatley Foreign Partners III, LP, each an affiliate of Wheatley Partners. The address for Wheatley Partners is 80 Cuttermill Road, Great Neck, NY 11021.

(4)	Represents shares held by Psilos Group Partners II SBIC, L.P., an affiliate of Psilos Group. The address for Psilos Group is 625 Avenue of the Americas, 4th Floor, New York, NY 10011.

(5)	Represents shares held by NJTC Venture Fund SBIC, L.P., an affiliate of NJTC Venture Fund. The address for NJTC Venture Fund is 4 Becker Farm Rd., Roseland, NJ 07068.

(6)	Includes 30,090,559 shares held by SMH described in footnote 1 above. Mr. Gale is an affiliate of SMH and manages the funds described in footnote 1 above. Mr. Gale disclaims beneficial ownership of the 30,090,559 shares held by SMH except to the extent of his pecuniary interest in the funds described in footnote 1 above.

(7)	Includes 3,293,168 shares held by Wheatley Medtech Partners, L.P. described in footnote 3 above. Dr. Dantzker is a voting member of Wheatley Medtech Partners LLC, the general partner of Wheatley Medtech Partners, L.P. Dr. Dantzker disclaims beneficial ownership of the 3,293,168 shares held by Wheatley Medtech Partners, L.P. except to the extent of his pecuniary interest in that fund.

(8)	Mr. Feldman is the chairman of the board of directors and chief executive officer of National Patent Development Corporation, the parent of MXL Industries, Inc. Mr. Feldman disclaims beneficial ownership of the 12,176,064 shares held by MXL Industries, Inc.

(9)	Represents 4,091,793 shares held by Psilos Group described in footnote 4 above. Mr. Krauss is a managing director of Psilos Group. Mr. Krauss disclaims beneficial ownership of the 4,091,793 shares held by Psilos Group, except to the extent of his pecuniary interest in the fund described in footnote 4 above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      We have entered into certain agreements or transactions with certain officers, directors and 5% stockholders. These agreements or transactions are each summarized below. The following description is only a summary of what we believe are the material provisions of the agreements.
Loan from Our President and Chief Executive Officer
      We issued a promissory note to our President and Chief Executive Officer, David S. Tierney, M.D. for the aggregate principal amount of $200,000 on June 23, 2004. The note bore interest at the UBS Margin Interest Rate charged to Dr. Tierney plus 1.0% and was due and immediately payable upon our receipt of at least $1,000,000 in other debt or subscriptions to purchase shares of our series B or series C convertible preferred stock. We satisfied our obligations under this note on November 3, 2004.
Preferred Stock Issuances
      In 2004, we sold 11,600,000 shares of our series C convertible preferred stock at a price of $1.00 per share to the following holders of more than 5% of our securities and their affiliated entities: Sanders Morris Harris, Inc. — 4,500,000; Wheatley Partners — 1,000,000; Psilos Group — 4,000,000; and NJTC Venture Fund — 1,000,000. James C. Gale, a director, has voting control over all of the shares of series C convertible preferred stock purchased by Sanders Morris Harris, Inc., David R. Dantzker, a director, has voting control over 428,571 shares of series C preferred stock, purchased by Wheatley Med Tech Partners, L.P., Howard Silverman, a director, invested $126,846, and David S. Tierney, M.D., our President and Chief Executive Officer, invested $50,000 in SMH Valera LLC, an affiliate of Sanders Morris Harris Inc.
Appointment of Directors
      Pursuant to our second amended and restated investor rights agreement dated August 16, 2004, the following persons were elected to our board of directors: James C. Gale as representative of the Corporate Opportunities Fund, L.P., David R. Dantzker, M.D. as representative of Wheatley MedTech Partners L.P., Jeffrey M. Krauss as representative of Psilos Group Managers, LLC, and Jerome Feldman as representative of MXL Industries, Inc. The rights to appoint directors under the investor rights agreement will terminate upon the effective date of the registration statement pertaining to this offering. However, Messrs. Gale, Feldman and Krauss, and Dr. Dantzker have each agreed to serve as a director for a term of one year until the next annual meeting of stockholders and until his respective successor is duly elected and qualified.
      The purchasers of our preferred stock are entitled to certain registration rights under the investor rights agreement. See “Description of Capital Stock — Registration Rights.”

DESCRIPTION OF CAPITAL STOCK
      The description below of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws that will become effective upon closing of this offering. These documents will be filed as exhibits to the registration statement of which this prospectus is a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering.
      Upon the closing of this offering, our authorized capital stock will consist of                      shares of common stock, par value $0.001 per share, and                      shares of preferred stock, par value $0.001 per share. As of December 31, 2004, there were 61,515,582 shares of common stock outstanding after giving effect to the automatic conversion of all of our outstanding preferred stock into 51,515,582 shares of common stock. As of December 31, 2004, we had approximately one record holder of our common stock and approximately 18 record holders of our convertible preferred stock. All of our outstanding shares of preferred stock will automatically convert into shares of common stock immediately prior to the closing of this offering. After the closing of this offering, we will have                      shares of common stock and no shares of preferred stock outstanding. In addition, as of December 31, 2004, 7,850,000 shares of our common stock were reserved for grants under our Equity Incentive Plan and options to purchase 6,716,550 shares of our common stock were outstanding.
Common Stock
      Holders of shares of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors. The holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefore subject to the rights of any class of stock having a preference as to dividends.
      In the event of a liquidation, dissolution or winding up of us, the holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to and may be affected by, the rights of the holders of any shares of preferred stock that we may designate and issue in the future.
Preferred Stock
      Our certificate of incorporation also authorizes the issuance of                 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Our board of directors can also increase or decrease the number of shares of any series of our preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of our common stockholders. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying or preventing our change in control and may cause the market price of our common stock to decline or impair the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock.
Registration Rights
      In August 2004, concurrently with the sale of our series C convertible preferred stock, we entered into a second amended and restated investor rights agreement with the existing holders of all of our convertible preferred stock and common stock. Under the agreement, if, at any time after the earlier of (a) six months following a qualified offering, and (b) December 31, 2005, the holders of at least 50% of the outstanding common stock issued or issuable upon conversion of the series A, series B, and series C convertible preferred stock request that we file a registration statement relating to the sale of our securities held by such holders, we will use our commercially reasonable best efforts to cause such shares to be registered, subject to certain limitations. We believe this offering will be a “qualified offering.” We are not obligated to affect more than two registrations under this demand provision. In the case of an underwritten offering, these demand registration rights are subject to customary cutbacks.
      In addition, if available for our use, the holders of at least 50% of our common stock, including shares held by MXL Industries and shares, issued or issuable upon conversion of the series A, series B, and series C convertible preferred stock may request that we file a registration statement on Form S-2 or S-3 or other similar short-form registration statement, subject to customary cutbacks in the case of an underwritten offering. S-2 and S-3 registration rights will not available if, among other things, the covered securities are proposed to be sold to the public at an aggregate offering price of less than $3,000,000 or if we have filed a registration statement pursuant to such rights within the preceding six months.
      In addition to the demand registration rights, if we register any of our securities under the Securities Act, the holders of our common stock, including shares held by MXL Industries and shares issued or issuable upon conversion of our series A, series B, and series C convertible preferred stock, may require that we include some or all of such shares in that registration, subject to customary cutbacks in the case of an underwritten offering.
      We are obligated to pay all of the expenses incurred in connection with any registration under the agreement (exclusive of underwriting discounts and commissions with respect to any selling stockholder’s shares).
      The Holders of our series A, series B, and series C convertible preferred stock and common stock have agreed to not sell or otherwise transfer or dispose of any shares (excluding shares acquired in or following our initial public offering) for such period of time as required by the underwriters, in connection with our initial public offering, not to exceed 180 days following the effective date of the registration statement.
      Our obligations to register shares of our common stock under the agreement terminate with respect to any holder when all of the shares of common stock held by such holder that were entitled to be registered under the agreement may be sold under Rule 144 of the Securities Act during any 90-day period.
Anti-takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws and Certain Provisions of the Delaware General Corporation Law
      Certain provisions of our certificate of incorporation and bylaws that will be in effect upon completion of this offering, as summarized below, and applicable provisions of the Delaware General Corporation Law (the “DGCL”) may make it more difficult for or prevent a third party from acquiring control of us or changing our board of directors and management. These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or in our management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies furnished by them and to discourage certain types of transactions that may involve an actual or threatened change in our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Election and removal of directors
      Directors are elected at the annual meetings of stockholders by a plurality of the votes entitled to vote in the election of directors and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified, or until their death, resignation or removal. Directors may be removed without cause by the vote of shares representing a      % of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors. Directors may be removed for cause by the vote a majority of the shares represented, in person or by proxy, at a meeting and entitled to vote.

No cumulative voting
      Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. The combination of ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting will make it more difficult for our other stockholders to replace our board of directors or for another party to obtain control of us by replacing our board of directors.

Size of board and vacancies
      Our certificate of incorporation provides that the number of directors on our board of directors will be fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled solely by the vote of our remaining directors in office. Any vacancies in our board of directors resulting from death, resignation or removal from office or other cause will be filled solely by the vote of our remaining directors in office.

Stockholder action by written consent
      Our certificate of incorporation provides that our stockholders may not act by written consent without a meeting.

Stockholder meetings
      Our certificate of incorporation and bylaws provide that a special meeting of our stockholders may be called only by the chairman of our board of directors, our president, secretary, any two or more directors, or upon the written request of stockholders who together own of record a majority of the outstanding stock of all classes entitled to vote, may call special meetings of our stockholders.

Requirements for advance notification of stockholder nominations and proposals
      Our bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

Undesignated preferred stock
      The authorization of our undesignated preferred stock makes it possible for our board of directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

Section 203 of the General Corporation Law of the State of Delaware
      Our certificate of incorporation provides that we are not governed by Section 203 of the DGCL. This provision would generally prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.
Transfer Agent and Registrar
      Our transfer agent and Registrar is                     . Their address is                     and their telephone number is                     .
The Nasdaq National Market
      We have applied to have our common stock approved for quotation on The Nasdaq National Market under the symbol “VLRX.”

SHARES ELIGIBLE FOR FUTURE SALE
General
      Upon completion of this offering, there will be                     shares of our common stock outstanding. Of the shares which will be outstanding after the offering:

•	all shares of common stock sold in the offering will be freely tradeable;

•	shares will be “restricted securities” held by non-affiliates; and

•	shares will be held by .
      The restricted securities described above are eligible for sale in the public market, subject to volume limitations, manner of sale provisions and other requirements of Rule 144, from time to time.
Rule 144
      In general, under Rule 144 as currently in effect, a person who has beneficially owned “restricted securities” for at least one year, including an affiliate, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	one percent of the then outstanding shares of our common stock (approximately shares immediately following the offering); or

•	the average weekly trading volume during the four calendar weeks preceding filing of notice of such sale.
      A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who owns shares that were acquired from us or an affiliate of ours for at least two years prior to the proposed sale is entitled to sell such shares pursuant to Rule 144(k) without regard to the volume limitations, manner of sale provisions or other limitations of Rule 144.
      Shares held by                     may be sold in the public market, subject to the volume, manner of sale and other limitations of Rule 144, but may not be sold in reliance upon Rule 144(k).
Lock-up Agreements
      In addition to the limits placed on the sale of shares of our common stock by operation of Rule 144 and other provisions of the Securities Act of 1933, as amended, we, our directors and executive officers and holders of      % of our common stock (assuming conversion of all of our shares of preferred stock immediately prior to the completion of this offering), have entered into lock-up agreements with the underwriters. Under these agreements, subject to exceptions, we may not issue any new shares of common stock, and those holders of stock may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce the intention to do any of the foregoing, without the prior written consent of UBC Securities LLC and Banc of America Securities LLC for a period of 180 days from the date of this prospectus. This consent may be given at any time without public notice. If we issue an earnings release or material news or a material event relating to us occurs during the 15 calendar days plus 3 business days before the last day of the lock-up period, or if prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16 days following the last day of the lock-up period, the restrictions provided in the lock-up agreements will continue to apply until 18 days after the issuance of the earnings release or the occurrence of material news or a material event. Also, during this 180-day period, we have agreed not to file any registration statement for, and each of our officers and stockholders has agreed not to make any demand for, or exercise any right of, the registration of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of UBS Securities LLC and Banc of America LLC.

Registration Rights
      Pursuant to a second amended and restated investor rights agreement with investors of our preferred stock, the holders of approximately                      shares of our common stock to be issued upon conversion of their preferred stock, will be entitled to customary demand and piggyback registration rights which will require us to register these shares under the Securities Act upon the occurrence of certain events, including the earlier of six months following a qualified offering and December 31, 2005 and the registration of any shares of our common stock, either for our own account or the account of another person. These stockholders have agreed to not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction for a period of 180 days following the effective date of the registration statement covering this offering. See “Description of Capital Stock — Registration Rights” for a more complete description of the agreement.

UNDERWRITING
      We are offering the shares of our common stock described in this prospectus through the underwriters named below. UBS Securities LLC and Banc of America Securities LLC are the representatives of the underwriters. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Number
Underwriter	of Shares

UBS Securities LLC
Banc of America Securities LLC
First Albany Capital Inc.
Fortis Securities LLC

Total
      The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.
      Our common stock is offered subject to a number of conditions, including:

•	receipt and acceptance of our common stock by the underwriters; and

•	the underwriters’ right to reject orders in whole or in part.
      We have been advised by the representatives that the underwriters intend to make a market in our common stock but that they are not obligated to do so and may discontinue making a market at any time without notice.
      In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.
      Sales of shares made outside of the U.S. may be made by affiliates of the underwriters.
Over-allotment Option
      We have granted the underwriters an option to buy up to                      additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.
Commissions and Discounts
      Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $           per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $           per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms. The underwriters have informed us that they do not expect discretionary sales to exceed      % of the shares of common stock to be offered.

      The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional shares.

	No	Full
	Exercise	Exercise

Per share	$	$
Total	$	$
      We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $                    .
No Sales of Similar Securities
      We, our executive officers and directors and our existing stockholders holding an aggregate of over      % of our shares outstanding (including securities convertible into or exchangeable or exercisable for our common stock) have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of UBS Securities LLC and Banc of America Securities LLC, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable or exercisable for our common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus. If we issue an earnings release or material news or a material event relating to us occurs during the 15 calendar days plus 3 business days before the last day of the lock-up period, or if prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16 days following the last day of the lock-up period, the restrictions provided in the lock-up agreements will continue to apply until 18 days after the issuance of the earnings release or the occurrence of material news or a material event. At any time and without public notice, UBS Securities LLC and Banc of America Securities LLC may in their sole discretion release all or some of the securities from these lock-up agreements.
Indemnification
      We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.
Nasdaq National Market Quotation
      We have applied to have our common stock approved for quotation on The Nasdaq National Market under the symbol “VLRX.”
Price Stabilization, Short Positions
      In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids; and

•	syndicate covering transactions.
      Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.
      The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.
      Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.
      The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.
      As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on The Nasdaq National Market, in the over-the-counter market or otherwise.
Determination of Offering Price
      Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation by us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our history and prospects, and the history of and prospects for the industry in which we compete;

•	our past and present financial performance and an assessment of our management;

•	our prospects for future earnings and the present state of our development;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.
Directed Share Program
      At our request, certain of the underwriters have reserved up to      % of the common stock being offered by this prospectus for sale at the initial public offering price to our directors, officers, employees and other individuals associated with us and members of their families. The sales will be made by UBS Financial Services Inc., a selected dealer affiliated with UBS Securities LLC, through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. Certain employees and other persons purchasing these reserved shares will be prohibited from disposing of or hedging the shares for a period of at least 180 days after the date of this prospectus.

AFFILIATIONS
      Certain of the underwriters and their affiliates may from time to time provide certain commercial banking, financial advising, investment banking and other services for us for which they will be entitled to receive a separate fee.
LEGAL MATTERS
      The validity of the securities being offered will passed upon for us by Pepper Hamilton LLP. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP.
EXPERTS
      Our financial statements at December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
AVAILABLE INFORMATION
      We have filed with the SEC a registration statement on Form S-1 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to us and our common stock and the attached rights, reference is made to the registration statement and the exhibits and schedules thereto. You may read and copy any document we file, including the registration statement and any periodic reports, proxy statements and other information, at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.
      Upon completion of the offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC.

VALERA PHARMACEUTICALS, INC.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Valera Pharmaceuticals, Inc.
      We have audited the accompanying balance sheets of Valera Pharmaceuticals, Inc. as of December 31, 2003 and 2004, and the related statements of operations, shareholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedule listed in Item 16(b) and the Index to Financial Statements of Form S-1 of this Registration Statement. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valera Pharmaceuticals, Inc. at December 31, 2003 and 2004 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
      As described in Note 2 to the financial statements, the Company has restated its 2003 financial statements to reflect a deemed dividend on its Series A preferred stock which was not previously recorded.

/s/ Ernst & Young LLP
March 10, 2005
MetroPark, New Jersey

VALERA PHARMACEUTICALS, INC.
BALANCE SHEETS

	December 31,

			Pro Forma at
			December 31,
	2003	2004	2004

	(Restated)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,241,246	$5,052,643	$5,052,643
Accounts receivable, net of allowance of $435,025 at December 31, 2004	—	4,914,576	4,914,576
Other accounts receivable	573,500	—	—
Inventories	—	1,365,018	1,365,018
Prepaid and other current assets	91,467	141,651	141,651
Restricted cash	—	100,000	100,000

Total current assets	5,906,213	11,573,888	11,573,888
Fixed assets, net	351,422	1,704,305	1,704,305
Security deposits	406,915	45,000	45,000

Total assets	$6,664,550	$13,323,193	$13,323,193

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$1,185,298	$2,041,393	$2,041,393
Accrued liabilities	101,383	1,208,298	1,208,298
Current portion of capital lease obligations	34,044	17,873	17,873

	1,320,725	3,267,564	3,267,564
Capital lease obligations	32,709	17,193	17,193
Series A 6% Cumulative Convertible Preferred Stock, $0.001 par value; 7,000,000 shares authorized, 7,000,000 shares issued and outstanding at December 31, 2003 and 2004; liquidation preference — $7,160,638 at December 31, 2004	7,743,391	13,603,856	—
Series B 10% Cumulative Convertible Preferred Stock, $0.001 par value; 24,500,000 shares authorized, 18,620,690 and 22,068,966 shares issued and outstanding at December 31, 2003 and 2004 respectively; liquidation preference — $18,362,875 at December 31, 2004	12,726,055	15,082,305	—
Series C 6% Convertible Preferred Stock, $0.001 par value; 11,600,000 shares authorized, 11,600,000 shares issued and outstanding at December 31, 2004; liquidation preference — $11,866,201 at December 31, 2004	—	11,238,834	—
Shareholders’ (deficit) equity:
Common stock, $.001 par value; 75,000,000 shares authorized, 10,000,000 shares issued and outstanding at December 31, 2003 and 2004, respectively; 61,515,582 shares issued and outstanding pro forma (unaudited)	10,000	10,000	61,516
Additional paid-in capital	5,265,267	9,953,323	49,826,802
Deferred stock-based compensation	—	(1,532,766)	(1,532,766)
Accumulated deficit	(20,433,597)	(38,317,116)	(38,317,116)

Total shareholders’ (deficit) equity	(15,158,330)	(29,886,559)	10,038,436

Total liabilities and shareholders’ (deficit) equity	$6,664,550	$13,323,193	$13,323,193

See accompanying notes.

VALERA PHARMACEUTICALS, INC.
STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2002	2003	2004

	(Restated)
Net product sales	$15,006	$7,353	$5,511,286
Licensing revenue	—	—	134,636

Total net revenue	15,006	7,353	5,645,922
Operating costs and expenses:
Cost of product sales	—	—	608,150
Research and development	4,319,709	5,229,529	6,375,819
Selling and marketing	269,633	509,514	5,025,038
General and administrative	1,324,378	1,838,101	5,897,435

Total operating expenses	5,913,720	7,577,144	17,906,442

Loss from operations	(5,898,714)	(7,569,791)	(12,260,520)
Interest income	44,358	26,609	64,719
Interest expense	(28,439)	(13,475)	(70,871)

Loss before income taxes	(5,882,795)	(7,556,657)	(12,266,672)
Benefit for income taxes	—	—	243,618

Net loss	(5,882,795)	(7,556,657)	(12,023,054)
Deemed dividend	—	(1,139,535)	(5,860,465)

Net loss attributable to common shareholders	$(5,882,795)	$(8,696,192)	$(17,883,519)

Basic and diluted net loss attributable to common shareholders per share	$(0.59)	$(0.87)	$(1.79)

Weighted average shares outstanding — basic and diluted	10,000,000	10,000,000	10,000,000

Unaudited pro forma basic and diluted net loss attributable to common shareholders per share			$(0.40)

Unaudited pro forma weighted average shares outstanding — basic and diluted			44,206,980

See accompanying notes.

VALERA PHARMACEUTICALS, INC.
STATEMENTS OF SHAREHOLDERS’ DEFICIT
For the Years Ended December 31, 2002, 2003 and 2004

	Common Stock
			Additional			Total
		Par	Paid-in	Deferred	Accumulated	Shareholders’
	Shares	Value	Capital	Compensation	Deficit	Deficit

Balance at December 31, 2001	10,000,000	$10,000	$5,262,559		$(5,854,610)	$(582,051)
Net loss					(5,882,795)	(5,882,795)

Balance at December 31, 2002	10,000,000	10,000	5,262,559		(11,737,405)	(6,464,846)
Expense related to options granted to non-employees			2,708			2,708
Deemed dividend					(1,139,535)	(1,139,535)
Net loss					(7,556,657)	(7,556,657)

Balance at December 31, 2003 (Restated)	10,000,000	10,000	5,265,267		(20,433,597)	(15,158,330)
Deferred compensation related to stock options, net of cancellations			4,636,952	$(4,636,952)		—
Amortization of deferred stock-based compensation				3,104,186		3,104,186
Expense related to options granted to non-employees			51,104			51,104
Deemed dividend					(5,860,465)	(5,860,465)
Net loss					(12,023,054)	(12,023,054)

Balance at December 31, 2004	10,000,000	$10,000	$9,953,323	$(1,532,766)	$(38,317,116)	$(29,886,559)

See accompanying notes.

VALERA PHARMACEUTICALS, INC.
STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2002	2003	2004

Operating activities
Net loss	$(5,882,795)	$(7,556,657)	$(12,023,054)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	199,522	153,254	257,495
Expense related to options granted to non-employees	—	2,708	51,104
Stock-based compensation	—	—	3,104,186
Change in assets and liabilities:
Accounts receivable	—	—	(4,914,576)
Other accounts receivable	—	(573,500)	573,500
Inventories	—	—	(1,365,018)
Restricted cash	—	—	(100,000)
Prepaid and other current assets	17,044	(45,167)	(50,184)
Security deposits	(227,599)	(154,616)	361,915
Accounts payable	116,064	201,176	856,095
Accrued liabilities	—	66,384	1,106,915

Net cash used in operating activities	(5,777,764)	(7,906,418)	(12,141,622)
Investing activities
Capital expenditures	(93,365)	(147,664)	(1,610,378)

Net cash used in investing activities	(93,365)	(147,664)	(1,610,378)
Financing activities
Payment of capital lease obligations	(109,163)	(71,304)	(31,687)
Net proceeds from issuance of convertible preferred stock	—	12,726,055	13,595,084

Net cash (used in) provided by financing activities	(109,163)	12,654,751	13,563,397

Net (decrease) increase in cash and cash equivalents	(5,980,292)	4,600,669	(188,603)
Cash and cash equivalents at beginning of period	6,620,869	640,577	5,241,246

Cash and cash equivalents at end of period	$640,577	$5,241,246	$5,052,643

Supplemental Disclosure of Non-Cash Financing Activities
Deemed dividends on preferred stock	$—	$1,139,535	$5,860,465

See accompanying notes.

VALERA PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

1.	Organization and Description of Business

Nature of Operations and Basis of Presentation
      Valera Pharmaceuticals, Inc. (“Valera” or the “Company”), is a specialty pharmaceutical company focused on the acquisition, development and commercialization of novel prescription pharmaceuticals, particularly for the treatment of urological and endocrine conditions and disorders. Valera was incorporated in the state of Delaware on May 30, 2000. On July 1, 2003, Valera changed its name from Hydro Med Sciences, Inc. Prior to May 30, 2000, the Company operated as a division of GP Strategies, and was included in their consolidated financial statements and federal tax returns. The Company is located in Cranbury, New Jersey. The Company operates in a single business segment.
      The Company has incurred operating losses in each period since inception. The Company has been able to fund its cash needs to date through initial funding from one of its investors, GP Strategies Corporation, and also through the sale of its preferred stock. The ability of the Company to manage its operating expenses to a level that can be financed by existing cash flows and its ability to obtain additional funding is therefore critical. The Company’s management intends to raise additional equity funds and also enter into collaborative agreements.
      Prior to November 2004, the Company operated as a development-stage company and did not generate any substantial revenue. In November 2004, the Company exited the development stage when it began selling its initial product Vantas.

2.	Basis of Presentation and Significant Accounting Policies

Restatement of 2003 Financial Statements
      The Company has determined that in connection with the issuance of its Series B 10% Cumulative Convertible Preferred Stock, (“Series B Preferred Stock”) certain anti-dilution provisions in its Series A 6% Cumulative Convertible Preferred Stock (“Series A Preferred Stock”) were activated. Because the shares of Series B Preferred Stock were sold at a price below the price that the shares of Series A Preferred Stock were sold, the conversion price and conversion ratio of the Series A Preferred Stock were adjusted in accordance with the original terms of that issuance when each tranche of Series B Preferred Stock was issued. These adjustments to the conversion price and the resulting conversion ratio resulted in deemed dividends being afforded to the holders of the Series A Preferred Stock. The total deemed dividend for the two tranches of Series B Preferred Stock issued in 2003 of $1,139,535 was not originally recorded in the Company’s 2003 financial statements but such statements have been restated to reflect this deemed dividend as an increase of Accumulated Deficit and an increase in the Series A Preferred Stock.

Use of estimates
      The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Unaudited pro forma information
      In January, 2005, the board of directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the initial public offering is completed under the terms presently anticipated, all of the convertible preferred stock outstanding at the time of the offering, including accrued dividends will automatically convert into 51,515,582 shares of common stock (See Note 8). Unaudited pro forma convertible preferred stock and stockholders’ equity, as adjusted for the assumed conversion of the Convertible

VALERA PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Preferred Stock, is set forth on the accompanying balance sheets and unaudited pro forma earnings per share information assuming the conversion of the Convertible Preferred Stock is set forth on the accompanying statements of operations.

Reclassifications
      Certain reclassifications of prior year amounts have been made to conform to current year presentation.

Cash and Cash Equivalents
      The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash and cash equivalents. At December 31, 2004, the Company had substantially all of its cash and cash equivalents deposited with one financial institution.

Restricted Cash
      Restricted cash collateralizes an outstanding letter of credit associated with the firm that manages some of the Company’s credit card processing. This letter of credit is to be released during 2005, and accordingly is classified as a current asset.

Property and Equipment
      Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally three to seven years.
      Leasehold improvements and capitalized leases are recorded at the fair market value at the inception of the leases and are amortized over the shorter period of their estimated useful life or the lease ranging from five to ten years.

Research and Development
      Costs incurred in connection with research and development activities are expensed as incurred. These costs consist of direct and indirect costs associated with specific projects as well as fees paid to various entities that perform research for the Company.

Inventory
      Upon regulatory approval of Vantas, the Company’s initial product, on October 12, 2004 the Company began capitalizing all costs associated with the manufacturing of Vantas. Inventory is valued at the lower of cost or market, on a first in first out (“FIFO”) basis. For all periods presented prior to October 12, 2004, the Company expensed all of its manufacturing costs as research and development.

Shipping and Handling Costs
      Shipping and handling costs incurred for inventory purchases and product shipments are included within cost of product sales in the statements of operations.

Stock-based Compensation
      As allowed by Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), the Company has elected to continue to apply the intrinsic value-based method of accounting prescribed in Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”) and, accordingly, does not recognize compensation expense

VALERA PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
for stock option grants made at an exercise price equal to or in excess of the estimated fair value of the stock at the date of grant.
      Had compensation cost for the Company’s outstanding employee stock options been determined based on the fair value at the grant dates for those options consistent with SFAS 123, the Company’s net loss and basic and diluted net loss per share, would have been changed to the following pro forma amounts:

	Year Ended December 31,

	2002	2003	2004

Net loss attributable to common shareholders — as reported	$(5,882,795)	$(8,696,192)	$(17,883,519)
Add non-cash employee compensation as reported	—	—	3,104,186
Deduct total stock-based employee compensation expense determined under fair value based method for all awards	(47,529)	(46,893)	(205,445)

SFAS 123 pro forma net loss attributable to common shareholders	$(5,930,324)	$(8,743,085)	$(14,984,778)

Basic and diluted net loss attributable to common shareholders per share, as reported	$(0.59)	$(0.87)	$(1.79)

Basic and diluted net loss attributable to common shareholders per share, SFAS 123 pro forma	$(0.59)	$(0.87)	$(1.50)

Unaudited pro forma basic and diluted net loss attributable to common shareholders per share, (Note 2) SFAS 123			$(0.34)

      SFAS 123 pro forma information regarding net loss is required by SFAS 123, and has been determined as if the Company had accounted for its stock-based employee compensation under the fair value method prescribed in SFAS 123. The fair value of the options was estimated at the date of grant using the minimum value pricing model with the following assumptions:

	Year Ended
	December 31,

	2002	2003	2004

Risk-free interest rate	2.55%	3.03%	3.50%
Dividend yield	0.00%	0.00%	0.00%
Expected lives (in years)	4.0	4.0	4.0
Weighted-average contractual life	9.8	8.3	8.8
      The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. Stock option grants are expensed over their respective vesting periods.
      The Company accounts for options issued to non-employees under SFAS No. 123 and EITF Issue 96-18, “Accounting for Equity Investments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods or Services” (“EITF 96-18”). As such, the value of such options is periodically remeasured and income or expense is recognized during their vesting terms.

Deferred Stock Compensation
      During the year ended December 31, 2004, in connection with the grant of stock options to employees and directors, the Company recorded deferred stock compensation totaling $4,636,952, representing the difference between the fair value of common stock on the date such options were granted, determined in accordance with GAAP, and the exercise price. Included in this amount is $3,730,512, net of forfeitures,

VALERA PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
representing options that were issued in 2002 and were repriced in 2003, and $906,440, net of forfeitures, of 2004 grants that were issued below fair value. These amounts are included as a reduction of stockholders’ equity and are being amortized over the vesting period of the individual options, generally four years. During the year ended December 31, 2004, the Company recorded amortization of deferred stock compensation of $3,104,186.

Income Taxes
      The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Net Loss Per Share
      The Company computes basic net loss per share in accordance with SFAS No. 128, “Earnings per Share” (“SFAS 128”). Under the provisions of SFAS 128, basic net loss per common share (“Basic EPS”) is computed by dividing net loss by the weighted-average number of shares of common stock outstanding. Diluted net loss per share of common stock (“Diluted EPS”) is computed by dividing net loss by the weighted-average number of shares of common stock and dilutive common equivalent shares then outstanding. Common stock equivalent shares consist of the incremental common shares issuable upon the conversion of preferred stock, and shares of common stock issuable upon the exercise of stock options. Diluted EPS is identical to Basic EPS since common equivalent shares are excluded from the calculation, as their effect is anti-dilutive for all periods presented.

	2002	2003	2004

Numerator:
Net loss	$(5,882,795)	$(7,556,657)	$(12,023,054)
Deemed dividend	—	(1,139,535)	(5,860,465)

Numerator for basic and diluted net loss attributable to common shareholders per share — net loss attributable for common shareholders	$(5,882,795)	$(8,696,192)	$(17,883,519)

Denominator:
Denominator for basic and dilutive net loss attributable to common shareholders per share — weighted-average shares	10,000,000	10,000,000	10,000,000

Basic and diluted net loss attributable to common shareholders per share	$(0.59)	$(0.87)	$(1.79)

Denominator for unaudited pro forma basic and diluted net loss attributable to common shareholders per share — weighted-average shares (Note 2)			44,206,980

Unaudited pro forma basic and diluted net loss attributable to common shareholders per share (Note 2)			$(0.40)

Long-lived Assets
      In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), the Company assesses the recoverability of long-lived assets by determining whether the

VALERA PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, the Company measures the amount of such impairment by comparing the fair value to the carrying value. There have been no indicators of impairment through December 31, 2004.

Concentration of Credit Risk
      The financial instrument that potentially subjects the Company to concentration of credit risk is cash. The Company places its cash with high-credit quality financial institutions. Concentrations of credit risk, with respect to this financial instrument, exist to the extent of amounts presented in the financial statements. In 2004, one customer accounted for 10.1% of our net sales and 11.6% of our outstanding receivable at December 31, 2004.

Fair Value of Financial Instruments
      The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values.

Revenue Recognition
      The Company’s revenue recognition policies are in accordance with Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”), and SFAS No. 48, “Revenue Recognition When Right of Return Exists” (“SFAS 48”), which provides guidance on revenue recognition in financial statements, and is based on the interpretations and practices developed by the Securities and Exchange Commission. SFAS 48 and SAB 104 require that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Should changes in conditions cause management to determine that these criteria are not met for certain future transactions, revenue recognition for those transactions will be delayed and the Company’s revenue could be adversely affected.

Allowance for Accounts Receivable
      The Company maintains an allowance for accounts receivable, which includes an allowance for doubtful accounts related to the estimated losses that may result from the inability of its customers to make required payments. This allowance is determined based upon historical experience and any specific customer collection issues that have been identified. The Company began selling its first product on November 8, 2004 and has not experienced significant credit losses related to an individual customer or groups of customers in any particular industry or geographic area. Also included in the allowance for accounts receivable is an allowance for sales returns, early payment discounts, and estimated credit card fees.
      Allowance for accounts receivable consists of the following:

	December 31,

	2003	2004

Allowance sales returns	—	270,613
Allowance for doubtful accounts	—	83,957
Allowance for discounts and credit card fees	—	80,455

	$—	$435,025

VALERA PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
     Preferred Stock Dividends
      The Company records deemed dividends when modifications to its preferred stock are required in accordance with EITF 98-5 and EITF 00-27. Such modifications occurred in 2003 and 2004 resulting in deemed dividends of $1,139,535 in 2003 and $5,860,465 in 2004.

Recently Issued Accounting Pronouncements
      On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). SFAS 123(R) supersedes APB 25, and amends FASB Statement No. 95 “Statement of Cash Flows”. Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.
      SFAS 123(R) must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statements have not been issued. The Company expects to adopt SFAS 123(R) on July 1, 2005.
      SFAS 123(R) permits public companies to adopt its requirements using one of two methods:

1. A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123(R) for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date.

2. A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.
      The company is currently evaluating which alternative to adopt.
      As permitted by SFAS 123, the company currently accounts for share-based payments to employees using APB 25’s intrinsic value method and as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS 123(R)’s fair value method will have a significant impact on the Company’s results of operations, although it will have no impact on the Company’s overall financial position. The impact of adoption of SFAS 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted SFAS 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS 123 as described in the disclosure of pro forma net income and earnings per share in Note 2 to the Company’s financial statements. SFAS 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. The Company cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options).

VALERA PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

3.	Inventory
      Inventories consist of the following:

	December 31,

	2003	2004

Raw Materials	$—	$707,893
Work in process	—	596,866
Finished goods	—	60,259

	$—	$1,365,018

4.	Property and Equipment
      Property and equipment consists of the following:

		December 31,

	Useful Lives	2003	2004

Laboratory equipment	5 years	$629,841	$1,389,871
Furniture and fixtures	7 years	41,976	60,286
Office equipment	5 years	23,565	41,617
Computer equipment	5 years	122,517	326,60
Computer software	3 years	51,334	159,117
Leasehold improvements	1-10 years	97,124	599,584

		966,357	2,576,735
Less accumulated depreciation and amortization		(614,935)	(872,430)

Fixed assets, net		$351,422	$1,704,305

      Depreciation and amortization expense was $199,522, $153,254 and $257,495, for the years ended December 31, 2002, 2003 and 2004, respectively. Included in fixed assets at December 31, 2003 and 2004 are approximately $385,000 of assets subject to capital lease obligations with accumulated amortization of $358,538 and $376,560 as of December 31, 2003 and 2004, respectively.

5.	Accrued Liabilities
      Accrued liabilities consist of the following:

	December 31,

	2003	2004

Accrued royalties	$—	$307,258
Accrued compensation, bonus and benefits	—	416,821
Accrued commissions	—	245,580
Accrued other	101,383	238,639

	$101,383	$1,208,298

VALERA PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

6.	Capital Lease Obligations
      The minimum future lease payments related to capital leases as of December 31, 2004 are as follows:

Year ending December 31:
2005	$22,316
2006	18,723

Total minimum lease payments	41,039
Less amount representing interest payments	5,973

Present value of minimum lease payments	35,066
Less current portion	17,873

Long-term portion	$17,193

7.	Commitments
      The Company leases its facilities and some equipment under noncancellable operating lease agreements. As of December 31, 2004, the minimum future lease payments under these leases are as follows:

Year ending December 31:
2005	$826,753
2006	844,877
2007	839,497
2008	839,497
2009	839,497
Thereafter	3,567,864
      Total rent expense was approximately $405,000, $422,000, and $663,817 for the years ended December 31, 2002, 2003 and 2004, respectively. The Company’s building lease expires March 31, 2014, and the equipment lease expires October 2006.
8.     Capitalization

Common Stock
      The Company had 10,000,000 shares of common stock outstanding at December 31, 2004 and its par value was $.001. The Company is authorized to issue 75,000,000 shares of common stock with a par value of $.001 per share. Each holder of common stock is entitled to one vote of each share of common stock held of record on all matters on which stockholders generally are entitled to vote.

Convertible Preferred Stock
      The Company is authorized to issue 43,100,000 shares of $.001 par value convertible preferred stock of which 7,000,000 shares have been designated Series A Preferred Stock, 24,500,000 shares have been designated Series B Preferred Stock and 11,600,000 shares have been designated Series C 6% Cumulative

VALERA PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Convertible Preferred Stock (“Series C Preferred Stock”). Such preferred stock is subject to the following rights and privileges:

Voting
      Preferred stockholders shall be entitled to cast the number of votes equal to the number of shares of common stock into which such shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (together referred to as the “Convertible Preferred Stock”) could then be converted and shall have full voting rights and powers equal to the voting rights and powers of the common stock on all matters submitted to the stockholders.

Dividends
      The Convertible Preferred Stock shall be entitled to receive dividends on an as-converted basis with shares of common stock when, as and if declared by the Board of Directors out of funds legally available therefore.
      In addition to the foregoing provision, each share of Series A Preferred Stock and Series C Preferred Stock shall accrue dividends at the rate of 6% of its respective Preferred Stock Stated Value, and each share of the Series B Preferred Stock shall accrue dividends at the rate of 10% of the Series B Stated Value per share (as such stated value may be adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, which shall accrue daily based on a 360-day year, payable when and as declared by the Board of Directors of the Company out of funds legally available. The Series A Preferred Stock dividends shall only accrue from the date of the first issuance of the shares of Series C Preferred Stock, August 16, 2004. No dividends have been declared by the Board of Directors through December 31, 2004.

Liquidation
      In the event of any voluntary or involuntary liquidation, sale, dissolution or winding up of the Company, subject to the rights of the series of preferred stock that may from time to time come into existence, the holders of the Convertible Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, before any payment shall be made in respect of the Common Stock, an amount per share of Convertible Preferred Stock equal to the Series A Stated Value, Series B Stated Value or the Series C Stated Value, as the case may be, plus all accrued but unpaid dividends thereon to the date fixed for distribution (the “Convertible Preferred Liquidation Amount”). If upon the liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the full Convertible Preferred Liquidation Amount, then all the assets so available for distribution to its stockholders shall be distributed ratably to the holders of the Convertible Preferred Stock in proportion to the aggregate amounts that would be payable to such holders if the assets of the Company were sufficient to pay the full amount to which they were entitled pursuant to this section and nothing more.

Conversion
      Each share of Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time after the issuance of such share, at the office of the Company or any transfer agent for such stock, into fully paid and nonassessable shares of common stock of the Company. The number of shares of common stock to which a holder of Convertible Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Convertible Preferred Conversion Rate then in effect by the number of shares of Convertible Preferred Stock, being converted. The Convertible Preferred Conversion Rate in effect at any time for conversion of any series of the Convertible Preferred shall be the quotient obtained by dividing (i) the Convertible Preferred Stated Value for such series of Convertible Preferred Stock

VALERA PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
plus an amount equal to all accrued and unpaid dividends per share of such Convertible Preferred Stock as of the conversion date (the “Dividend Amount”) by (ii) the Conversion Price for such series of Convertible Preferred Stock; provided, however that a holder of Convertible Preferred Stock may elect to receive all or a portion of the Dividend Amount in cash upon conversion of the Convertible Preferred Stock, in which event the portion of the Dividend Amount paid in cash shall not be added to the Convertible Preferred Stated Value in determining the Conversion Rate for such holder of Convertible Preferred Stock. The initial conversion price for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be $0.50, $0.725 and $1.00 respectively.
      The initial Conversion Price for each series of Convertible Preferred Stock shall be adjusted from time to time in accordance with the agreement. In accordance with the anti-dilution feature in the Series A Preferred Stock, there was a deemed dividend for the years ended December 31, 2003 and 2004 of $1,139,535 and $5,860,465, respectively. Conversion will occur automatically concurrent with a firm underwritten public offering of not less than $25,000,000, or on the date specified by vote or written consent or agreement of holders of at least 80% of the then outstanding shares of Convertible Preferred Stock voting together as a class on an as-if-converted basis.
      The following table summarizes certain information about the Convertible Preferred Stock for each series at December 31, 2004:

				Shares	Undeclared
	Authorized	Issued and	Liquidation	Reserved for	Accrued
	Shares	Outstanding	Preference	Conversion	Dividends

Series A	7,000,000	7,000,000	$7,160,638	14,321,276	$160,638
Series B	24,500,000	22,068,966	18,362,875	25,328,105	2,362,875
Series C	11,600,000	11,600,000	11,866,201	11,866,201	266,201

	43,100,000	40,668,966	$37,389,714	51,515,582	$2,789,714

9.	Stock Options
      During 2002, the Company adopted the Valera Pharmaceuticals Equity Incentive Plan which provides for the granting of nonqualified and incentive stock options, as defined by the Internal Revenue Code, to key employees of the Company at prices not less than the fair market value at the date of grant for incentive stock options granted. The option price for each share of common stock for non-qualified options is determined by the Board of Directors and may be more or less than the fair market value of a share of common stock.
      In March 2005, the number of options that could be granted to employees to purchase under the Company Equity Incentive Plan was amended to a maximum of 11,000,000 shares of common stock. In addition, the exercise price of all options issued prior to 2003 was amended in October 2003 to $0.50, the fair market value at that time. In accordance with FASB Interpretation (“FIN”) No. 44, the repriced options will be accounted for as variable from the date of the modification to the date the options are exercised, forfeited, or expire. In connection with these options, the Company recorded $3,730,512, net of forfeitures, in deferred stock-based compensation in 2004. Non-cash compensation expense related to these repriced options was $3,031,119 in 2004.

VALERA PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The following table summarizes option activity for the Company’s common stock for the years ended December 31, 2002, 2003, and 2004:

	Common	Weighted-
	Stock	Average
	Options	Exercise Price

Plan adopted September 23, 2002
Granted	1,720,500	$1.00
Exercised	—
Forfeited	—

Outstanding at December 31, 2002	1,720,500
Granted	2,935,650	$0.50
Exercised	—
Forfeited	(23,000)	$0.50

Outstanding at December 31, 2003	4,633,150
Granted	2,123,000	$0.50
Exercised	—
Forfeited	(39,600)	$0.50

Outstanding at December 31, 2004	6,716,550

      The following table summarizes information about vested stock options outstanding:

	December 31,

	2002	2003	2004

Vested Stock Options	430,125	860,250	2,004,888
Weighted average exercise price	$1.00	$0.50	$0.50
      The following table summarizes information about stock options outstanding at December 31, 2004:

	Options		Weighted-	Weighted-
Range of	Outstanding		Average	Average
Exercise	and	Options	Remaining	Exercise
Prices	Exercisable	Vested	Contractual Life	Price

$0.50	6,716,550	2,004,888	9	$0.50
      The weighted average fair value of options granted as of December 31, 2004 was $0.64.
      In connection with the granting of employee stock options in 2004, the Company recorded deferred compensation of $906,440, net of forfeitures. Deferred compensation is being amortized over the vesting period of the options resulting in non-cash stock-based compensation expense of $73,067 for the year ended December 31, 2004. There was no deferred compensation recorded in prior years.
      For the years ended December 31, 2003 and 2004 the Company granted a total of 65,000 and 30,000, respectively, in stock options to certain consultants. The Company has accounted for these options in accordance with EITF 96-18 and, accordingly, recorded non-cash expense of $2,708 and $51,104 for the years ended December 31, 2003 and 2004 respectively. No options were granted to consultants in 2002. The Company will continue to remeasure the fair value of unvested stock options to these consultants.

10.	Income Taxes
      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting and the amount used for income tax purposes. The Company’s

VALERA PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
deferred tax assets relate primarily to net operating loss carryforwards, research and development tax credits, and non-cash stock-based compensation. At December 31, 2003 and 2004, a valuation allowance was recorded to fully offset the net deferred tax asset. The change in the valuation allowance for the years ended December 31, 2003, 2004 was approximately $3,213,000 and $4,913,000, respectively. Significant components of the Company’s deferred tax assets were as follows:

	December 31,

	2003	2004

Deferred tax assets:
Net operating loss carryforwards	$4,990,000	$8,050,000
Research and development credits	853,000	1,131,000
Stock-based compensation	—	1,085,000
Amortization of stock-based compensation	—	156,000
Non-employee stock compensation	1,000	22,000
Other	—	353,000

Total gross deferred tax assets	5,844,000	10,797,000
Deferred tax liabilities:
Depreciation and amortization	111,000	151,000

Total gross deferred tax liabilities	111,000	151,000
Valuation allowance for deferred tax assets	(5,733,000)	(10,646,000)

Net deferred tax assets	$—	$—

      As of December 31, 2004, the Company had federal net operating loss carryforwards of approximately $20,000,000. The net operating loss carryforwards will expire at various dates beginning in 2022, if not utilized. The Company has research and development tax credit carry forwards at December 31, 2004 of approximately $1,131,000, which will begin to expire in 2022. If an ownership change, as defined under Internal Revenue Code Section 382, occurs the use of these carry forwards may be subject to limitation.
      Benefit for income tax consists of:

	December 31,

	2002	2003	2004

Federal	$—	$—	$—
State	—	—	243,618

Total	$—	$—	$243,618

      In 2004, the New Jersey Economic Development Authority approved the Company’s application to sell New Jersey State income tax benefits under the New Jersey Technology Tax Transfer Program (the “Program”). During the fourth quarter of 2004, the Company recognized $243,618 from the sale of State of New Jersey income tax benefits. The Program requires that the Company maintain certain employment levels in New Jersey and that the proceeds from the sale of the tax benefits be spent in New Jersey.

VALERA PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      A reconciliation of the statutory tax rates and the effective tax rates for the periods ended:

	December 31,

	2002	2003	2004

Statutory rate	(34)%	(34)%	(34)%
State and local income taxes (net of federal tax benefit)	(6)	(6)	(6)
Research and development tax credits	(4)	(4)	(2)
Change in valuation allowance	44	44	40

	0%	0%	(2)%

11.	Related Party Transactions
      In June 2004, David S. Tierney, the Company’s President and CEO, loaned the Company $200,000 at prime plus 1% above the UBS Margin Interest Rate. The loan was repaid on November 3, 2004. Interest in the amount of $1,574 is included in interest expense for 2004.

12.	Pension Plan
      The Company sponsors a 401(k) plan for eligible employees. The Company’s contributions to the plan are discretionary and are 50% of the employee’s contribution, not to exceed 5% of total compensation. The total Company 401(k) contributions amounted to approximately $40,000, $49,000 and $55,358 for the years ended December 31, 2002, 2003 and 2004, respectively.

13.	Subsequent Events
      On March 8, 2005, the Company entered into an additional building lease of approximately 21,300 square feet for its office and research and development needs. The lease will be co-terminus with its existing building lease (See Note 7). From inception through June 30, 2005, the base rent will be $43,044 per month. From July 1, 2005 until June 30, 2010, the annual base rent will be $537,808. Commencing July 1, 2010, the annual base rent will be $707,999.

VALERA PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

14.	Selected Quarterly Financial Data (Unaudited)

	Quarter Ended

	March 31	June 30	September 30	December 31

2003
Total revenue	$1,484	$1,585	$—	$4,284
Loss from operations	(1,362,145)	(1,504,341)	(1,867,930)	(2,835,375)
Net loss	(1,369,119)	(1,503,083)	(1,855,843)	(2,828,612)
Net loss attributable to common shareholders	(1,369,119)	(2,549,060)	(1,855,843)	(2,922,170)
Basic and diluted net loss attributable to common shareholders per common share	$(0.14)	$(0.25)	$(0.19)	$(0.29)
2004
Total revenue	$—	—	$134,636	$5,511,286
Cost of product sales	—	—	—	608,150
Loss from operations	(2,017,870)	(3,539,880)	(3,569,788)	(3,132,982)
Benefit for income taxes	—	—	—	243,618
Net loss	(2,016,161)	(3,545,041)	(3,567,872)	(2,893,980)
Net loss attributable to common shareholders	(2,016,161)	(3,640,800)	(9,332,578)	(2,893,980)
Basic and diluted net loss attributable to common shareholders per common share	$(0.20)	$(0.36)	$(0.93)	$(0.29)
      Diluted EPS is identical to Basic EPS since common stock equivalent shares are excluded from the calculation, as their effect is anti-dilutive in all periods presented.

VALERA PHARMACEUTICALS, INC.
Valuation and Qualifying Accounts Schedule

	Balance at	Charged to	Charged
	Beginning of	Cost and	to Other		Balance at
	Period	Expenses	Accounts	Deductions	End of Period

For the year ended December 31, 2004:
Allowance for Sales Returns	$—	$270,613	$—	$—	$270,613
For the year ended December 31, 2003:
Allowance for Sales Returns	—	—	—	—	—
For the year ended December 31, 2002:
Allowance for Sales Returns	—	—	—	—	—

For the year ended December 31, 2004:
Allowance for Doubtful Accounts	—	83,957	—	—	83,957
For the year ended December 31, 2003:
Allowance for Doubtful Accounts	—	—	—	—	—
For the year ended December 31, 2002:
Allowanced for Doubtful Accounts	—	—	—	—	—

For the year ended December 31, 2004:
Allowance for Discounts and Credit Card Fees	—	91,067	—	10,612	80,455
For the year ended December 31, 2003:
Allowance for Discounts and Credit Card Fees	—	—	—	—	—
For the year ended December 31, 2002:
Allowance for Discounts and Credit Card Fees	—	—	—	—	—

For the year ended December 31, 2004:
Tax Valuation Allowance	5,733,000	4,913,000	—	—	10,646,000
For the year ended December 31, 2003:
Tax Valuation Allowance	2,521,000	3,212,000	—	—	5,733,000
For the year ended December 31, 2002:
Tax Valuation Allowance	94,000	2,427,000	—	—	2,521,000

Dealer Prospectus Delivery Obligation
      Through and including                     , 2005 (the 25th day after the date of this prospectus), all dealers that buy, sell, or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution
      The following table sets forth the costs, other than underwriting discounts and commission, payable by us in connection with the sale of common stock being registered. All expenses, except the SEC registration fee and the NASD filing fee, are estimated.

Amount
to be Paid

Securities and Exchange Commission registration fee	$8,798.08
NASD filing fee	7,975.00
Nasdaq National Market listing fee	*
Printing and engraving expenses	*
Transfer agent and registrar fees and expenses	*
Legal fees and expenses	*
Accountants’ fees and expenses	*
Blue Sky fees and expenses (including legal fees)	*
Miscellaneous expenses	*

Total	$ *

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers.
      Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (DGCL). Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorney fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
      In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above (or claim, issue, or matter therein), such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the corporation under Section 145 of the DGCL.
      Our certificate of incorporation provides that we will, to the fullest extent permitted by law, indemnify, and upon request shall advance expenses to, any person made or threatened to be made a party to an action or proceeding by reason of the fact that he or she (or his or her testators or intestate) is or was our director or officer or serves or served at any other corporation, partnership, joint venture, trust or other enterprise in a similar capacity or as an employee or agent at our request, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties, and amounts paid in settlement incurred in connection with the investigation, preparation to defend, or defense of such action, suit, proceeding, or claim. However, we are not required to indemnify or advance expenses in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.
      Our certificate of incorporation also provides that, to the fullest extent permitted by law, a director of the corporation shall not be personally liable to the corporation or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.
      Any repeal or modification of these provisions of our certificate of incorporation shall not adversely affect any right or protection of a director of the corporation for or with respect to any acts or omissions of that director occurring prior to the amendment or repeal.
      We expect to obtain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.
      Reference is also made to the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement for information concerning the underwriters’ obligation to indemnify us and our officers and directors in certain circumstances.

Item 15.	Recent Sales of Unregistered Securities.
      Set forth below is information regarding securities sold by us since January 1, 2002 which were not registered under the Securities Act.

(a) Issuances and sales of preferred stock.

(1) In May 2003, we issued and sold an aggregate of 15,172,414 shares of our series B preferred stock at a price per share of $0.725 to various accredited investors for an aggregate offering price of approximately $11,000,000.

(2) In June 2003, we issued and sold an aggregate of 1,379,310 shares of our series B preferred stock at a price per share of $0.725 to various accredited investors for an aggregate offering price of approximately $1,000,000.

(3) In December 2003, we issued and sold an aggregate of 2,068,966 shares of our series B preferred stock at a price per share of $0.725 to an accredited investor for an aggregate offering price of approximately $1,500,000.

(4) In June 2004, we issued and sold an aggregate of 3,448,276 shares of our series B preferred stock at a price per share of $0.725 to various accredited investors for an aggregate offering price of approximately $2,500,000.

(5) In August 2004, we issued and sold an aggregate of 11,600,000 shares of our series C preferred stock at a price per share of $1.00 to various accredited investors for an aggregate offering price of approximately $11,600,000.

No underwriters were involved in the foregoing sales of securities. The securities described in this paragraph (a) of Item 15 were issued to a combination of U.S. investors and one Canadian investor in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder relating to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. The purchasers of shares of our stock described above represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. The sales of these securities were made without general solicitation or advertising.

(b) Stock Option Grants.

(1) In September 2002, we issued to certain of our employees options to purchase an aggregate of 1,720,500 shares of our common stock at an exercise price of $1.00 per share. The exercise price was lowered to $0.50 per share in December 2003.

(2) In December 2003, we issued to certain of our employees options to purchase an aggregate of 2,935,650 shares of our common stock at an exercise price of $0.50 per share.

(3) In June 2004, we issued to one of our employees options to purchase an aggregate of 30,000 shares of our common stock at an exercise price of $0.50 per share.

(4) In July 2004, we issued to certain of our employees options to purchase an aggregate of 570,000 shares of our common stock at an exercise price of $0.50 per share.

(5) In August 2004, we issued to certain of our employees options to purchase an aggregate of 105,000 shares of our common stock at an exercise price of $0.50 per share.

(6) In September 2004, we issued to certain of our employees options to purchase an aggregate of 1,313,000 shares of our common stock at an exercise price of $0.50 per share.

(7) In October 2004, we issued to certain of our employees options to purchase an aggregate of 105,000 shares of our common stock at an exercise price of $0.50 per share.

(8) In January 2005, we issued to certain of our employees options to purchase an aggregate of 32,000 shares of our common stock at an exercise price of $1.00 per share.

The stock option grants described in this paragraph (b) of Item 15 were made pursuant to written compensatory plans or agreements in reliance on the exemption provided by Rule 701 promulgated under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.
      (a) Exhibits.

Exhibit
Number		Exhibit

1	.1*	Form of Underwriting Agreement
3.1		Amended and Restated Certificate of Incorporation
3	.2*	Amended and Restated Certificate of Incorporation (to be effective upon completion of the offering)
3.3		Bylaws
3	.4*	Amended and Restated Bylaws (to be effective upon completion of the offering)
4	.1*	Specimen Common Stock Certificate
4.2		Second Amended and Restated Investor Rights Agreement dated August 16, 2004
4.3		Form of Incentive Stock Award Agreement
4.4		Form of Non-Qualified Stock Option Agreement
5	.1*	Opinion of Pepper Hamilton LLP
10.1		Executive Employment Agreement between Valera Pharmaceuticals, Inc. and David S. Tierney dated September 16, 2003
10	.2*	License and Distribution Agreement between Hydro Med Sciences, Inc. and Paladin Labs, Inc. dated October 3, 2002
10	.3*	Investment Agreement between Hydro Med Sciences, Inc. and Paladin Labs, Inc. dated October 3, 2002
10	.4*	License and Distribution Agreement between Valera Pharmaceuticals, Inc. and Key Oncologics dated September 17, 2003
10.5		Termination Agreement, License Back and Option between Hydro Med Sciences, Inc. and Shire US Inc. dated December 21, 2001
10.6		Termination of Agreement dated September 12, 1990 between National Patent Development Corporation and The Population Council, Inc. dated October 1, 1997
10.7		Amendment to the Termination of the Joint Development Agreement between GP Strategies Corporation and The Population Council, Inc. dated November 29, 2001
10.8		Amendment No. 2 to Termination Agreement between Valera Pharmaceuticals, Inc. and The Population Council, Inc. dated August 31, 2004
10.9		Lease Agreement between National Patent Development Corporation and Cedar Brook Corporate Center, L.P. dated October 6, 1997
10.10		Amendment to Lease between Valera Pharmaceuticals, Inc. and Cedar Brook Corporate Center, L.P. dated January 7, 2004
10.11		Lease Agreement between Valera Pharmaceuticals, Inc. and Cedar Brook 7 Corporate Center, L.P. dated March 8, 2005
10.12		Contribution Agreement between Hydro Med Sciences, Inc. and GP Strategies Corporation dated June 30, 2000
10.13		License and Distribution Agreement between Valera Pharmaceuticals, Inc. and BioPro Pharmaceutical, Inc. dated January 28, 2005
10.14		Valera Pharmaceuticals, Inc. 2002 Equity Incentive Plan
10	.15*	Group Purchasing Agreement between Valera Pharmaceuticals, Inc. and International Physician Networks, LLC dated as of March 21, 2005
10	.16*	Group Purchasing Agreement between Valera Pharmaceuticals, Inc. and International Physician Networks, LLC (on behalf of U.S. Urology Practices) dated as of March 21, 2005
10.17		Agreement between National Patent Development Corporation and Dento-Med Industries, Inc. dated November 30, 1989
10	.18*	Fee for Services Agreement between Valera Pharmaceuticals, Inc. and Besse Medical Supply dated as of March 21, 2005
23	.1†	Consent of Ernst & Young LLP
23	.2*	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)
24.1		Power of Attorney (set forth on the signature page to this registration statement)

† Filed herewith.
* To be filed by amendment.

      (b) Financial Statement Schedules.
      Financial statements and schedule filed as a part of this registration statement are listed in the Index to Financial Statements on page F-1. All other financial statement schedules are omitted because they are not applicable or not required, or because the required information is included in the financial statements or notes thereto.

Item 17.	Undertakings
      (1) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
      (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (3) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Cranbury, State of New Jersey on March 22, 2005.

VALERA PHARMACEUTICALS, INC.

By:	/s/ David S. Tierney, M.D.*

Name: David S. Tierney, M.D.

Title:	President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, in the capacities and on the dates indicated.

	Title	Date
Signature

/s/ David S. Tierney, M.D.* David S. Tierney, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	March 22, 2005

/s/ Daniel J. Hayes Daniel J. Hayes	Director of Finance and Administration (Principal Financial Officer and Principal Accounting Officer)	March 22, 2005

/s/ James C. Gale* James C. Gale	Chairman of the Board of Directors	March 22, 2005

/s/ David Dantzker, M.D.* David Dantzker, M.D.	Director	March 22, 2005

/s/ Jerome Feldman* Jerome Feldman	Director	March 22, 2005

/s/ Hubert Huckel, M.D.* Hubert Huckel, M.D.	Director	March 22, 2005

/s/ Jeffrey Krauss* Jeffrey Krauss	Director	March 22, 2005

/s/ Ogden R. Reid* Ogden R. Reid	Director	March 22, 2005

/s/ Howard Silverman* Howard Silverman	Director	March 22, 2005

		Title	Date
Signature

/s/ John T. Spitznagel* John T. Spitznagel		Director	March 22, 2005

*By:	/s/ Daniel J. Hayes
Name: Daniel J. Hayes Attorney-in-fact

INDEX TO EXHIBITS

Exhibit
Number		Exhibit

1	.1*	Form of Underwriting Agreement
3.1		Amended and Restated Certificate of Incorporation
3	.2*	Amended and Restated Certificate of Incorporation (to be effective upon completion of the offering)
3.3		Bylaws
3	.4*	Amended and Restated Bylaws (to be effective upon completion of the offering)
4	.1*	Specimen Common Stock Certificate
4.2		Second Amended and Restated Investor Rights Agreement dated August 16, 2004
4.3		Form of Incentive Stock Award Agreement
4.4		Form of Non-Qualified Stock Option Agreement
5	.1*	Opinion of Pepper Hamilton LLP
10.1		Executive Employment Agreement between Valera Pharmaceuticals, Inc. and David S. Tierney dated September 16, 2003
10	.2*	License and Distribution Agreement between Hydro Med Sciences, Inc. and Paladin Labs, Inc. dated October 3, 2002
10	.3*	Investment Agreement between Hydro Med Sciences, Inc. and Paladin Labs, Inc. dated October 3, 2002
10	.4*	License and Distribution Agreement between Valera Pharmaceuticals, Inc. and Key Oncologics dated September 17, 2003
10.5		Termination Agreement, License Back and Option between Hydro Med Sciences, Inc. and Shire US Inc. dated December 21, 2001
10.6		Termination of Agreement dated September 12, 1990 between National Patent Development Corporation and The Population Council, Inc. dated October 1, 1997
10.7		Amendment to the Termination of the Joint Development Agreement between GP Strategies Corporation and The Population Council, Inc. dated November 29, 2001
10.8		Amendment No. 2 to Termination Agreement between Valera Pharmaceuticals, Inc. and The Population Council, Inc. dated August 31, 2004
10.9		Lease Agreement between National Patent Development Corporation and Cedar Brook Corporate Center, L.P. dated October 6, 1997
10.10		Amendment to Lease between Valera Pharmaceuticals, Inc. and Cedar Brook Corporate Center, L.P. dated January 7, 2004
10.11		Lease Agreement between Valera Pharmaceuticals, Inc. and Cedar Brook 7 Corporate Center, L.P. dated March 8, 2005
10.12		Contribution Agreement between Hydro Med Sciences, Inc. and GP Strategies Corporation dated June 30, 2000
10.13		License and Distribution Agreement between Valera Pharmaceuticals, Inc. and BioPro Pharmaceutical, Inc. dated January 28, 2005
10.14		Valera Pharmaceuticals, Inc. 2002 Equity Incentive Plan
10	.15*	Group Purchasing Agreement between Valera Pharmaceuticals, Inc. and International Physician Networks, LLC dated as of March 21, 2005
10	.16*	Group Purchasing Agreement between Valera Pharmaceuticals, Inc. and International Physician Networks, LLC (on behalf of U.S. Urology Practices) dated as of March 21, 2005
10.17		Agreement between National Patent Development Corporation and Dento-Med Industries, Inc. dated November 30, 1989
10	.18*	Fee for Services Agreement between Valera Pharmaceuticals, Inc. and Besse Medical Supply dated as of March 22, 2005
23	.1†	Consent of Ernst & Young LLP
23	.2*	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)
24.1		Power of Attorney (set forth on the signature page to this registration statement)

† Filed herewith.
* To be filed by amendment.